Execution Version

AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
DATED AS OF OCTOBER 9, 2014
AMONG
DUKE REALTY LIMITED PARTNERSHIP
AS BORROWER,
DUKE REALTY CORPORATION
AS GENERAL PARTNER AND GUARANTOR,
JPMORGAN CHASE BANK, N.A.
AS ADMINISTRATIVE AGENT AND LENDER,
J.P. MORGAN SECURITIES LLC AND
WELLS FARGO SECURITIES, LLC
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS,
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENT
AND
MORGAN STANLEY SENIOR FUNDING, INC.,
PNC BANK, NATIONAL ASSOCIATION,
REGIONS BANK,
ROYAL BANK OF CANADA,
SUNTRUST BANK,
THE BANK OF NOVA SCOTIA
AND
U.S. BANK NATIONAL ASSOCIATION,
AS DOCUMENTATION AGENTS

A/76275839.6

    Page

ARTICLE I	DEFINITIONS	1
ARTICLE II	THE CREDIT	27
2.1.	Commitments	27
2.2.	Final Principal Payments	28
2.3.	Loans	28
2.4.	Applicable Margins	28
2.5.	Facility Fee	29
2.6.	Other Fees	29
2.7.	Voluntary Reduction of Aggregate Revolving Credit Commitment Amount	29
2.8.	Minimum Amount of Each Advance	29
2.9.	Optional Principal Payments	29
2.10.	Method of Selecting Types and Interest Periods for New Advances	29
2.11.	Conversion and Continuation of Outstanding Advances	30
2.12.	Changes in Interest Rate, Etc	31
2.13.	Rates Applicable After Default	31
2.14.	Swing Line Loans	31
2.15.	Competitive Bid Loans	32
2.16.	Method of Payment	36
2.17.	Notes; Telephonic Notices	37
2.18.	Interest Payment Dates; Interest and Fee Basis	37
2.19.	Notification of Advances, Interest Rates and Prepayments	38
2.20.	Lending Installations	38
2.21.	Non‑Receipt of Funds by the Administrative Agent	38
2.22.	Usury	39
2.23.	Applications of Moneys Received	39
2.24.	Defaulting Lenders	41
2.25.	Incremental Loans	43
ARTICLE III	THE LETTER OF CREDIT SUBFACILITY	45
3.1.	Obligations to Issue	45
3.2.	Types and Amounts	45
3.3.	Conditions	46
3.4.	Procedure for Issuance of Facility Letters of Credit	47
3.5.	Administration; Reimbursement by Revolving Credit Lenders	48
3.6.	Reimbursement by Borrower	48
3.7.	Obligations Absolute	49
3.8.	Actions of Issuing Bank	49
3.9.	Indemnification	50
3.10.	Lenders’ Indemnification	50
3.11.	Participation	51
3.12.	Compensation for Facility Letters of Credit	52
3.13.	Expiration after the Termination Date	52
3.14.	Letter of Credit Collateral Account	52
3.15.	Existing Letters of Credit	54
ARTICLE IV	CHANGE IN CIRCUMSTANCES	54
4.1.	Yield Protection	54
4.2.	Changes in Capital Adequacy Regulations	55

i

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Page

4.3.	Availability of Types of Advances	56
4.4.	Funding Indemnification	56
4.5.	(a) Payment Free of Taxes	56
4.6.	Lender Statements; Survival of Indemnity	60
4.7.	Replacement of Lenders under Certain Circumstances	61
ARTICLE V	CONDITIONS PRECEDENT	61
5.1.	Effective Date	61
5.2.	Each Credit Extension	64
ARTICLE VI	REPRESENTATIONS AND WARRANTIES	65
6.1.	Existence	65
6.2.	Authorization and Validity	65
6.3.	No Conflict; Government Consent	65
6.4.	Financial Statements; Material Adverse Change	66
6.5.	Taxes	66
6.6.	Litigation and Guarantee Obligations	66
6.7.	Subsidiaries	66
6.8.	ERISA	66
6.9.	Accuracy of Information	67
6.10.	Margin Stock	67
6.11.	Material Agreements	67
6.12.	Compliance With Laws	67
6.13.	Ownership of Properties	67
6.14.	Investment Company Act	67
6.15.	[Reserved]	67
6.16.	Solvency	68
6.17.	Insurance	68
6.18.	REIT Status	68
6.19.	Environmental Matters	68
6.20.	Unencumbered Assets	69
6.21.	Plan Assets; Prohibited Transactions	71
6.22.	Anti-Corruption Laws and Sanctions	71
ARTICLE VII	COVENANTS	71
7.1.	Financial Reporting	72
7.2.	Use of Proceeds	73
7.3.	Notice of Default	74
7.4.	Conduct of Business	74
7.5.	Taxes	74
7.6.	Insurance	75
7.7.	Compliance with Laws	75
7.8.	Maintenance of Properties	75
7.9.	Inspection	75
7.10.	Maintenance of Status	75
7.11.	Dividends	75
7.12.	Merger; Sale of Assets	76
7.13.	[Reserved]	77
7.14.	[Reserved]	77

ii

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Page

7.15.	Liens	77
7.16.	Affiliates	78
7.17.	Interest Rate Hedging	78
7.18.	Subsidiary Guaranty	78
7.19.	[Reserved]	79
7.20.	Indebtedness and Cash Flow Covenants	79
7.21.	Environmental Matters	80
7.22.	[Reserved]	81
7.23.	Borrower’s Partnership Agreement	81
7.24.	Plan Assets	81
7.25.	Notice of Rating Change	81
ARTICLE VIII	DEFAULTS	81
ARTICLE IX	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	84
9.1.	Acceleration	84
9.2.	Amendments	85
9.3.	Preservation of Rights	86
ARTICLE X	GENERAL PROVISIONS	86
10.1.	Survival of Representations	86
10.2.	Governmental Regulation	86
10.3.	Headings	86
10.4.	Entire Agreement	86
10.5.	Several Obligations; Benefits of this Agreement	87
10.6.	Expenses; Indemnification	87
10.7.	Numbers of Documents	88
10.8.	Accounting	88
10.9.	Severability of Provisions	88
10.10.	Nonliability of Lenders	88
10.11.	Publicity	89
10.12.	CHOICE OF LAW	89
10.13.	CONSENT TO JURISDICTION	89
10.14.	WAIVER OF JURY TRIAL	89
10.15.	Agent Responsibilities	90
10.16.	USA PATRIOT ACT NOTIFICATION	90
10.17.	Service of Process	90
ARTICLE XI	THE ADMINISTRATIVE AGENT AND AGREEMENTS AMONG LENDERS	90
11.1.	Administrative Agent	90
11.2.	Powers	91
11.3.	General Immunity	91
11.4.	No Responsibility for Loans, Recitals, Etc	91
11.5.	Action on Instructions of Lenders	92
11.6.	Employment of Agents and Counsel	92
11.7.	Reliance on Documents; Counsel	92
11.8.	Administrative Agent’s Reimbursement and Indemnification	92
11.9.	Rights as a Lender	93
11.10.	Lender Credit Decision	93
11.11.	Successor Administrative Agent	94

iii

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Page

11.12.	Notice of Defaults	94
11.13.	Copies of Documents	95
11.14.	No Other Duties, Etc	95
ARTICLE XII	SETOFF; RATABLE PAYMENTS	95
12.1.	Setoff	95
12.2.	Ratable Payments	95
ARTICLE XIII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	95
13.2.	Participations	96
13.3.	Assignments	97
13.4.	Designation of Lender to Make Competitive Bid Loans	99
13.5.	Dissemination of Information	99
13.6.	Tax Treatment	100
13.7.	Confidentiality	100
ARTICLE XIV	NOTICES	100
14.1.	Notices; Effectiveness; Electronic Communication.	100
14.2.	Change of Address, Etc	102
ARTICLE XV	COUNTERPARTS	102
15.1.	Counterparts; Effectiveness	102
15.2.	Electronic Execution of Assignments	102
ARTICLE XVI	TRANSITIONAL ARRANGEMENTS	102
16.1.	Existing Credit Agreements Superseded	103
16.2.	Interest and Fees Under Existing Credit Agreements	103
16.3.	Existing Guaranties	103

iv

Exhibits
Exhibit A-1 - Revolving Loan Pricing Schedule
Exhibit A-2 - Term Loan Pricing Schedule
Exhibit B-1 - Form of Revolving Credit Note
Exhibit B-2 - Form of Competitive Bid Note
Exhibit B-3 - Form of Term Loan Note
Exhibit C-1 - Form of Competitive Bid Quote Request
Exhibit C-2 - Form of Invitation for Competitive Bid Quotes
Exhibit C-3 - Form of Competitive Bid Quote
Exhibit D - Form of Opinion
Exhibit E - Loan/Credit Related Money Transfer Instruction
Exhibit F - Compliance Certificate
Exhibit H - Assignment and Assumption Agreement
Exhibit I - Designation Agreement
Exhibit J - Amendment to Amended and Restated Revolving Credit and Term Loan Agreement
Exhibit K - Form of Subsidiary Guaranty
Exhibit L-1 - U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-2 - U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-3 - U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-4 - U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Schedules
Schedule SG - Subsidiary Guarantors
Schedule EG - Eligible Ground Leases
Schedule L - Commitments of Lenders
Schedule 1 - Subsidiaries and Other Investments
Schedule 2 - Indebtedness and Liens
Schedule 3 - Unencumbered Assets
Schedule 3.15 - Existing Letters of Credit
Schedule 6.19 - Environmental Matters

v
A/76275839.6

AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
This Agreement, dated as of October 9, 2014, is among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation (the “General Partner” and the “Guarantor”), J.P. Morgan Securities LLC, as Lead Left Arranger (“JPMorgan”) and Wells Fargo Securities, LLC, as Lead Right Arranger (together with JPMorgan, the “Arrangers”), JPMorgan Chase Bank, N.A. (“JPMCB”) as a Lender and not individually, but as Administrative Agent, and the several banks, financial institutions and other entities from time to time parties to this Agreement as Lenders.
RECITALS
A.    The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing industrial, medical office and office properties.
B.    The General Partner, the Borrower’s sole general partner, is listed on the New York Stock Exchange and is qualified as a real estate investment trust. The General Partner owns approximately 98.7% of the total partnership units in the Borrower and various limited partners in the Borrower own approximately 1.3% of such partnership units.
C.    The Borrower, the General Partner, the Administrative Agent, and certain of the Lenders are parties to a Seventh Amended and Restated Revolving Credit Agreement dated as of November 18, 2011 (as previously amended, the “Existing Revolving Credit Agreement”) pursuant to which the Lenders that are parties thereto agreed to make revolving loans and otherwise extend credit to the Borrower.
D.    The Borrower, the General Partner, the Administrative Agent, and certain of the Lenders are parties to a Term Loan Agreement dated as of May 14, 2013 (as previously amended, the “Existing Term Loan Agreement”) pursuant to which the Lenders that are parties thereto agreed to make term loans to the Borrower.
E.    The Borrower and the General Partner have requested that the Lenders amend and restate the Existing Revolving Credit Agreement and the Existing Term Loan Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto amend and restate in their entirety the Existing Revolving Credit Agreement and the Existing Term Loan Agreement as follows:
ARTICLE I

DEFINITIONS
As used in this Agreement:
“ABR Advance” means an Advance which bears interest at the ABR Rate.

“ABR Applicable Margin” means, as of any date, the Applicable Margin in effect on such date with respect to ABR Advances and ABR Loans.
“ABR Loan” means a Loan which bears interest at the ABR Rate.
“ABR Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.
“Absolute Interest Period” means, with respect to a Competitive Bid Loan made at an Absolute Rate, a period of one, two, three or six months as requested by the Borrower in a Competitive Bid Quote Request and confirmed by a Revolving Credit Lender in a Competitive Bid Quote but in no event extending beyond the Revolving Credit Termination Date. If an Absolute Interest Period would end on a day which is not a Business Day, such Absolute Interest Period shall end on the next succeeding Business Day.
“Absolute Rate” means a fixed rate of interest (rounded to the nearest 1/100 of 1%) for an Absolute Interest Period with respect to a Competitive Bid Loan offered by a Revolving Credit Lender and accepted by the Borrower at such rate.
“Acquisition Asset” means, as of any date of determination, any improved, income-producing Project that has been owned by the Borrower, the General Partner or their Subsidiaries for fewer than twenty-four (24) months or the Borrower’s pro rata share of any improved, income-producing real estate asset owned by an Investment Affiliate that is operated or intended to be operated as an office, medical office, industrial or retail property that has been owned by such Investment Affiliate for fewer than twenty-four (24) months, unless the Borrower has made a one-time election to treat such Project or income-producing real estate asset as a Stabilized Property (and no longer treat such Project or income-producing real estate asset as an Acquisition Asset).
“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Term Loans or New Revolving Credit Commitments, as applicable, which shall be consistent with the applicable provisions of this Agreement relating to New Term Loans or New Revolving Credit Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower, substantially in the form of Exhibit J.
“Administrative Agent” means JPMCB in its capacity as contractual representative for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans (including Swing Line Loans and Competitive Bid Loans) of a specific Class made by some or all of the Lenders of the applicable Facility to the Borrower of the same Type and, in the case of LIBOR Advances, for the same Interest Period; provided that if any such borrowing (or portion thereof) is combined or subdivided pursuant to a Conversion/Continuation Notice, the term “Advance” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Adjusted EBITDA” means EBITDA less Capital Expenditure Reserve Amount.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agent Parties” is defined in Section 14.1(b).
“Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Revolving Credit Lenders, which initially shall be $1,200,000,000, and which may be increased to an amount not exceeding $1,600,000,000 in accordance with Section 2.25.
“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Term Loan Lenders, which initially shall be $250,000,000, and which may be increased to an amount not exceeding $350,000,000 in accordance with Section 2.25.
“Agreement” means this Amended and Restated Revolving Credit and Term Loan Agreement, as it may be amended, restated, amended and restated or modified and in effect from time to time.
“Allocated Facility Amount” means, at any time, the sum of all then outstanding Advances under the Revolving Facility and the then outstanding Facility Letter of Credit Obligations.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum and (iii) the LIBOR Base Rate for a one month LIBOR Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the LIBOR Base Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Base Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Laws” is defined in Section 6.20.2.

“Applicable Margin” means the applicable margin set forth in the tables in Exhibit A-1 and Exhibit A-2 used in calculating the interest rate applicable to the various Types and Classes of Advances which shall vary from time to time in accordance with the Borrower’s long term unsecured debt ratings.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” is defined in the introductory paragraph hereto.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assets Under Development” means, as of any date of determination, any Project owned by the Borrower or any of its Subsidiaries on which the construction of a new income-producing building or buildings has been commenced and is continuing or the Borrower’s pro rata share of any real estate asset owned by an Investment Affiliate that is operated or intended to be operated as an office, medical office, industrial or retail property and on which the construction of new income-producing building or buildings has been commenced and is continuing. Any such Project or real estate asset shall be treated as an Asset Under Development until the earlier of eighteen (18) months after the date of completion of construction or the achievement of an occupancy rate of eighty-five percent (85%), unless the Borrower has made a one-time election to treat such Project or real estate asset as a Stabilized Property (and no longer treat such Project or real estate asset as an Asset Under Development).
“Authorized Officer” means any of Ann C. Dee, Mark A. Denien, Christopher L. Donovan, Neal A. Lewis, Mark J. Milnamow, Dennis D. Oklak, Michael D. Pitts or James R. Windmiller acting singly. The list of Authorized Officers may be changed by a notice to Administrative Agent from one of the Authorized Officers.
“Borrower” is defined in the introductory paragraph hereto, and shall include successors and permitted assigns.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.10.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities.
“Capital Expenditure Reserve Amount” means, for any quarter, $0.15 per square foot multiplied by the total square footage of all in-service Projects owned by the Borrower, the General

Partner and their Subsidiaries as of the last day of such quarter, as publicly reported in the consolidated quarterly or annual financial statements of the General Partner, the Borrower and their Subsidiaries included in the General Partner’s filings with the SEC on Forms 10Q or 10K, divided by four.
“Capitalization Rate” means 7.0%.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP; provided, that, notwithstanding the foregoing, any obligations relating to a lease that were accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capitalized Lease.
“Cash Equivalents” means, as of any date, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposit having maturities of not more than one year from such date and issued by any domestic commercial bank having (A) senior long-term unsecured debt rated at least A or the equivalent thereof by S&P, A or the equivalent thereof by Fitch or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $500,000,000, and (iii) commercial paper rated at least A-2 or the equivalent thereof by S&P, at least A-2 or the equivalent thereof by Fitch or P-2 or the equivalent thereof by Moody’s and in any such case maturing within three hundred and sixty (360) days from such date.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law or governmental or quasi-governmental rule, regulation or treaty, (b) any change in any law or governmental or quasi-governmental rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class” when used in reference to any Loan or Advance, refers to whether such Loan or the Loans comprising such Advance are Revolving Loans or Term Loans.
“Closing Date” means the date of this Agreement.
“Co-Agents” means the Co-Agents identified in the cover page to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, with respect to each Lender, its Revolving Credit Commitment and/or its Term Loan Commitment, as the context may require.
“Communications” is defined in Section 14.1(b).
“Competitive Bid Borrowing Notice” is defined in Section 2.15(f).
“Competitive Bid Lender” means a Revolving Credit Lender or Designated Lender which has a Competitive Bid Loan outstanding.
“Competitive Bid Loan” is a Loan made pursuant to Section 2.15 hereof.
“Competitive Bid Note” means the promissory note payable to the order of each Revolving Credit Lender in the form attached hereto as Exhibit B-2 to be used to evidence any Competitive Bid Loans which such Revolving Credit Lender elects to make (collectively, the “Competitive Bid Notes”).
“Competitive Bid Quote” means a response submitted by a Revolving Credit Lender to the Administrative Agent or the Borrower, as the case may be with respect to an Invitation for Competitive Bid Quotes in the form attached as Exhibit C-3.
“Competitive Bid Quote Request” means a written request from Borrower to Administrative Agent in the form attached as Exhibit C-1.
“Competitive LIBOR Margin” means, with respect to any Competitive Bid Loan for a LIBOR Interest Period, the percentage established in the applicable Competitive Bid Quote which is to be used to determine the interest rate applicable to such Competitive Bid Loan.
“Condemnation” is defined in Section 8.9.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Secured Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of all Indebtedness of the General Partner, the Borrower and their respective Subsidiaries outstanding at such date which is secured by a Lien on any asset of the General Partner, the Borrower or any of their respective Subsidiaries and (b) the excess, if any, of (i) the aggregate principal amount of all Unsecured Indebtedness of the Subsidiaries of the General Partner or the Borrower over (ii) $5,000,000, determined on a consolidated basis in accordance with GAAP and (c) the General Partner’s and Borrower’s pro rata share of any secured debt in Investment Affiliates.
“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the General Partner, the Borrower and their respective Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Unsecured Indebtedness” means, as of any date of determination, the sum of the aggregate principal amount of all Funded Debt of the General Partner, the Borrower and their wholly-owned Subsidiaries outstanding at such date which does not constitute Consolidated Secured Indebtedness of such Persons. Notwithstanding the foregoing, Consolidated Unsecured Indebtedness shall include any Funded Debt that is secured only by a pledge of Equity Interests.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the General Partner, the Borrower or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.11.
“Credit Extension” means the making of an Advance or the issuance of a Facility Letter of Credit.
“Debt Service” means, for any fiscal quarter, Interest Expense plus scheduled principal amortization payments (excluding balloon payments).
“Default” means a Default described in Article VIII.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Facility Letters of Credit or Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Bank (if applicable), the Swing Line Lender (if applicable) or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any other agreements with any Person in which it commits to extend credit, unless, in the case of such a statement with respect to another agreement, such Lender has affirmed in writing to the Borrower and the Administrative

Agent that it intends to comply with its obligations under this Agreement, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (e) has failed, within three (3) Business Days after request by the Borrower or the General Partner, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon the Borrower’s or the General Partner’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or parent company thereof by a Governmental Authority or agency thereof.
“Designated Lender” means any Person who has been designated by a Revolving Credit Lender to fund Competitive Bid Loans.
“Designating Lender” is defined in Section 13.4.
“Designation Agreement” means a designation agreement entered into by a Revolving Credit Lender (other than a Designated Lender) and a Designated Lender, and accepted by the Administrative Agent and Borrower, in substantially the form of Exhibit I hereto.
“Earnings From Service Operations” means the sum of “general contractor revenue” minus “general contractor costs” plus revenues from other service fee-based services, such as property management, asset management and construction management minus “service operations general expenses” plus gains (or minus losses) from “disposition of build-for-sale properties”, as each of such terms is reported on the consolidated financial statements of the General Partner, the Borrower and their Subsidiaries.
“EBITDA” means operating income before extraordinary and non-recurring items, non-cash impairment charges, losses/gains on sales of Properties that are not merchant building Properties, gains on merchant building Properties to the extent of impairment charges previously taken in connection with such merchant building Properties, equity in earnings of Investment Affiliates and minority interest in earnings, as reported by the General Partner, the Borrower and their Subsidiaries in accordance with GAAP, plus (i) Interest Expense (excluding the General Partner’s and the Borrower’s pro rata share of interest expense of Investment Affiliates), depreciation, amortization and income tax (if any) expense plus (ii) (without redundancy) the General Partner’s and the Borrower’s pro rata share of Net Operating Income from Investment Affiliates. For avoidance of doubt, “non-recurring items” include, but is not limited to, gains and losses on early retirement or extinguishment of debt; severance and other restructuring charges; and transaction costs of acquisitions that are not permitted to be capitalized. Notwithstanding the above, gains on merchant build Properties representing greater than 5% of EBITDA will be excluded from the calculation of EBITDA.
“Effective Date” means the date on which the conditions precedent in Section 5.1 have been satisfied or waived (in accordance with Section 9.2).
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Ground Lease” means a ground lease that (i) (a) provides for the fee interest to be mortgaged as additional security for any leasehold mortgage at the option of the tenant, so long as there is no superior mortgage on the fee interest, (b) contains an option for the tenant to purchase the fee interest at a nominal sum, so long as such option can be collaterally assigned to a lender and there is no superior mortgage on the fee interest or (c) contains notice rights, default cure rights, bankruptcy new lease rights and other customary provisions in the lease (or provides for similar provisions in a separate agreement) that taken as a whole would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans, and (ii) in the case of clause (i) (a) or (c) above, has a minimum remaining term of thirty (30) years, including tenant controlled renewal or extension options, as of the date of determination. The Eligible Ground Leases as of the date of this Agreement are listed on Schedule EG.
“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the General Partner, the Borrower or any Subsidiary or any of their respective assets or Projects.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Value” means, with respect to any Subsidiary of the General Partner or the Borrower, Net Operating Income of the assets of such Subsidiary for the preceding quarter multiplied by four and capitalized at the Capitalization Rate less any Indebtedness of such Subsidiary or, in the case of assets acquired by such Subsidiary after the closing of the Facility and for a period of one year after acquisition, the purchase price of such asset less any Indebtedness at such Subsidiary attributable to such asset.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 4.5(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Revolving Credit Agreement” is defined in the recitals hereto.
“Existing Term Loan Agreement” is defined in the recitals hereto.
“Facility” means the Revolving Credit Facility and/or the Term Loan Facility, as the context may require.
“Facility Fee” is defined in Section 2.5.
“Facility Fee Rate” is defined in Section 2.5.
“Facility Letter of Credit” means a Letter of Credit issued hereunder.
“Facility Letter of Credit Fee” is defined in Section 3.12(a).
“Facility Letter of Credit Exposure” means, at any time, the sum of the Facility Letter of Credit Obligations at such time. The Facility Letter of Credit Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Percentage of the total Facility Letter of Credit Exposure at such time.
“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fixed Charges” means, for any fiscal quarter, Debt Service for such quarter plus Preferred Dividends.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” means, with respect to any Person, the sum, without duplication, of (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) earn-out obligations or similar contingent consideration and (ii) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, and (d) all Capitalized Lease Obligations. For the avoidance of doubt, Funded Debt shall not include Guarantee Obligations or reimbursement obligations in respect of letters of credit.
“Funded Percentage” means, the Revolving Credit Funded Percentage or the Term Loan Funded Percentage, as the context may require.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.4.
“General Partner” is defined in the introductory paragraph hereto and shall include successors and permitted assigns.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Notwithstanding the foregoing, the term Guarantee Obligation shall only include the portion of a Guarantee by the Borrower or the General Partner of Indebtedness of an Investment Affiliate which is secured by a Lien on any assets (“Investment Affiliate Debt”) that is greater than 50% of the value of the properties securing the Investment Affiliate Debt (with value computed by capitalizing the Property Operating Income from Stabilized Properties at the Capitalization Rate, and for other properties at lower of GAAP book value or appraised value based on appraisals received by the Borrower, if any); provided that the aggregate amount so excluded as Guarantee Obligations cannot exceed 2.5% of Total Asset Value. For purposes of this definition, to the extent that the Borrower is required to include any guarantees given on tax increment financing (or any other type of public financing where a government entity contributes to the project costs) and the amount contributed by the government entity is deducted from the book value of the property in accordance with GAAP, then the Borrower shall adjust the property value to exclude the deduction if the Borrower is using GAAP book value to determine property value.
“Guarantor” is defined in the introductory paragraph hereto.

“Guaranty” means that certain Amended and Restated Guaranty of even date herewith executed by the Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.
“Impacted Interest Period” has the meaning set forth in the definition of LIBOR Base Rate.
“Increased Amount Date” is defined in Section 2.25.
“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) earn-out obligations or similar contingent consideration and (ii) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of the Borrower, Guarantee Obligations of the Borrower in respect of primary obligations of any Subsidiary), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities to the extent not otherwise included under another clause of this definition, (h) Rate Management Obligations, (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (j) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (k) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, (l) such Person’s pro rata share of debt in Investment Affiliates and (m) any loans where such Person is liable as a general partner.
“Indemnified Parties” means the Arrangers and the Administrative Agent.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise included under clause (a) immediately above, Other Taxes.
“Indemnitee” is defined in Section 10.6.
“Interest Expense” means all interest expense of the General Partner, the Borrower and their Subsidiaries determined in accordance with GAAP plus (i) the General Partner’s and the Borrower’s pro rata share of interest expense in Investment Affiliates, (ii) capitalized interest not covered by an interest reserve from a loan facility, (iii) 100% of any accrued, or paid interest incurred on any obligation for which the Borrower or the General Partner is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities, provided that (x) no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories and (y) all non-cash interest expense shall be excluded from the definition of Interest Expense.

“Interest Period” means a LIBOR Interest Period or Absolute Interest Period.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for U.S. Dollars that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for U.S. Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment Affiliate” means any Person in which the General Partner or the Borrower, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the General Partner or the Borrower on the consolidated financial statements of the General Partner or the Borrower.
“Investment Affiliate Debt” has the meaning set forth in the definition of Guarantee Obligation.
“Invitation for Competitive Bid Quotes” means a written notice to the Revolving Credit Lenders from the Administrative Agent in the form attached as Exhibit C-2 for Competitive Bid Loans made pursuant to Section 2.15.
“Issuance Date” is defined in Section 3.4(a).
“Issuance Notice” is defined in Section 3.4(c).
“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit.
“JPMorgan” is defined in the introductory paragraph hereto.
“JPMCB” is defined in the introductory paragraph hereto.
“LC Payment Date” is defined in Section 3.5.
“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Lenders” means the Revolving Credit Lenders and/or the Term Loan Lenders, as the context may require.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Letter of Credit Collateral” is defined in Section 3.14(b).
“Letter of Credit Collateral Account” is defined in Section 3.14(a).
“Letter of Credit Request” is defined in Section 3.4(a).
“LIBOR Advance” means an Advance which bears interest at a LIBOR Rate, whether a ratable Advance based on the LIBOR Applicable Margin or a Competitive Bid Loan based on a Competitive LIBOR Margin.
“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin in effect for such LIBOR Interest Period as determined in accordance with Section 2.4 hereof.
“LIBOR Base Rate” means, with respect to any LIBOR Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Base Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Interest Period” means with respect to a LIBOR Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day. In no event shall a LIBOR Interest Period extend beyond the then current Termination Date.
“LIBOR Loan” means a Loan which bears interest at a LIBOR Rate.
“LIBOR Rate” means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) the LIBOR Applicable Margin in effect on the day that such LIBOR Base Rate was determined. The LIBOR Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not a multiple of 1/100 of 1%.
“LIBO Screen Rate” has the meaning set forth in the definition of LIBOR Base Rate.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a Revolving Loan and/or a Term Loan.
“Loan Documents” means this Agreement, the Notes, the Guaranty, the Subsidiary Guaranties, and any other document from time to time evidencing or securing indebtedness or obligations incurred by the General Partner or the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
“Major Acquisition” means any transaction or series of related transactions for the purpose of the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Subsidiaries of properties or assets of a Person for a purchase price in excess of 5% of Total Asset Value.
“Managing Agent” means the managing agent(s) identified in the cover page to this Agreement.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the General Partner, the Borrower and their Subsidiaries, taken as a whole, (ii) the ability of the General Partner or the Borrower to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Indebtedness” means any Indebtedness (excluding Indebtedness, or any portion thereof, that is “non-recourse” (as defined below)) of the General Partner, the Borrower or their Wholly-Owned Subsidiaries in an outstanding principal amount of $50,000,000 or more in the aggregate. For purposes this definition, the term “non-recourse” shall mean Indebtedness for which the General Partner, the Borrower or any Wholly-Owned Subsidiary is not liable other than (i) as to its interest in a specifically identified property or asset and (ii) with respect to fraud, misappropriation, and other customary “bad act carve-outs” under the applicable agreements relating to such Indebtedness, but only so long as no such “bad act carve-out” event has occurred.
“Material Subsidiary” means a Subsidiary owning assets with a value greater than $2,000,000.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans and as provided for herein or in the Notes or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loans.
“Modify” or “Modification” is defined in Section 3.1.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA to which contributions have been, or were required to have been made by General Partner, Borrower, or any member of the Controlled Group, which is covered by Title IV of ERISA.
“Net Operating Income” means, with respect to any Investment Affiliate or Subsidiary, for any period, such entity’s operating income minus all operating expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the generation of such operating income but excluding interest expense and other debt service charges and any non‑cash charges such as depreciation or amortization of financing costs.
“New Revolving Credit Commitments” is defined in Section 2.25.
“New Revolving Lender” is defined in Section 2.25.
“New Term Loan Commitments” is defined in Section 2.25.
“New Term Loan Lender” is defined in Section 2.25.
“New Term Loans” is defined in Section 2.25.
“Note” means a Competitive Bid Note, a Revolving Credit Note and/or a Term Loan Note, as the context may require.
“Notice of Assignment” is defined in Section 13.3.2.

“Obligations” means the Advances, the Facility Letter of Credit Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.
“OFAC” means the Office of Foreign Assets Control, United States Department of Treasury.
“Other Agents” is defined in Section 10.15.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.7).
“Outstanding Credit Exposure” means the Outstanding Revolving Credit Exposure and/or the Outstanding Term Loan Exposure.
“Outstanding Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Revolving Credit Percentage of the Facility Letter of Credit Obligations at such time plus (iii) an amount equal to its Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time.
“Outstanding Term Loan Exposure” means, as to any Term Loan Lender at any time, the aggregate principal amount of its Term Loans outstanding at such time.
“Participant Register” is defined in Section 13.2.4.
“Participants” is defined in Section 13.2.1.
“Payment Date” means, with respect to the payment of interest accrued on any ABR Advance, the first Business Day of each calendar month.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Percentage” means the Revolving Credit Percentage and/or the Term Loan Funded Percentage, as the context may require.
“Permitted Liens” are defined in Section 7.15.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the General Partner, the Borrower or any member of the Controlled Group may have any liability.
“Preferred Dividends” shall mean, for any period, without duplication of such amounts as constitute intercompany debts or distributions, the sum of (a) dividends or distributions due and payable or accrued during such period on preferred stock issued by General Partner or a Subsidiary, and (b) distributions which are the functional equivalent of preferred dividends (i.e., which the issuer is required to make prior to distributions on another class or other classes of partnership interests) and which are due and payable or accrued during such period on preferred partnership interests issued by Borrower or any other Subsidiary.
“Pre-Stabilized Property” means, as of any date of determination, any income-producing Project, or the Borrower’s pro rata share of any income-producing real estate asset owned or operated by an Investment Affiliate and operated or intended to be operated as an office, medical office, industrial or retail property, in which construction has been completed for more than 18 months but which has not yet achieved an occupancy rate of eighty-five percent (85%). Any such Project or income-producing real estate asset shall be treated as a Pre-Stabilized Property until it achieves an occupancy rate of eighty-five percent (85%), unless the Borrower has made a one-time election to treat such Project or income-producing real estate asset as a Stabilized Property or income-producing real estate asset (and no longer treat such Project or income-producing real estate asset as a Pre-Stabilized Property).
“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Project” means any real estate asset owned or operated by the Borrower or any Subsidiary and operated or intended to be operated as an office, medical office, industrial or retail property.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Property Operating Income” means, with respect to any Project or other real estate asset, for any period, earnings from rental operations (computed in accordance with GAAP) attributable to such Project or other real estate asset plus depreciation, amortization and interest expense for such period, and, if such period is less than a year, adjusted by straight lining various ordinary operating expenses which are payable less frequently than once during every such period (e.g. real estate taxes and insurance).
“Purchasers” is defined in Section 13.3.1.

“Rate Management Obligations” of a Person means any and all payment obligations of such Person then due under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any Rate Management Transactions, in each case net of liabilities owed by the counterparties thereto and net of any collateral consisting of cash, cash equivalents or letters of credit held solely for such payment obligations.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.
“Register” is defined in Section 13.3.4.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Revolving Credit Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Revolving Credit Lenders, the Issuing Bank and the Agent under or in respect of the Facility Letters of Credit.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA

shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the Term Loans or the total Revolving Credit Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, after any termination of the Revolving Credit Commitments, the holders of more than 50% of the total Revolving Loans); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than 50% of the total Term Loans or the total Revolving Credit Commitments (or total Revolving Loans), as the case may be, outstanding under such Facility (excluding the Term Loans, Revolving Credit Commitments and Revolving Loans, as applicable, of all Defaulting Lenders).
“Required Lenders” means Lenders having in the aggregate greater than 50% of the aggregate amount of (x) the Aggregate Revolving Credit Commitment or, if the Aggregate Revolving Credit Commitment has been terminated, the aggregate Outstanding Revolving Credit Exposure plus (y) the outstanding Term Loans; provided, however, that no Defaulting Lender shall be permitted to vote on any matter requiring the vote of the Required Lenders and for purposes of determining the Required Lenders, the Commitments of such Lender or the unpaid principal amount of Loans evidenced by Notes held by such Lender, as applicable, shall not be counted.
“Reserve Requirement” means, with respect to a LIBOR Interest Period, the maximum aggregate reserve requirement on Eurocurrency liabilities.
“Revolving Credit Commitment” means, for each Revolving Credit Lender, (a) the obligation of such Revolving Credit Lender to make Revolving Loans to, and participate in Swing Line Loans and in Facility Letters of Credit issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth on Schedule L hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof or (b) any New Revolving Credit Commitment of such Revolving Credit Lender.
“Revolving Credit Facility” means the Revolving Credit Commitments and the Revolving Loans, including the Swing Line Loans and Competitive Bid Loans.
“Revolving Credit Funded Percentage” means, with respect to any Revolving Credit Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Revolving Credit Lender at such time (including Swing Line Loans and Competitive Bid Loans), and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Revolving Credit Lenders at such time (including Swing Line Loans and Competitive Bid Loans).
“Revolving Credit Lenders” means the lending institutions listed on the signature pages of this Agreement that hold a Revolving Credit Commitment as set forth on Schedule L, their respective successors and assigns and any other lending institutions that subsequently become parties to this

Agreement in connection with the Revolving Credit Facility and except when used in reference to an obligation of the Revolving Credit Lenders which is based on their Revolving Credit Percentage of the Aggregate Revolving Credit Commitment, each Designated Lender.
“Revolving Credit Note” means a promissory note, in substantially the form of Exhibit B-1 hereto, duly executed by the Borrower and payable to the order of a Revolving Credit Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage of the Aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment; provided that solely for the purposes of Section 2.24(c) when a Defaulting Lender with respect to the Revolving Credit Facility shall exist, “Revolving Credit Percentage” shall mean the percentage of the Aggregate Revolving Credit Commitments (disregarding any such Defaulting Lender’s Revolving Credit Commitment) represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
“Revolving Credit Termination Date” means January 15, 2019 or any earlier date on which the Aggregate Revolving Credit Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof. The Borrower may extend the originally scheduled Revolving Credit Termination Date on two (2) occasions for a period of up to six (6) months per extension provided that (x) the Borrower provides written notice of such extension at least thirty (30) days but not more than ninety (90) days prior to the then scheduled Revolving Credit Termination Date, (y) no Default exists on the date of such notice, and (z) the Borrower pays an extension fee for each extension equal to 0.075% of the Aggregate Revolving Credit Commitment by or on the then scheduled Revolving Credit Termination Date.
“Revolving Loan” means, with respect to a Revolving Credit Lender, such Revolving Credit Lender’s portion of any Advance made in connection with the Revolving Credit Facility.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. federal government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state in which the Borrower or any Subsidiary conducts operations or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any full-scope (non-list based) Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state in which the Borrower or any Subsidiary conducts operations or (b) unless otherwise authorized by OFAC, any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more by any such Person or Persons described in the foregoing clauses (a) or (b).
“SEC” means the Securities and Exchange Commission.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Single Employer Plan” means a Plan maintained by the General Partner or the Borrower or any member of the Controlled Group for employees of the General Partner or the Borrower or any member of the Controlled Group.
“Stabilized Property” means, as of any date of determination, any income-producing Project in which construction of improvements has been completed and which has achieved an occupancy rate of 85%.
“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, including all subsidiaries consolidated pursuant to GAAP (other than subsidiaries that are so consolidated due to being determined as the primary beneficiary of a variable interest entity, as defined by GAAP, and do not otherwise meet the control tests described above). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or the General Partner.
“Subsidiary Guarantor” means a Subsidiary of the Borrower or the General Partner which executes and delivers a Subsidiary Guaranty so that the Project owned by such Subsidiary shall qualify as an Unencumbered Asset. The Subsidiary Guarantors as of the date of this Agreement are listed on Schedule SG.
“Subsidiary Guaranty” means any guaranty executed and delivered by any Subsidiary Guarantor, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.
“Substantial Portion” means, with respect to the Property of the General Partner, the Borrower or their Subsidiaries, taken as a whole, Property which (i) represents more than 25% of the consolidated assets of the General Partner, the Borrower and their Subsidiaries as disclosed on the most recently issued quarterly consolidated financial statements of the General Partner, the Borrower and their Subsidiaries, or (ii) is responsible for more than 25% of the consolidated net sales of the General Partner, the Borrower and their Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Percentage of the total Swing Line Exposure at such time.
“Swing Line Lender” shall mean Administrative Agent, in its capacity as a Revolving Credit Lender.
“Swing Line Loans” means loans of up to $80,000,000 made by the Swing Line Lender in accordance with Section 2.14 hereof.
“Syndication Agent” means the Syndication Agent identified on the cover page of this Agreement.
“S&P” means Standard & Poor’s Ratings Group and its successors.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the Revolving Credit Termination Date and/or the Term Loan Termination Date, as the context so requires.
“Term Loan” means, with respect to a Term Loan Lender, such Term Loan Lender’s portion of any Advance made in connection with the Term Loan Facility, including any New Term Loans.
“Term Loan Commitment” means, for each Term Loan Lender, (a) the obligation of such Term Loan Lender to make Term Loans to the Borrower in an aggregate amount not exceeding the amount set forth on Schedule L hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof or (b) any New Term Loan Commitment of such Term Loan Lender.
“Term Loan Facility” means the Term Loan Commitments and the Term Loans.
“Term Loan Funded Percentage” means, with respect to any Term Loan Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Term Loan Lender at such time, and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Term Loan Lenders at such time.
“Term Loan Lenders” means the lending institutions listed on the signature pages of this Agreement that hold a Term Loan Commitment and/or Term Loans as set forth on Schedule L, their respective successors and assigns and any other lending institutions that subsequently become parties to this Agreement in connection with the Term Loan Facility.
“Term Loan Note” means a promissory note, in substantially the form of Exhibit B-3 hereto, duly executed by the Borrower and payable to the order of a Term Loan Lender in the amount of its Term Loan Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Term Loan Termination Date” means January 15, 2019 or any earlier date on which the Term Loans are accelerated pursuant to Section 9.1. The Borrower may extend the originally scheduled Term Loan Termination Date for a period of up to one (1) year provided that (x) the Borrower provides written notice of such extension at least thirty (30) days but not more than ninety (90) days prior to the originally scheduled Term Loan Termination Date, (y) no Default exists on the date of such notice, and (z) the Borrower pays an extension fee equal to 0.10% of the outstanding Term Loan amount by or on the then scheduled Term Loan Termination Date.
“Total Asset Value” means the sum without duplication of: (a) Total Property Operating Income for all Stabilized Properties for the preceding quarter multiplied by four, capitalized at the Capitalization Rate, plus (b) Earnings From Service Operations for the preceding 12 full calendar months capitalized at 12.5%, plus (c) 100% of the GAAP book value of Assets Under Development plus (d) 50% of the GAAP book value of Pre-Stabilized Assets, plus (e) the GAAP book value of Acquisition Assets plus (f) the amount of any Unrestricted Cash and Cash Equivalents (excluding restricted tenant security deposits, cash pledged to secure letters of credit and other indebtedness and other restricted deposits); provided that any amount of Unrestricted Cash and Cash Equivalents netted against Consolidated Total Indebtedness or Consolidated Secured Indebtedness per Sections 7.20 (ii) or (iv) shall be excluded from the calculation of Total Asset Value, plus (g) the lower of book value or appraised value based on appraisals received by the Borrower, if any, of land not under development. The amount described in clause (b) excludes gains on merchant build Properties from Earnings From Service Operations, and the amount described in clause (c) cannot exceed 10% of Total Asset Value. For purposes of this definition, if the Borrower has included guarantees related to any tax increment financing (or any other type of public financing where a government entity contributes to the project costs) as described in the definition of “Guarantee Obligation”, then the Total Asset Value of any Project subject to such financing shall be adjusted to exclude the related deduction in book value of such Project if the Borrower is using GAAP book value to determine the Total Asset Value of such Project.
For purposes of determining Total Asset Value, the contributions to Total Asset Value from investments in (i) land not under development, (ii) non-office/medical office/industrial/retail property holdings (excluding cash), (iii) stock holdings, (iv) mortgages, (v) passive non-real estate investments, and (vi) joint ventures and partnerships, will be capped as follows: (1) the Total Asset Value attributable to the first category (land not under development) shall not exceed 13% of Total Asset Value, (2) the Total Asset Value attributable to any one of categories (ii) through (v) shall not exceed 10% of Total Asset Value, (3) the Total Asset Value attributable to the sixth category (joint ventures and partnerships) shall not exceed 25% of Total Asset Value, and (4) the Total Asset Value attributable to all the foregoing investment categories will be limited, in the aggregate, to not more than 30% of Total Asset Value. Notwithstanding the foregoing Borrower shall be permitted to include investments in assets based in Canada or Mexico in the determination of Total Asset Value provided the leases on those assets are paid in United States Dollars or Canadian Dollars and Total Asset Value attributable to same shall not exceed 10% of Total Asset Value.

For purposes of the preceding paragraph, non-revenue-generating investments and non-Project-revenue-generating assets will be valued at the lower of GAAP book value or appraised value based on appraisals received by the Borrower, if any.
“Total Property Operating Income” means the sum of (i) earnings from rental operations (computed in accordance with GAAP) plus depreciation, amortization and interest expense (adjusted for any acquisitions and divestitures), and (ii) (without redundancy) the Borrower’s pro rata share of Net Operating Income from Investment Affiliates. The earnings from rental operations shall be adjusted to include pro forma earnings (as substantiated to the satisfaction of the Administrative Agent) for an entire quarter for any property acquired or placed in service during the quarter and to exclude earnings during such quarter from any property not owned as of the end of the quarter.
“Transferee” is defined in Section 13.5.
“Type” means, with respect to any Advance, its nature as an ABR Advance or a LIBOR Advance.
“Unencumbered Asset” means, with respect to any Project which is in service, as of the end of any fiscal quarter, the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of the Borrower or any Subsidiary, but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)), (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset, and (ii) if applicable, the organizational documents of the Borrower or any Subsidiary) which prohibits or limits the ability of the General Partner, the Borrower or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the General Partner, the Borrower or any of their Subsidiaries, and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)) on any assets or Capital Stock of the General Partner, the Borrower or any of their Subsidiaries, or would entitle any Person to the benefit of any Lien (but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), (d) is 100% owned in fee simple or ground-leased under an Eligible Ground Lease by (i) the Borrower, (ii) a Subsidiary Guarantor or (iii) a wholly-owned Subsidiary of the Borrower (x) that is not a Guarantor, (y) that is not liable for any Indebtedness (including any guarantees of Indebtedness of another Person) and (z) that is not the subject of an event of the type described in Sections 8.7 or 8.8 (an “Unencumbered Property Subsidiary”), and (e) is in compliance with the representations in Section 6.20. For the purposes of this Agreement, any Property of a Subsidiary shall not be deemed to be unencumbered unless both (i) such Property and (ii) all Capital Stock of such Subsidiary held by the General Partner or the Borrower is unencumbered.
“Unencumbered Property Subsidiary” has the meaning set forth in the definition of Unencumbered Asset.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the Plan’s on-going actuarial assumptions.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash then held by the Borrower or any of its consolidated Subsidiaries and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by the Borrower or any of its consolidated Subsidiaries. As used in this definition, “Unrestricted” means the specified asset is not subject to any Liens or claims of any kind in favor of any Person (other than Liens in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff).
“Unsecured Indebtedness” means Indebtedness that is not secured by a Lien.
“U.S. Person” means a "United States person" within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.5(f)(ii)(B)(3).
“Wholly‑Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II

THE CREDIT
2.1.    Commitments. (a) From and including the date of this Agreement and prior to the Revolving Credit Termination Date, each Revolving Credit Lender severally, and not jointly, agrees, subject to the terms and conditions set forth in this Agreement, to make Revolving Loans denominated in U.S. Dollars to the Borrower from time to time prior to the Revolving Credit Termination Date, provided that the making of any such Revolving Loan will not cause the total of the outstanding principal balance of all Revolving Loans (including Swing Line Loans and Competitive Bid Loans) and the Facility Letter of Credit Obligations to exceed the Aggregate

Revolving Credit Commitment. Except for Swing Line Loans and Competitive Bid Loans, each Revolving Credit Lender shall fund its Revolving Credit Percentage of each Advance of Revolving Loans and no Revolving Credit Lender will be required to fund any amount, which when aggregated with such Revolving Credit Lender’s Revolving Credit Percentage of: (i) all other Advances of Revolving Loans (other than Competitive Bid Loans) then outstanding, (ii) Facility Letter of Credit Obligations, and (iii) all Swing Line Loans, would exceed such Lender’s Revolving Credit Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Revolving Credit Termination Date. The Revolving Credit Commitments of each Lender to lend hereunder shall expire on the Revolving Credit Termination Date.
(b) Each Term Loan Lender severally and not jointly agrees, subject to the terms and conditions set forth in this Agreement, to make Term Loans denominated in U.S. Dollars to the Borrower in a single drawing on the Effective Date in a principal amount equal to such Term Loan Lender’s Term Loan Commitment. The Term Loan Commitments of each Term Loan Lender to lend hereunder shall expire on the date on which the Term Loans are made hereunder. Such Term Loans shall have been deemed to have been made as of the funding date of the Existing Term Loan Agreement.
2.2.    Final Principal Payments. The Borrower promises to pay and shall pay all outstanding Advances of Revolving Loans and all other unpaid Obligations in connection with the Revolving Credit Facility in full on the Revolving Credit Termination Date. The Borrower promises to pay and shall pay all outstanding Term Loans and all other unpaid Obligations in connection with the Term Loan Facility in full on the Term Loan Termination Date.
2.3.    Loans. Each Advance of Revolving Loans hereunder shall consist of Revolving Loans made from the several Revolving Credit Lenders ratably in proportion to the ratio that their respective Revolving Credit Commitments bear to the Aggregate Revolving Credit Commitment except for (i) Swing Line Loans which shall be made by the Swing Line Lender in accordance with Section 2.14, and (ii) Competitive Bid Loans made in accordance with Section 2.15. The Advances of Revolving Loans may be ABR Advances or LIBOR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.10 and 2.11. The Advance of Term Loans hereunder shall consist of Term Loans made from the several Term Loan Lenders ratably in proportion to the ratio that their respective Term Loan Commitments bear to the Aggregate Term Loan Commitment except New Term Loans made in accordance with Section 2.25. The Advances of Term Loans may be ABR Advances or LIBOR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.10 and 2.11.
2.4.    Applicable Margins. The ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Advances shall vary from time to time in accordance with the long-term unsecured debt ratings of the Borrower as set forth in the table attached as Exhibit A-1 for the Revolving Credit Facility and in the table attached as Exhibit A-2 for the Term Loan Facility. In the event that a rating agency shall discontinue its ratings of the REIT industry or the Borrower, a mutually agreeable substitute rating agency may be selected by the Required Lenders and the Borrower.

If a rating agency downgrade or discontinuance results in an increase in an ABR Applicable Margin, a LIBOR Applicable Margin or Facility Fee Rate and if such downgrade or discontinuance is reversed and the affected Applicable Margin or Facility Fee Rate is restored within ninety (90) days thereafter, at the Borrower’s request, the Borrower shall receive a credit against interest next due the applicable Lenders equal to interest accrued from time to time during such period of downgrade or discontinuance and actually paid by the Borrower on the Advances at the differential between such Applicable Margins, and the differential of the Facility Fees, if applicable, paid during such period of downgrade.
If a rating agency upgrade results in a decrease in an ABR Applicable Margin, a LIBOR Applicable Margin or Facility Fee Rate and if such upgrade is reversed and the affected Applicable Margin or Facility Fee Rate is restored within ninety (90) days thereafter, the Borrower shall be required to pay an amount to the applicable Lenders equal to the interest differential on the Advances and the differential of the Facility Fees during such period of upgrade.
2.5.    Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a facility fee (the “Facility Fee”) calculated at a per annum percentage (“Facility Fee Rate”) of the total Aggregate Revolving Credit Commitment. The Facility Fee Rate shall vary from time to time based on the Borrower’s long term unsecured debt rating as set forth in the table attached hereto as Exhibit A-1, and determined in a manner consistent with the provisions of Section 2.4 relating to Applicable Margins, and the Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter hereafter beginning December 31, 2014 and on the Revolving Credit Termination Date.
2.6.    Other Fees. The Borrower will pay to the Arrangers, to the Administrative Agent and to Administrative Agent for the benefit of the Lenders on or before the date hereof the fees specified in that certain Fee Letter dated August 12, 2014.
2.7.    Voluntary Reduction of Aggregate Revolving Credit Commitment Amount. Upon at least fifteen (15) days prior irrevocable written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent, the Borrower shall have the right, without premium or penalty, to terminate permanently the Aggregate Revolving Credit Commitment in whole or in part provided that (a) Borrower may not reduce the Aggregate Revolving Credit Commitment below the Allocated Facility Amount at the time of such requested reduction, and (b) any such partial termination shall be in the minimum aggregate amount of Five Million Dollars ($5,000,000.00) or any integral multiple of Five Million Dollars ($5,000,000.00) in excess thereof. Any partial termination of the Aggregate Revolving Credit Commitment shall be applied pro rata to each Lender’s Revolving Credit Commitment.
2.8.    Minimum Amount of Each Advance. Each LIBOR Advance shall be in the minimum amount of $2,000,000 (and in multiples of $1,000,000 if in excess thereof), and each ABR Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any ABR Advance may be in the amount of the unused Aggregate Revolving Credit Commitment.

2.9.    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding ABR Advances provided Administrative Agent receives notice of the payment by 10:00 a.m. Chicago time and the payment by 3:00 p.m. Chicago time. The Administrative Agent will notify the Lenders by 11:00 a.m. of any such notice received. The Borrower may from time to time pay a LIBOR Advance, provided a LIBOR Advance may not be paid prior to the last day of the applicable Interest Period unless accompanied by any amount due pursuant to Section 4.4. A Competitive Bid Loan may not be paid prior to its maturity, provided, however, that if a Competitive Bid Loan becomes due prior to its stated maturity due to acceleration of the Obligations, then payment of such Competitive Bid Loan shall be accompanied by any amount due pursuant to Section 4.4. Any Term Loan that is repaid may not be reborrowed.
2.10.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) (i) not later than 10:00 a.m. Chicago time, at least one (1) Business Day before the Borrowing Date of each ABR Advance, (ii) not later than 10:00 a.m. Chicago time, at least three (3) Business Days before the Borrowing Date for each LIBOR Advance, and (iii) not later than 11:00 a.m. Chicago time on the Borrowing Date for each Swing Line Loan, specifying:
(a)    the Borrowing Date, which shall be a Business Day, of such Advance,
(b)    the aggregate amount of such Advance,
(c)    the Class of such Advance,
(d)    the Type of Advance selected (which must be a ABR Advance in the case of the Swing Line Loans), and
(e)    in the case of each LIBOR Advance, the Interest Period applicable thereto.
Not later than noon (Chicago time) on each Borrowing Date, each applicable Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. The applicable Lenders shall not be obligated to match fund their LIBOR Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower.
No Interest Period may end after the applicable Termination Date and, unless all of the applicable Lenders otherwise agree in writing, in no event may there be more than seven (7) different Interest Periods for LIBOR Advances (other than Competitive Bid Loans) outstanding at any one time for any Class of Advance.
2.11.    Conversion and Continuation of Outstanding Advances. ABR Advances shall continue as ABR Advances unless and until such ABR Advances are converted into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into an ABR Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another Interest Period. Subject to the terms of Section 2.8, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type of Advance; provided that any conversion of any LIBOR Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into an ABR Advance, or three (3) Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date which shall be a Business Day, of such conversion or continuation;
(ii)    the aggregate amount, Class and Type of the Advance which is to be converted or continued; and
(iii)    the amount, Class and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the duration of the Interest Period applicable thereto.
2.12.    Changes in Interest Rate, Etc. Each ABR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into an ABR Advance pursuant to Section 2.11 to but excluding the date it becomes due or is converted into a LIBOR Advance pursuant to Section 2.11 hereof, at a rate per annum equal to the applicable ABR Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an ABR Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Advance.
2.13.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.10, 2.11 or 2.12, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders under a Facility to changes in interest rates with respect to such Facility), declare that no Advance may be made as, converted into or continued beyond its current term as a LIBOR Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders under a Facility to changes in interest rates with respect to such Facility), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each ABR Advance shall bear interest at a rate per annum equal to the ABR Rate otherwise applicable to the ABR Advance plus 2% per annum and the Facility Letter of Credit Fee shall increase by 2% per annum; provided that such rates and increase in the Facility Letter of Credit Fee shall become applicable automatically without notice to the Borrower or an election or action by the Administrative Agent or any Lender if a Default occurs under Section 8.7 or Section 8.8, or a Default occurs relating to the payment of principal or interest, unless waived by the Required Lenders.
2.14.    Swing Line Loans. In addition to the other options available to the Borrower hereunder, up to $80,000,000 shall be available for Swing Line Loans subject to the following terms and conditions. Swing Line Loans shall be made available for same day borrowings provided that notice is given in accordance with Section 2.10 hereof. All Swing Line Loans shall bear interest at the ABR Rate applicable to the Revolving Credit Facility. In no event shall the Swing Line Lender be required to fund a Swing Line Loan if it would increase the sum of (i) the Swing Line Lender’s Revolving Credit Percentage of the total aggregate outstanding Swing Line Loans hereunder, plus (ii) its Revolving Credit Percentage of Facility Letter of Credit Obligations, plus (iii) its other outstanding Revolving Loans (other than Competitive Bid Loans) to an amount in excess of its Revolving Credit Commitment or if it would cause the Allocated Facility Amount to exceed the Aggregate Revolving Credit Commitment. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) day after the Borrowing Date of any Swing Line Loan, require each Revolving Credit Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Revolving Credit Lender’s Revolving Credit Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.14 (provided such notice is given by 10:00 A.M. Chicago time), each Revolving Credit Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.14 shall initially be ABR Loans and thereafter may be continued as ABR Loans or converted into LIBOR Loans in the manner provided in Section 2.11 and subject to the other conditions and limitations set forth in this Article II. Unless a Revolving Credit Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1 or 5.2 had not then been satisfied, such Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.14 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Revolving Credit Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.14, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Credit Lender hereunder until the Administrative Agent receives such payment from such Revolving Credit Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.14, such Revolving Credit Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such payment not made by such Revolving Credit Lender, and such interest and participation may be recovered from such Revolving Credit Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. Swing Line Loans may be outstanding for a maximum of ten (10) days during any calendar month. On the Revolving Credit Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.
2.15.    Competitive Bid Loans.
(a)    Competitive Bid Option. In addition to ratable Advances pursuant to Section 2.3, but subject to the terms and conditions of this Agreement (including, without limitation the limitation set forth in Section 2.1 as to the maximum amount of all Revolving Loans and the Facility Letter of Credit Obligations not exceeding the Aggregate Revolving Credit Commitment), the Borrower may, as set forth in this Section 2.15, request the Revolving Credit Lenders, prior to the Revolving Credit Termination Date, to make offers to make Competitive Bid Loans to the Borrower. Each Revolving Credit Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.15. Competitive Bid Loans shall be evidenced by the Competitive Bid Notes.
(b)    Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.15, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit C-1 hereto so as to be received no later than (i) 10:00 a.m. (Chicago time) at least five (5) Business Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 9:00 a.m. (Chicago time) at least one (1) Business Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:
(i)    the proposed Borrowing Date for the proposed Competitive Bid Loan,
(ii)    the requested aggregate principal amount of such Competitive Bid Loan which must be at least $5,000,000 and an integral multiple of $1,000,000,
(iii)    whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both, and
(iv)    the LIBOR Interest Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested.
The Borrower may request offers to make Competitive Bid Loans for more than one (1) (but not more than five (5)) Interest Periods in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the form of Exhibit C-1 hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy.
(c)    Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.15(b), the Administrative Agent shall send to each of the Revolving Credit Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C-2 hereto, which shall constitute an invitation by the Borrower to each Revolving Credit Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.15.
(d)    Submission and Contents of Competitive Bid Quotes.
(i)    Each Revolving Credit Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.15(d) and must be submitted to the Administrative Agent by telex or telecopy at its offices not later than (a) 9:00 a.m. (Chicago time) at least three (3) Business Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Revolving Credit Lenders, such other time and rate as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by the Administrative Agent may only be submitted if the Administrative Agent notifies the Borrower of the terms of the Offer or Offers contained therein no later than sixty (60) minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Revolving Credit Lenders. Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.
(ii)    Each Competitive Bid Quote shall be in substantially the form of Exhibit C-3 hereto and shall in any case specify:
(1)    the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,
(2)    the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (x) may be greater than, less than or equal to the Revolving Credit Commitment of the quoting Revolving Credit Lender, (y) must be at least $5,000,000 and an integral multiple of $1,000,000, and (z) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,

(3)    as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,
(4)    the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and
(5)    the identity of the quoting Revolving Credit Lender, provided that such Competitive Bid Loan may be funded by such Revolving Credit Lender’s Designated Lender as provided in Section 2.15(j), regardless of whether that is specified in the Competitive Bid Quote.
(iii)    The Administrative Agent shall reject any Competitive Bid Quote that:
(1)    is not substantially in the form of Exhibit C-3 hereto or does not specify all of the information required by Section 2.15(d)(ii),
(2)    contains qualifying, conditional or similar language, other than any such language contained in Exhibit C-3 hereto,
(3)    proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or
(4)    arrives after the time set forth in Section 2.15(d)(i).
If any Competitive Bid Quote shall be rejected pursuant to this Section 2.15(d)(iii), then the Administrative Agent shall notify the relevant Revolving Credit Lender of such rejection as soon as practical.
(e)    Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Revolving Credit Lender that is in accordance with Section 2.15(d) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Revolving Credit Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive LIBOR Margins or Absolute Rate, as the case may be, so offered.
(f)    Acceptance and Notice by Borrower. Not later than (i) 10:00 a.m. (Chicago time) at least three (3) Business Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the

Revolving Credit Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.15(e); provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.15(d)(iii)); provided that:
(i)    the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,
(ii)    acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and
(iii)    the Borrower may not accept any offer that is described in Section 2.15(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.
(g)    Allocation by Administrative Agent. If offers are made by two (2) or more Revolving Credit Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Revolving Credit Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Revolving Credit Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Revolving Credit Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Revolving Credit Lender of its receipt of a Competitive Bid Borrowing Notice and the principal amounts of the Competitive Bid Loans allocated to each participating Revolving Credit Lender.
(h)    Administration Fee. The Borrower hereby agrees to pay to the Administrative Agent an administration fee of $2,500 per each Competitive Bid Quote Request transmitted by the Borrower to the Administrative Agent pursuant to Section 2.15(b). Such administration fee shall be payable monthly in arrears on the first Business Day of each month and on the Revolving Credit Termination Date (or such earlier date on which the Aggregate Revolving Credit Commitment shall terminate or be cancelled) for any period then ending for which such fee, if any, shall not have been theretofore paid.
(i)    Other Terms. Any Competitive Bid Loan shall not reduce the Revolving Credit Commitment of the Revolving Credit Lender making such Competitive Bid Loan, and each such Revolving Credit Lender shall continue to be obligated to fund its full Revolving Credit Percentage of all pro rata Advances of Revolving Loans and participate in Swing Line Loans and Facility Letters of Credit under the Revolving Credit Facility. In no event can the aggregate amount of all Competitive Bid Loans at any time exceed fifty percent (50%) of the then Aggregate Revolving Credit Commitment. Competitive Bid Loans shall not be prepaid prior to the end of the applicable Interest Period. Competitive Bid Loans may not be continued and, if not repaid at the end of the Interest Period applicable thereto, shall (subject to the conditions set forth in this Agreement) be replaced by new Competitive Bid Loans made in accordance with this Section 2.15 or by ratable Advances of Revolving Loans in accordance with Section 2.11.
(j)    Designated Lenders. A Revolving Credit Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.15(d)(ii)(5). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payment thereof when due. No Revolving Credit Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.
2.16.    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied by the Administrative Agent among the applicable Lenders in accordance with the Class or Type of Obligation being paid. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender promptly, which payment is expected to be made to such Lender by the close of business on the same Business Day received by Administrative Agent if received by noon (Chicago time) but shall in any event not be made to such Lender later than the next Business Day, provided that the Administrative Agent shall pay to each such Lender interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) the rate of interest applicable to such Loans, from the Business Day such funds are received by the Administrative Agent in immediately available funds (provided, if such funds are not received by the Administrative Agent by noon (Chicago time), such period shall commence on the Business Day immediately following the day such funds are received) until such funds are paid to each such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Administrative Agent for each payment of any of the Obligations as it becomes due hereunder.
2.17.    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to each of its Notes, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. Each Lender’s books and records, including without limitation, the information, if any, recorded by the Lender on the Schedule attached to each of its Notes, shall be deemed to be prima facia correct. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation signed by an Authorized Officer of each telephonic notice, if such confirmation is requested by the Administrative Agent or any Lender. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the applicable Lenders, the records of the Administrative Agent and such Lenders shall govern absent manifest error.
2.18.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each ABR Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such ABR Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any ABR Advance converted into a LIBOR Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each LIBOR Advance shall be payable on the last day of its applicable Interest Period, on any date on which such LIBOR Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each LIBOR Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accruing at the rate set forth in Section 2.13 shall be payable on demand. Interest, Facility Fees and Facility Letter of Credit Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.19.    Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof (but in no event later than one (1) Business Day prior to the proposed Borrowing Date for an ABR Advance or three (3) Business Days prior to the proposed Borrowing Date for a LIBOR Advance) the Administrative Agent will notify each applicable Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each applicable Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each applicable Lender prompt notice of each change in the Alternate Base Rate.
2.20.    Lending Installations. Each Lender may book its Loans and, if applicable, its participation in Facility Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it or, if applicable, Facility Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Facility Letters of Credit are to be made.

2.21.    Non‑Receipt of Funds by the Administrative Agent. (a) Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
(b)    Notwithstanding anything to the contrary in Section 2.23, if any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.10, 2.14, 2.21(a), 3.5, 3.11 or 11.8 hereof, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swing Line Lender or the Issuing Bank, if applicable, to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) so long as such Lender has unsatisfied obligations under such Sections, hold any such amounts in a segregated account as cash collateral for, and application to, any such unsatisfied obligations or any contingent reimbursement obligations of such Lender with respect to then outstanding Swing Line Loans and outstanding Facility Letters of Credit; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
2.22.    Usury. This Agreement and each Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the principal balance of the Loans at a rate which could subject any Lender (including the Swing Line Lender or any Designated Lender) to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, the Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the rate of interest set forth in Section 2.13, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to a Lender for the use, forbearance, or detention of the sums due under the Loans, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loans until payment in full so that the rate or amount of interest on account of the Loans does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.23.    Applications of Moneys Received. (a) After the occurrence and during the continuance of a Default, all moneys collected or received by the Administrative Agent on account of the Revolving Credit Facility directly or indirectly, shall be applied in the following order of priority with respect to each payment so collected or received:
(i)    to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;
(ii)    to the reimbursement of any yield protection due to the Revolving Credit Lenders in accordance with Section 4.1;
(iii)    (A) to the payment of any fee due pursuant to Section 3.12(b) in connection with the issuance of a Facility Letter of Credit to the Issuing Bank, (B) subject to Section 2.24, to the payment of the Facility Fee to the Revolving Credit Lenders, if then due, in accordance with their respective Revolving Credit Percentages and (C) to the payment of the Administrative Agent’s fee to the Administrative Agent if then due;
(iv)    (a) in case the entire unpaid principal of the Obligations in connection with the Revolving Credit Facility shall not have become due and payable, the whole amount received as interest and the Facility Letter of Credit Fee then due to the Revolving Credit Lenders (other than Defaulting Lenders) as their respective Revolving Credit Percentages appear (except to the extent there are Swing Line Loans or Competitive Bid Loans outstanding in which event the full amount of interest attributable to the Swing Line Loans and Competitive Bid Loans shall be payable to the Swing Line Lender and Competitive Bid Lenders, respectively, unless the Swing Line Lender or Competitive Bid Lender shall be a Defaulting Lender), and the whole amount, if any, received as principal then due to the Revolving Credit Lenders, first to the Swing Line Lender, unless the Swing Line Lender shall be a Defaulting Lender, to repay any outstanding Swing Line Loans and then to the Revolving Credit Lenders as their respective Revolving Credit Funded Percentages appear, or (b) in case the entire unpaid principal of the Obligations in connection with the Revolving Credit Facility shall have become due and payable, as a result of a Default or otherwise, to the payment of the whole amount then due and payable on the Revolving Loans for principal, together with interest thereon or the rate of interest set forth in Section 2.13 or the interest rate, as applicable, first to the Swing Line Lender, unless the Swing Line Lender shall be a Defaulting Lender, for all such amounts due in connection with Swing Line Loans and then to the Revolving Credit Lenders (other than Defaulting Lenders) as their respective Revolving Credit Funded Percentages appear until paid in full and then to the Letter of Credit Collateral Account until the full amount of Facility Letter of Credit Obligations is on deposit therein;
(v)    subject to Section 2.24, to the payment of any principal, interest and fees due to each Defaulting Lender in connection with the Revolving Credit Facility

(provided that Administrative Agent shall have the right to setoff against such sums any amounts due from such Defaulting Lender); and
(vi)    to the payment of all other Obligations owing to the Revolving Credit Lenders.
(b)    After the occurrence and during the continuance of a Default, all moneys collected or received by the Administrative Agent on account of the Term Loan Facility directly or indirectly, shall be applied in the following order of priority with respect to each payment so collected or received:
(i)    to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;
(ii)    to the reimbursement of any yield protection due to the Term Loan Lenders in accordance with Section 4.1;
(iii)    to the payment of the Administrative Agent’s fee to the Administrative Agent if then due;
(iv)    (a) in case the entire unpaid principal of the Obligations in connection with the Term Loan Facility shall not have become due and payable, the whole amount received as interest then due to the Term Loan Lenders (other than Defaulting Lenders) as their respective Term Loan Funded Percentages appear, and the whole amount, if any, received as principal then due to the Term Loan Lenders, to the Term Loan Lenders as their respective Term Loan Funded Percentages appear, or (b) in case the entire unpaid principal of the Obligations in connection with the Term Loan Facility shall have become due and payable, as a result of a Default or otherwise, to the payment of the whole amount then due and payable on the Term Loans for principal, together with interest thereon at the rate of interest set forth in Section 2.13 or the interest rate, as applicable, to the Term Loan Lenders (other than Defaulting Lenders) as their respective Term Loan Funded Percentages appear until paid in full;
(v)    subject to Section 2.24, to the payment of any principal, interest and fees due to each Defaulting Lender in connection with the Term Loan Facility (provided that Administrative Agent shall have the right to setoff against such sums any amounts due from such Defaulting Lender); and
(vi)    to the payment of all other Obligations owing to the term Loan Lenders.
(c)    After the occurrence and during the continuance of a Default, if the Administrative Agent collects or receives any moneys and is unable to determine to which Facility such moneys should be applied, the Administrative Agent shall apply such funds in the following order of priority with respect to each payment so collected or received:
(i)    to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;
(ii)    to the reimbursement of any yield protection due to the Lenders in accordance with Section 4.1;
(iii)    to the payment of the Administrative Agent’s fee to the Administrative Agent if then due; and
(iv)    to the Term Loan Lenders and the Revolving Credit Lenders on a pro-rata basis in accordance with the outstanding principal amount of the Term Loans and the Revolving Loans for further application to the Term Loan Facility or the Revolving Credit Facility in accordance with paragraph (a) or (b) above, as applicable.
2.24.    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unused portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.5, and fees shall continue to accrue on the used portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.5, but shall not be payable to such Defaulting Lender by the Borrower until such Defaulting Lender ceases to be a Defaulting Lender;
(b)    the Commitments and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2), provided that any waiver, amendment or modification that increases a Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or reimbursement obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends a Termination Date shall require the consent of such Defaulting Lender;
(c)    if any Swing Line Exposure or Facility Letter of Credit Exposure exists at the time a Revolving Credit Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swing Line Exposure and Facility Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent

(x) the sum of all non-Defaulting Lenders’ Outstanding Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and Facility Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, (y) the sum of each non-Defaulting Lender’s Outstanding Revolving Credit Exposures would not exceed its Revolving Credit Commitment and (z) the conditions set forth in Section 5.2 are satisfied at such time; and
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (x) first, within one (1) Business Day following notice by the Administrative Agent, prepay such Swing Line Exposure and (y) second, within five (5) Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Facility Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.14 for so long as such Facility Letter of Credit Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s Facility Letter of Credit Exposure pursuant to Section 2.24(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.12(a) with respect to such Defaulting Lender’s Facility Letter of Credit Exposure during the period such Defaulting Lender’s Facility Letter of Credit Exposure is cash collateralized;
(iv)    if the Facility Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.24(c), then the fees payable to the Revolving Credit Lenders pursuant to Section 2.5 and Section 3.12(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; or
(v)    if any Defaulting Lender’s Facility Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to Section 2.24(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Credit Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such Facility Letter of Credit Exposure) and Facility Letter of Credit Fees payable under Section 3.12(a) with respect to such Defaulting Lender’s Facility Letter of Credit Exposure shall be payable to the Issuing Bank until such Facility Letter of Credit Exposure is cash collateralized and/or reallocated; and
(d)    so long as any Revolving Credit Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Facility Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s Facility Letter of Credit Exposure in accordance with Section 2.24(c), and participating interests in any such newly issued or increased Facility Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and Defaulting Lenders shall not participate therein).
In the event that the Administrative Agent, the Borrower, and, if applicable, the Issuing Bank and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Facility Letter of Credit Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Revolving Credit Commitment and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Loans of the other Revolving Credit Lenders (other than Competitive Loans and Swing Line Loans) as the Administrative shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Loans in accordance with its Revolving Credit Percentage.
2.25.    Incremental Loans. The Borrower may by written notice to the Administrative Agent, elect to establish (i) one or more new term loan commitments (the “New Term Loan Commitments”), in an aggregate amount up to $100,000,000 and/or (ii) one or more new revolving credit commitments (the “New Revolving Credit Commitments”), in an aggregate amount up to $400,000,000. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the New Term Loan Commitments and/or New Revolving Credit Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent, (B) the amount of such New Term Loan Commitments and/or New Revolving Credit Commitments, which must be at least $25,000,000, and (C) the identity of each (x) Lender or (y) other Purchaser that has been approved in writing by the Administrative Agent (which approval, in the case of the Administrative Agent, will not be unreasonably withheld or delayed) and the Borrower (each such Lender or Purchaser, a “New Term Loan Lender” or a “New Revolving Credit Lender”, as applicable) to which such New Term Loan Commitments and/or New Revolving Credit Commitments will be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments and/or New Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment and/or a New Revolving Credit Commitment. Such New Term Loan Commitments and/or New Revolving Credit Commitments shall become effective as of such Increased Amount Date; provided that, both before and after giving effect to such New Term Loan Commitments and/or New Revolving Credit Commitments (1) no Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments and/or New Revolving Credit Commitments, as applicable; (2) both before and after giving effect to the making of any New Term Loans and/or Revolving Loans, each of the conditions set forth in Section 5.2 shall be satisfied, unless waived by each New Term Loan Lender or New Revolving Credit Lender, as applicable; (3) the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.20 after giving effect to such New Term Loan Commitments and/or New Revolving Credit Commitments as of the last day of the most recently ended fiscal quarter for which a compliance certificate has been delivered pursuant to Section 7.1(v); (4) the New Term Loan Commitments and/or New Revolving Credit Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Term Loan Lender and/or the New Revolving Credit Lender and the

Administrative Agent, and each of which shall be recorded in the Register (as defined in Section 13.3.4); and (5) the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that any increase to be effected under this Section 2.25 has been duly authorized by all appropriate action.
On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Credit Lender shall become a Lender with respect to its New Revolving Credit Commitment and all matters relating thereto.
On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Term Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Term Loan Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.
The Administrative Agent shall notify applicable Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders and/or the New Revolving Credit Commitments and the New Revolving Credit Lenders.
The terms and provisions of the New Term Loans and New Term Loan Commitments shall be identical to the existing Term Loans and the existing Term Loan Commitments. The terms and provisions of the New Revolving Credit Commitments shall be identical to the existing Revolving Credit Commitments. In any event, the upfront fees applicable to the New Term Loans and/or the New Revolving Credit Commitments shall be determined by the Borrower and the applicable New Term Loan Lenders and/or New Revolving Credit Lenders and shall be set forth in each applicable Additional Credit Extension Amendment. Each Additional Credit Extension Amendment may, without the consent of any other Lenders (unless the consent of such other Lenders is required by Section 9.2), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.25.

ARTICLE III

THE LETTER OF CREDIT SUBFACILITY
3.1.    Obligations to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower and the General Partner herein set forth, the Issuing Bank hereby agrees to issue for the account of Borrower, one or more Facility Letters of Credit in accordance with this Article III, and to renew, extend, increase, decrease, or otherwise modify each Facility Letter of Credit (“Modify”, and each such action, a “Modification”) from time to time during the period commencing on the date hereof and ending on the Business Day prior to the Revolving Credit Termination Date. Any Revolving Credit Lender shall have the right to decline to be the Issuing Bank for a Facility Letter of Credit provided that if no other Revolving Credit Lender agrees to be the Issuing Bank then Administrative Agent shall agree to do so. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions and that would be prohibited by such Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
3.2.    Types and Amounts. The Issuing Bank shall not have any obligation to:
(i)    issue or Modify any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit or Modification requested hereunder shall exceed any limit imposed by law or regulation upon such Issuing Bank;
(ii)    issue or Modify any Facility Letter of Credit if, after giving effect thereto, the Facility Letter of Credit Obligations would exceed $80,000,000 or the Allocated Facility Amount would exceed the Aggregate Revolving Credit Commitment;
(iii)    issue any Facility Letter of Credit having an expiration date after the Revolving Credit Termination Date; provided that (a) a Facility Letter of Credit may contain a provision providing for automatic extension of the expiration date in the absence of a non-renewal from the Administrative Agent, but in no event shall any such provision permit the extension of the expiration date of such Facility Letter of Credit beyond the Revolving Credit Termination Date except in accordance with clause (b) of this proviso, and (b) the Issuing Bank may issue a Facility Letter of Credit having an expiration date which is after the Revolving Credit Termination Date so long as such expiration date is not later than the first anniversary of the Revolving Credit Termination Date and the Borrower complies with Sections 3.13 and 3.14 hereof; or

(iv)    issue any Facility Letter of Credit having an expiration date which is more than fifteen (15) months after the date of its issuance; provided that (a) a Facility Letter of Credit may contain a provision providing for automatic extension of the expiration date in the absence of a non-renewal from the Administrative Agent, but in no event shall any such provision permit the extension of the expiration date of such Facility Letter of Credit beyond the Revolving Credit Termination Date except in accordance with clause (b) of this proviso, and (b) the Issuing Bank may issue a Facility Letter of Credit having an expiration date which is after the Revolving Credit Termination Date so long as such expiration date is not later than the first anniversary of the Termination Date and the Borrower complies with Sections 3.13 and 3.14 hereof.
3.3.    Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 5.2 hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
(i)    the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;
(ii)    as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and
(iii)    there shall not exist any Default or Unmatured Default.
3.4.    Procedure for Issuance of Facility Letters of Credit.
(a)    Borrower shall give the Issuing Bank and the Administrative Agent at least five (5) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Administrative Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer, or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an authorized officer); such notice shall specify:
(1)    the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);
(2)    the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);
(3)    the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and, except as otherwise permitted by Section 3.2(iii) or 3.2(iv), shall in no event be later than the earlier of fifteen months after the Issuance Date and the Revolving Credit Termination Date);
(4)    the purpose for which such Facility Letter of Credit is to be issued; and
(5)    the Person for whose benefit the requested Facility Letter of Credit is to be issued.
At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued, which shall be subject to the approval of the Issuing Bank and Administrative Agent. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 3.4(a). The Administrative Agent shall promptly give a copy of the Letter of Credit Request to the other Lenders.
(b)    Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices (including the execution of a letter of credit application on the Issuing Bank’s standard forms) unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Revolving Credit Lender, which complies with the provisions of Section 3.11(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.
(c)    The Issuing Bank shall give the Administrative Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”) and the Administrative Agent shall promptly give a copy of the Issuance Notice to the other Revolving Credit Lenders.

(d)    The Issuing Bank shall not extend or modify any Facility Letter of Credit unless the requirements of this Section 3.4 are met as though a new Facility Letter of Credit was being requested and issued.
3.5.    Administration; Reimbursement by Revolving Credit Lenders. Upon receipt from the beneficiary of any Facility Letter of Credit of any demand for payment under such Facility Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each Revolving Credit Lender as to the amount to be paid by the Issuing Bank as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the Issuing Bank to the Borrower and each Revolving Credit Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Facility Letter of Credit. The Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Facility Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision), each Revolving Credit Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the Issuing Bank on demand for (i) such Revolving Credit Lender’s Revolving Credit Percentage of the amount of each payment made by the Issuing Bank under each Facility Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 3.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Revolving Credit Lender, for each day from the date of the Issuing Bank’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Revolving Credit Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to ABR Advances.
3.6.    Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on or before the applicable LC Payment Date for any amounts to be paid by the Issuing Bank upon any drawing under any Facility Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Revolving Credit Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Revolving Credit Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision) in determining whether a request presented under any Facility Letter of Credit issued by it complied with the terms of such Facility Letter of Credit or (ii) the Issuing Bank’s failure to pay under any Facility Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility Letter of Credit. All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to ABR Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to ABR Advances for such day if such day falls after such LC Payment

Date. The Issuing Bank will pay to each Revolving Credit Lender ratably in accordance with its Revolving Credit Percentage all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility Letter of Credit issued by the Issuing Bank, but only to the extent such Revolving Credit Lender has made payment to the Issuing Bank in respect of such Facility Letter of Credit pursuant to Section 3.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.10 and the satisfaction of the applicable conditions precedent set forth in Article V), the Borrower may request an Advance of Revolving Loans hereunder for the purpose of satisfying any Reimbursement Obligation.
3.7.    Obligations Absolute. The Borrower’s obligations under Section 3.6 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, any Revolving Credit Lender or any beneficiary of a Facility Letter of Credit. The Borrower further agrees with the Issuing Bank and the Revolving Credit Lenders that the Issuing Bank and the Revolving Credit Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility Letter of Credit or any financing institution or other party to whom any Facility Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Bank or any Revolving Credit Lender under or in connection with each Facility Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall be binding upon the Borrower and shall not put the Issuing Bank or any Revolving Credit Lender under any liability to the Borrower. Nothing in this Section 3.7 is intended to limit the right of the Borrower to make a claim against the Issuing Bank for damages as contemplated by the proviso to the first sentence of Section 3.6.
3.8.    Actions of Issuing Bank. The Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any Facility Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank. The Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the applicable Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 3.8, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this

Agreement in accordance with a request of the applicable Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Credit Lenders and any future holders of a participation in any Facility Letter of Credit.
3.9.    Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Revolving Credit Lender, the Issuing Bank and the Administrative Agent, and their respective directors, officers, agents, attorneys, professional advisors and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such Revolving Credit Lender, the Issuing Bank, the Administrative Agent or their respective directors, officers, agents, attorneys, professional advisors and employees, may incur (or which may be claimed against such Revolving Credit Lender, the Issuing Bank or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility Letter of Credit or any actual or proposed use of any Facility Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with (i) the failure of any other Revolving Credit Lender to fulfill or comply with its obligations to the Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the Issuing Bank issuing any Facility Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuing Bank, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Revolving Credit Lender, the Issuing Bank or the Administrative Agent or their respective directors, officers, agents, attorneys, professional advisors and employees for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision) in determining whether a request presented under any Facility Letter of Credit complied with the terms of such Facility Letter of Credit or (y) the Issuing Bank’s failure to pay under any Facility Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Facility Letter of Credit. Nothing in this Section 3.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.
3.10.    Lenders’ Indemnification. Each Revolving Credit Lender shall, ratably in accordance with its Revolving Credit Percentage, indemnify the Issuing Bank, its affiliates and their respective directors, officers, agents, attorneys, professional advisors and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) or the Issuing Bank’s failure to pay under any Facility Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Facility Letter of Credit) that such indemnitees may suffer or incur in connection with this Article III or any action taken or omitted by such indemnitees hereunder.

3.11.    Participation.
(a)    Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit or Modification in accordance with the procedures set forth in Section 3.4, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Revolving Credit Lender’s Revolving Credit Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided that a Letter of Credit issued by the Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this Section 3.11 if the Issuing Bank shall have received written notice from any Revolving Credit Lender on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Section 5.2 is not then satisfied, and in the event the Issuing Bank receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Revolving Credit Lender or the Issuing Bank receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement. Each Revolving Credit Lender’s obligation to make further Revolving Credit to the Borrower (other than any payments such Revolving Credit Lender is required to make under subparagraph (b) below) or issue any letters of credit on behalf of Borrower shall be reduced by such Revolving Credit Lender’s pro rata share of each Facility Letter of Credit outstanding.
(b)    Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving Credit Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage thereof.
(c)    Upon the request of the Administrative Agent or any Revolving Credit Lender, an Issuing Bank shall furnish to such Administrative Agent or Revolving Credit Lender copies of any Facility Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Revolving Credit Lender.
(d)    The obligations of a Revolving Credit Lender to make payments to the Administrative Agent for the account of each Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
3.12.    Compensation for Facility Letters of Credit.
(a)    The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Credit Lenders, based upon the Revolving Credit Lenders’ respective Revolving Credit Percentages, a per annum fee (the “Facility Letter of Credit Fee”) with respect to each Facility Letter of Credit that is equal to the LIBOR Applicable Margin in effect from time to time. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable quarterly in arrears on the last day of each calendar quarter and, to the extent any such fees are then due and unpaid, on the Revolving Credit Termination Date. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages thereof.
(b)    The Issuing Bank also shall have the right to receive solely for its own account an issuance fee of 0.125% of the face amount of each Facility Letter of Credit, payable by the Borrower on the Issuance Date for each such Facility Letter of Credit. The Issuing Bank shall also be entitled to receive its reasonable out‑of‑pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.
3.13.    Expiration after the Termination Date. Notwithstanding anything contained herein to the contrary, if any Facility Letters of Credit, by their terms, shall mature after the Revolving Credit Termination Date, then, on and after the Revolving Credit Termination Date, the provisions of this Agreement shall remain in full force and effect with respect to such Facility Letters of Credit, and the Borrower shall comply with the provisions of Section 3.14.
3.14.    Letter of Credit Collateral Account.
(a)    If, at any time and from time to time, any Facility Letter of Credit shall have been issued, renewed or extended hereunder so that such Facility Letter of Credit shall expire on a date after the Revolving Credit Termination Date, then, on the date that such Facility Letter of Credit is so issued, renewed or extended, the Borrower shall pay to the Administrative Agent, on behalf of the Revolving Credit Lenders, in same day funds at the Administrative Agent’s office specified in Article XIV, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Revolving Credit Lenders) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to 100% of the amount of the Letter of Credit Obligations under such Facility Letter of Credit. Such Letter of Credit Account shall also be funded to the extent required by Section 9.1. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.
(b)    The Borrower hereby pledges, assigns and grants to the Administrative Agent, as Administrative Agent for its benefit and the ratable benefit of the Revolving Credit Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):
(i)    the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;
(ii)    all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)    all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and
(iv)    to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.
(c)    The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.
(d)    The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Revolving Credit Lenders to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account and for so long as a Default has occurred and is continuing, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Revolving Credit Lenders in respect of the Facility Letters of Credit.
(e)    Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. Notwithstanding the foregoing, the Borrower may from time to time at the end of any fiscal quarter request that the Administrative Agent return to the Borrower any funds on deposit in the Letter of Credit Collateral Account in excess of the amounts required to be on deposit therein pursuant to Section 3.14(a), and, so long as no Default or Unmatured Default has occurred and is continuing, the Administrative Agent shall comply with such request.
(f)    The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 3.14.
(g)    If any Default shall have occurred and be continuing:
(i)    The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Facility Letter of Credit that have not been reimbursed by the Borrower and (y) any Facility Letter of Credit Obligations described in clause (b) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Section 3.14 are in addition to any rights and remedies which any Lender may have.
(ii)    The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.
(iii)    The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.
(iv)    At such time as all Defaults have been cured or waived in writing, all fees and expenses, if any, owing to the Revolving Credit Lenders paid in full, and all Facility Letters of Credit returned to the Issuing Bank and cancelled, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after return of all Facility Letters of Credit to the Issuing Bank and payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Revolving Credit Termination Date shall be paid promptly to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.
The terms of this Section 3.14 shall only apply in the event that (a) a Facility Letter of Credit will expire by its terms after the Revolving Credit Termination Date or (b) the Borrower must otherwise cash-collateralize Facility Letters of Credit pursuant to Section 2.24(c) or Section 9.1.
3.15.    Existing Letters of Credit. It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all the Revolving Credit Lenders party hereto that on the Closing Date, the letters of credit previously issued by JPMorgan Chase Bank, N.A. and any other Revolving Credit Lender acting as “Issuing Bank” under the Existing Revolving Credit Agreement, and more particularly set forth on Schedule 3.15 hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.

ARTICLE IV

CHANGE IN CIRCUMSTANCES
4.1.    Yield Protection.
If any Change in Law:
(a)    imposes on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, compulsory loan, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or
(c)    subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(d)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the Issuing Bank of making, continuing, converting to, funding or maintaining its LIBOR Loans, or of issuing or participating in Facility Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation or the Issuing Bank in connection with its LIBOR Loans, Facility Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or the Issuing Bank to make any payment calculated by reference to the amount of LIBOR Loans, Facility Letters of Credit or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the Issuing Bank as the case may be, and the result of any of the foregoing would be to increase the cost to such Lender or applicable Lending Installation or the Issuing Bank, as the case may be, of making or maintaining its LIBOR Loans or Commitments or of issuing or participating in Facility Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation or the Issuing Bank, as the case may be, in connection with such LIBOR Loans, Commitments, Facility Letters of Credit or participations therein, then, within fifteen (15) days after demand by such Lender or the Issuing Bank, as the case may be, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such increased cost or reduction in amount received.
4.2.    Changes in Capital Adequacy Regulations.
If a Lender or the Issuing Bank in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender or the Issuing Bank, any Lending Installation of such Lender or the Issuing Bank or any corporation controlling such Lender or the Issuing Bank is increased as a result of a Change in Law regarding capital or liquidity adequacy, then, within fifteen (15) days after demand by such Lender or the Issuing Bank, the Borrower shall pay such Lender or the Issuing Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or the Issuing Bank in good faith determines is attributable to this Agreement, its Outstanding Credit Exposure or its obligation to make Loans and issue or participate in Facility Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the Issuing Bank’s policies as to capital adequacy).
4.3.    Availability of Types of Advances.
If prior to the commencement of any Interest Period for a LIBOR Advance:

(e)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Base Rate for such Interest Period; or
(f)    the Administrative Agent is advised by the Required Lenders (or, in the case of a LIBOR Competitive Bid Loan, the Revolving Credit Lender that is required to make such Revolving Loan) that the LIBOR Base Rate or for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loans) included in such Advance for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a LIBOR Advance shall be ineffective, (ii) if any Borrowing Notice requests a LIBOR Advance, such Advance shall be made as an Alternate Base Rate Advance and (iii) any request by the Borrower for a LIBOR Competitive Bid Loan shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Revolving Credit Lenders, then requests by the Borrower for Competitive Bid Loans may be made to Revolving Credit Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type or Class of Advance, then the other Types or Classes of Advance shall be permitted.
4.4.    Funding Indemnification.
If any payment of a ratable LIBOR Advance or a Competitive Bid Loan is made by the Borrower on a date which is not the last day of the applicable Interest Period, or otherwise occurs because of acceleration or prepayment, or a ratable LIBOR Advance or a Competitive Bid Loan is not made, continued, converted or prepaid on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 4.3, or the assignment of a LIBOR Advance or Competitive Bid Loan pursuant to Section 4.7 or the conversion of a LIBOR Advance shall occur on a day other than the last day of an Interest Period therefor, the Borrower will indemnify each applicable Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Advance or Competitive Bid Loan, as the case may be, and shall pay all such losses or costs within fifteen (15) days after written demand therefor. Nothing in this Section 4.4 shall authorize the prepayment of a Competitive Bid Loan prior to the end of the applicable Interest Period.
4.5.    (1) Payment Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such

Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(a)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(b)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 13.2.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(e)    Status of Lenders. (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance

Certificate") and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.5 (including by the payment of additional amounts pursuant to this Section 4.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Survival. Each party's obligations under this Section 4.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(h)    FATCA Acknowledgement. The Borrower, the Guarantor, the Administrative Agent and the Lenders acknowledge and agree that, solely for purposes of determining the applicability of U.S. Federal withholding Taxes imposed by FATCA, from and after the Effective Date, this Agreement will not be treated as a “grandfathered obligation” under FATCA.
(i)    Defined Terms. For purposes of this Section 4.5, the term "applicable law" includes FATCA.
4.6.    Lender Statements; Survival of Indemnity.
Each Lender shall use its reasonable efforts to designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of the Borrower to such Lender under Sections 4.1, 4.2 and 4.5 or to avoid the unavailability of Advances under Section 4.3, so long as such designation does not reduce such Lender’s income or increase such Lender’s liabilities and is made on terms that, in the sole judgment of such Lender, do not cause such Lender to suffer any economic, legal or regulatory disadvantage. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 4.1, 4.2, 4.4 or 4.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 4.1, 4.2, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement.
4.7.    Replacement of Lenders under Certain Circumstances.
The Borrower shall be permitted to replace any Lender which (a) is subject to claims for additional payments under Section 4.1 or Section 4.2, (b) requires the Borrower to pay any Indemnified Taxes or additional amounts for the account of such Lender pursuant to Section 4.5, (c) cannot maintain its LIBOR Loans at a suitable Lending Installation pursuant to Section 4.6, (d) becomes a Defaulting Lender or (e) has failed to consent to a proposed amendment, waiver or modification that under Section 9.2 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders or the Required Facility Lenders, as applicable, shall have granted their consent, with a replacement bank or other financial institution; provided that (i) such replacement eliminates the circumstances giving rise to such replacement right and does not conflict with any applicable legal or regulatory requirements affecting the remaining Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement bank or institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 4.4 and 4.6 if any LIBOR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall continue to pay all amounts payable hereunder without setoff, deduction, counterclaim or withholding and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
ARTICLE V

CONDITIONS PRECEDENT
5.1.    Effective Date. This Agreement shall not become effective, and the Lenders shall not be required to make the initial Credit Extensions hereunder unless (a) the Borrower shall have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have complied with the requirements below and furnished to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and with sufficient copies for the Lenders, the following:
(i)    The duly executed originals of the Loan Documents, including the Revolving Credit Notes payable to the order of each of the Revolving Credit Lenders and the Term Loans Notes payable to the order of each of the Term Lenders, the Guaranty, the Subsidiary Guaranties from each Subsidiary Guarantor on the Closing Date, and this Agreement;

(ii)    Certified copies of (a) the articles of incorporation of the General Partner and the certificate of limited partnership of the Borrower, both with all amendments and certified by the appropriate governmental officer of the State of Indiana as of a recent date, and (b) the articles of incorporation, articles of formation or certificate of limited partnership of each of the Subsidiary Guarantors on the Closing Date, each certified by the appropriate governmental officer of the state of formation, other than Duke Realty Ohio, which is a general partnership, as well as any other information required by Section 326 of the USA PATRIOT Act or necessary for the Administrative Agent or any Lender to verify the identity of the General Partner and Borrower as required by Section 326 of the USA PATRIOT Act;
(iii)    Certificates of good standing for the General Partner and the Borrower, certified by the appropriate governmental officer of the State of Indiana, certificates of good standing for each Subsidiary Guarantor on the Closing Date, certified by the appropriate governmental officer of the state of formation, other than Duke Realty Ohio, which is a general partnership, and if requested by Administrative Agent, foreign qualification certificates for the General Partner, the Borrower and the Subsidiary Guarantors, other than Duke Realty Ohio, which is a general partnership, certified by the appropriate governmental officer, for each jurisdiction where the failure to so qualify or be licensed (if required) would have a Material Adverse Effect;
(iv)    Copies, certified by an officer of the General Partner, of (1) its formation documents (including by-laws), together with all amendments thereto, (2) the formation documents (including the Partnership Agreement) of the Borrower, together with all amendments thereto and (3) the formation documents of each of the Subsidiary Guarantors on the Closing Date;
(v)    An incumbency certificate, executed by an officer of the General Partner, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of the General Partner, the Borrower and each Subsidiary Guarantor and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
(vi)    Copies, certified by the Secretary or Assistant Secretary, of the General Partner’s Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the Advances provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by the General Partner, the Borrower and the Subsidiary Guarantors hereunder;
(vii)    A written opinion of counsel to the General Partner, the Borrower and the Subsidiary Guarantors, addressed to the Lenders in substantially the form of Exhibit D hereto;
(viii)    A certificate, signed by an officer of the General Partner on behalf of the Borrower and for itself, stating that on the Effective Date, both before and after giving effect to the making of any Loans or other Credit Extensions, no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the General Partner and the Borrower are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
(ix)    The most recent financial statements of the General Partner and the Borrower and a certificate from an officer of the General Partner that no material adverse change in the General Partner’s or the Borrower’s financial condition has occurred since June 30, 2014;
(x)    UCC financing statement, judgment, and tax lien searches with respect to the General Partner, the Borrower and the Subsidiary Guarantors from their states of organization and the states where they have their principal place of business;
(xi)    A compliance certificate in the form of Exhibit F hereto demonstrating the Borrower’s compliance with the covenants set forth in Article VII herein on a pro-forma basis, after giving effect to the Loans;
(xii)    Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
(xiii)    Evidence that all parties whose consent is required for the Borrower, the General Partner or the Subsidiary Guarantors to execute the Loan Documents have provided such consents;
(xiv)    The Administrative Agent shall have determined that (i) since June 30, 2014 there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would likely impair syndication of the Loans hereunder and (ii) the Borrower has fully cooperated with the Administrative Agent’s syndication efforts including, without limitation, by providing the Administrative Agent with information regarding the Borrower’s operations and prospects and such other information as the Administrative Agent deems necessary to successfully syndicate the Loans hereunder;
(xv)    Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be acceptable to the parties and their respective counsel.
Until such time as the foregoing conditions are satisfied, the initial disbursements hereunder have been made, and all indebtedness under the Existing Credit Agreements is paid in full, the Existing Credit Agreements shall remain in effect. From and after the satisfaction of such conditions, this Agreement shall be in effect, the Existing Credit Agreements shall be of no further force or effect, and each of the new Lenders that are parties to this Agreement shall be added as Lenders and the Commitments of all Lenders shall be as set forth on Schedule L hereto.
5.2.    Each Credit Extension. The Lenders shall not be required to make any Credit Extension (including Swing Line Loans) other than an Advance or Swing Line Loan that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances (including Swing Line Loans) and Competitive Bid Loans and other than an extension, renewal or amendment of a Facility Letter of Credit that does not increase the face amount thereof, unless on the applicable Borrowing Date (or date of such Credit Extension):
(i)    There exists no Default or Unmatured Default;
(ii)    The representations and warranties contained in Article VI are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) as of such Borrowing Date (or date of such Credit Extension) with respect to the General Partner, the Borrower and to any Subsidiary in existence (as applicable) on such Borrowing Date (or date of such Credit Extension), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of such earlier date provided that for those representations made to the Borrower’s best knowledge, Borrower shall not be required to make any specific inquiry to determine the accuracy of a representation and warranty as of a Borrowing Date, as long as such inquiry is made on a quarterly basis in connection with the delivery of its quarterly compliance certificate; and
(iii)    All legal matters incident to the making of such Advance (including Swing Line Loans) or Credit Extension shall be satisfactory to the applicable Lenders and their counsel.
Each Borrowing Notice or request for issuance of a Facility Letter of Credit with respect to each such Credit Extension (including Swing Line Loans) shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(i) and (ii) have been satisfied.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
The General Partner and the Borrower each respectively (unless otherwise noted) represents and warrants to the Lenders that:
6.1.    Existence. It is duly organized, validly existing and in good standing under the laws of the State of Indiana, with its principal place of business in Indianapolis, Indiana and is duly qualified as a foreign corporation or partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent the failure to be in good standing, or to be so qualified or licensed, or have such authority, could not, in the aggregate, reasonably be expect to have a Material Adverse Effect. Each of its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent the failure to be in good standing or to have such authority could not, in the aggregate, reasonably be expect to have a Material Adverse Effect.
6.2.    Authorization and Validity. It has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by it of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of, respectively, the General Partner or the Borrower enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
6.3.    No Conflict; Government Consent. Neither the execution and delivery by it of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on, respectively, the General Partner or the Borrower or any of such entity’s Material Subsidiaries or such entity’s or any Material Subsidiary’s articles of incorporation, by-laws, certificate of limited partnership or partnership agreement or the provisions of any indenture, instrument or agreement to which such entity or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of such entity or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement other than any violation, conflict, default or creation of a Lien under any indenture, instrument or agreement which could not reasonably be expected to result in a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.
6.4.    Financial Statements; Material Adverse Change. The June 30, 2014 consolidated financial statements of the General Partner, the Borrower and their Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the General Partner, the Borrower and their Subsidiaries at such date and the consolidated results of their operations for the period then ended. Since June 30, 2014, there has been no change in the business, Property, financial condition or results of operations of the General Partner, the Borrower and their Subsidiaries (including any litigation, arbitration, governmental investigation, proceeding or inquiry) which could reasonably be expected to have a Material Adverse Effect.

6.5.    Taxes. It and its Subsidiaries have filed all United States federal tax returns and all material other tax returns which are required to be filed (taking into account any applicable extensions) and have paid all taxes due pursuant to said returns or pursuant to any assessment received by, respectively, the General Partner or the Borrower or any of its Subsidiaries except (i) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and (ii) any amount the failure of which to pay could not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes other than those which do not attach to any Unencumbered Asset and which could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the General Partner, the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
6.6.    Litigation and Guarantee Obligations. Except as disclosed in the General Partner’s most recent filings with the SEC on Form 10-K and Form 10-Q, as of the Closing Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting the General Partner, the Borrower or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect. It has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 7.1.
6.7.    Subsidiaries. As of the Effective Date, Schedule 1 hereto contains an accurate list of all of the presently existing Subsidiaries of such entity, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by it or its Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non‑assessable.
6.8.    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $50,000,000. Neither it nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $12,500,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, (i) no Reportable Event has occurred with respect to any Plan, (ii) no members of the Controlled Group have withdrawn from any Multiemployer Plan or initiated steps to do so, and (iii) no steps have been taken to reorganize or terminate any Plan or Multiemployer Plan.
6.9.    Accuracy of Information. All factual information furnished in writing by or on behalf of such entity or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished in writing by or on behalf of such entity or any of its Subsidiaries to the Administrative Agent or any Lender will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

6.10.    Margin Stock. It is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.
6.11.    Material Agreements. Neither it nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither it nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could  reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.
6.12.    Compliance With Laws. It and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither it nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
6.13.    Ownership of Properties. On the date of this Agreement, it and its Subsidiaries will have title in fee simple to, or a valid leasehold interest in, all its or their real property, and good title to, or a valid leasehold interest in, all of its or their other Property, free of all Liens other than those permitted by Section 7.15, except to the extent such defects in title could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.14.    Investment Company Act. Neither it nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
6.15.    [Reserved].
6.16.    Solvency. (1) Immediately after the Closing Date and immediately following the making of each Loan or other Credit Extension and after giving effect to the application of the proceeds of such Loans and other Credit Extensions, (a) the fair value of the assets of the General Partner, the Borrower and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the General Partner, the Borrower and their Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the General Partner, the Borrower and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the General Partner, the Borrower and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the General Partner, the Borrower and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the General Partner, the Borrower and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(ii)    It does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary; provided, however, that this Section 6.16(ii) does not apply to any non-recourse Indebtedness.
6.17.    Insurance. It and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are at least comparable to the coverage maintained by institutional owners of similar properties as evidenced by insurance certificates provided to Administrative Agent.
6.18.    REIT Status. The General Partner is in good standing on the New York Stock Exchange, is qualified as a real estate investment trust and currently is in compliance with all provisions of the Code necessary for qualification as a real estate investment trust.
6.19.    Environmental Matters. Except as set forth on Schedule 6.19, each of the following representations and warranties is true and correct on and as of the Closing Date (taking into account the effects of any operation and maintenance, remediation, clean-up or similar plans that have been entered into in accordance with any applicable Environment Laws) except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(i)    To the best knowledge of, respectively, the General Partner or the Borrower, the Projects of such entity and its Subsidiaries do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws. In making this statement, the General Partner and the Borrower are assuming (except to the extent that either of them has actual knowledge to the contrary) that any Person handling any Materials of Environmental Concern at any Project will do so in a reasonable manner and in accordance with all legal requirements.
(ii)    To the best knowledge of such entity, the Projects of such entity and its Subsidiaries and all operations at the Projects are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Projects of such entity and its Subsidiaries, or violation of any Environmental Law with respect to the Projects of such entity and its Subsidiaries.
(iii)    Neither it nor any of its Subsidiaries has received from any Governmental Authority any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does it have knowledge or reason to believe that any such notice will be received or is being threatened, nor has any proceeding been brought or complaint filed by any party alleging any such violation, non-compliance, liability or potential liability.
(iv)    To the best knowledge of such entity, Materials of Environmental Concern have not been transported or disposed of from the Projects of such entity and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of such entity and its Subsidiaries in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.
(v)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of such entity, threatened, under any Environmental Law to which such entity or any of its Subsidiaries is or will be named as a party with respect to the Projects of such entity and its Subsidiaries, nor to the Borrower’s knowledge are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Projects of such entity and its Subsidiaries.
(vi)    To the best knowledge of such entity, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of such entity and its Subsidiaries, or arising from or related to the operations of such entity and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.20.    Unencumbered Assets. Schedule 3 hereto contains a complete and accurate description of Unencumbered Assets as of the Closing Date and as supplemented from time to time in connection with the delivery of a compliance certificate pursuant to Section 7.1 hereof, including the entity that owns or ground leases each Unencumbered Asset. Any supplements in connection with the delivery of a compliance certificate shall specifically highlight the changes in Schedule 3. With respect to each Project identified from time to time as an Unencumbered Asset, except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld), the Borrower hereby represents and warrants as follows except to the extent the failure of such representation and warranty to be true would not materially adversely affect the use and operation of such Project for its intended use or its marketability or value:
6.20.1    No portion of any improvement on the Unencumbered Asset is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, the Borrower has obtained and will maintain the insurance prescribed in Section 7.6 hereof.

6.20.2    To the Borrower’s knowledge, the Unencumbered Asset and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties except to the extent allowed by applicable laws), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”).
6.20.3    The Unencumbered Asset is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Unencumbered Asset has accepted or is equipped to accept such utility service.
6.20.4    All public roads and streets necessary for service of and access to the Unencumbered Asset for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.
6.20.5    The Unencumbered Asset is served by public water and sewer systems or, if the Unencumbered Asset is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.
6.20.6    The Borrower is not aware of any latent or patent structural or other significant deficiency of the Unencumbered Asset. The Unencumbered Asset is free of damage and waste that would materially and adversely affect the value of the Unencumbered Asset other than damage which has been covered by insurance, is in good repair and there is no material deferred maintenance other than ordinary deferred maintenance given the age of the asset for which adequate reserves exist. The Unencumbered Asset is free from material damage caused by fire or other casualty. There is no pending or, to the actual knowledge of the Borrower threatened condemnation proceedings affecting the Unencumbered Asset, or any material part thereof.
6.20.7    Except for matters insured by title insurance, all improvements on the Unencumbered Asset lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Asset, no such improvements encroach upon easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset and no improvements on adjoining properties encroach upon the Unencumbered Asset or easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset. All material amenities, access routes or other items that materially benefit the Unencumbered Asset are under direct control of the Borrower, constitute permanent easements that benefit all or part of the Unencumbered Asset or are public property, and the Unencumbered Asset, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has the necessary permits for ingress and egress.
6.20.8    There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Asset except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.
A breach of any of the representations and warranties contained in this Section 6.20 with respect to a Project shall disqualify such Project from being an Unencumbered Asset for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Asset and the failure to designate a replacement Unencumbered Asset or otherwise cure such breach in accordance with this Agreement results in a Default under one of the other provisions of this Agreement).
6.21.    Plan Assets; Prohibited Transactions. Neither the Borrower, any Subsidiary nor any member of the Controlled Group maintains any Plan. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
6.22.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary, or to the knowledge of the Borrower, their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE VII

COVENANTS
During the term of this Agreement and until payment in full of the Obligations and termination of the Commitments, unless the Required Lenders shall otherwise consent in writing:
7.1.    Financial Reporting. The General Partner and the Borrower will maintain, for themselves and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
(xvi)    As soon as available, but in any event not later than fifty (50) days after the close of each fiscal quarter, for the General Partner (consolidated with the Borrower and their Subsidiaries), an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the General Partner, the Borrower and their Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the General Partner’s chief financial officer or chief accounting officer;
(xvii)    As soon as available, but in any event not later than fifty (50) days after the close of each fiscal quarter, for the General Partner, the Borrower and their Subsidiaries, related reports in form and substance satisfactory to the Lenders, all certified by the entity’s chief financial officer or chief accounting officer, including a description of Unencumbered Assets, a statement of Guarantee Obligations, including a description of any guaranties of Investment Affiliate Debt excluded from Guarantee Obligations pursuant to the definition thereof, along with a certification that the conditions for exclusion are met and such back-up information as may be requested by the Administrative Agent, a report listing and describing all newly acquired Projects, including their Property Operating Income, cost and secured or unsecured Indebtedness assumed in connection with such acquisition, if any, summary Project information for all Projects, including, without limitation, their Property Operating Income, occupancy rates, square footage, property type and date acquired or built, and such other information as may be requested;
(xviii)    As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, for the General Partner (consolidated with the Borrower and their Subsidiaries), audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by KPMG LLP, or the other top four accounting firms by size (or other independent certified public accountants of nationally recognized standing acceptable to Administrative Agent) without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit;
(xix)    As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, for the General Partner, the Borrower and their Subsidiaries, related reports in form and substance satisfactory to the Lenders, certified by the entity’s chief financial officer or chief accounting officer, including reports containing Property Operating Income for each individual property;
(xx)    Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit F hereto signed by the General Partner’s and the Borrower’s chief financial officers or chief accounting officers showing the calculations and computations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;
(xxi)    As soon as possible and in any event within ten (10) days after the General Partner or the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such entity, describing said Reportable Event and the action which such entity proposes to take with respect thereto;

(xxii)    As soon as possible and in any event within ten (10) days after receipt by the General Partner or the Borrower, a copy of (a) any notice or claim to the effect that the General Partner, the Borrower or any of their Subsidiaries is or may be liable to any Person as a result of the release by such entity, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the General Partner or the Borrower or any of their Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect;
(xxiii)    Promptly upon the furnishing thereof to the shareholders of the General Partner or the partners of the Borrower, copies of all proxy statements so furnished which may be made available by electronic means;
(xxiv)    Promptly upon the filing thereof, copies of all financial statements and reports on Form 10-K and Form 10-Q which the General Partner, the Borrower or any of their Subsidiaries files with the SEC, which may be made available by electronic means;
(xxv)    Promptly upon the distribution thereof to the press or the public, copies of all press releases, which may be made available by electronic means; and
(xxvi)    Such other information (including, without limitation, financial statements, information regarding operations and business affairs, public information filed with the SEC, and financial statements, reports and other information distributed to the shareholders of the General Partner or the partners of the Borrower) as the Administrative Agent or any Lender may from time to time reasonably request.
If any information which is required to be furnished to the Lenders under this Section 7.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date than is hereby required, then the information required hereunder shall be furnished to the Lenders at such earlier date.
7.2.    Use of Proceeds. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, use the proceeds of the Advances for the general business purposes of the Borrower, including, but not limited to, working capital needs and interim financing for property acquisitions of new Projects, construction of new improvements or expansions of existing improvements on Projects, to repay outstanding Advances and to purchase the preferred or common stock of the General Partner. The General Partner and the Borrower will not, nor will they permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation G or Regulation U) or (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto and the Required Lenders have consented to such use of the proceeds of such Advance, except that the General Partner may repurchase any of its preferred or common stock that constitutes “margin stock” so long as such repurchase does not violate Regulation U or Regulation X or otherwise constitute a Default or an Unmatured Default. The Borrower will not request any Advance or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto except to the extent such activities, business or transactions are permitted for a United States Person to engage in under applicable Sanctions.
7.3.    Notice of Default. The General Partner and the Borrower will give, and will cause each of their Subsidiaries to give, prompt notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default and (ii) of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
7.4.    Conduct of Business. Except as otherwise permitted under Section 7.12, the General Partner and the Borrower will do, and will cause each of their Subsidiaries to do, all things necessary to remain duly incorporated and/or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except to the extent that the failure to be so duly qualified, to be in good standing or to maintain all requisite authority to conduct its business could not reasonably be expected to have a Material Adverse Effect) and, to carry on and conduct its businesses in substantially the same manner as it is presently conducted and, specifically, neither the General Partner, the Borrower nor their respective Subsidiaries will undertake any business other than the acquisition, development, ownership, management, operation and leasing of office, medical office, industrial and retail properties and ancillary businesses reasonably related thereto, including its third party construction business and investments in (i) land, (ii) non-office, non-medical office, non-industrial, and non-retail property holdings (excluding cash), (iii) stock holdings, (iv) mortgages (v) passive non-real estate investments and (vi) joint ventures and partnerships.
7.5.    Taxes. The General Partner and the Borrower will pay, and will cause each of their Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except (i) where the failure to pay the same could not reasonably be expected to have a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.
7.6.    Insurance. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice and the representation made by Borrower in Section 6.17, and the General Partner and the Borrower will furnish to any Lender upon request full information as to the insurance carried.
7.7.    Compliance with Laws. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, except to the extent of any non-

compliance that could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
7.8.    Maintenance of Properties. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property that is useful and necessary to their respective businesses in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses carried on in connection therewith may be properly conducted at all times.
7.9.    Inspection. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, upon reasonable prior written notice so long as no Default is continuing, to inspect any of the Projects, corporate books and financial records of the General Partner, the Borrower and each of their Subsidiaries, to examine and make copies of the books of accounts and other financial records of the General Partner, the Borrower and each of their Subsidiaries, and to discuss the affairs, finances and accounts of the General Partner, the Borrower and each of their Subsidiaries, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate. It is understood that (i) any information obtained by the Administrative Agent or any Lender in any visit or inspection pursuant to this shall be subject to the confidentiality requirements herein and (ii) so long as no Default or Unmatured Default exists, the Lenders will coordinate their visits through the Administrative Agent with a view to preventing the visits provided for by this Section from becoming unreasonably burdensome to the General Partner, Borrower and their Subsidiaries.
7.10.    Maintenance of Status. The General Partner shall at all times (i) remain a corporation listed and in good standing on the New York Stock Exchange, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code.
7.11.    Dividends. The General Partner and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock from time to time in amounts determined by the General Partner, provided, however, that if a Default has occurred and is continuing, the Borrower shall only be permitted to make distributions to its partners in amounts so that the pro rata share of such distributions received by the General Partner are no more that than the minimum amounts needed for the General Partner to make distributions to its shareholders necessary to maintain the General Partner’s tax status as a real estate investment trust, and the General Partner shall only be permitted to make distributions to its shareholders in the minimum amounts necessary to maintain the General Partner’s Tax status as a real estate investment trust.
7.12.    Merger; Sale of Assets. (a) The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Property, except for such transactions that occur between the General Partner, the Borrower and/or the Wholly‑Owned Subsidiaries of the Borrower or the General Partner, provided, however, the General Partner or the Borrower may merge with or acquire other companies as partnerships so long as:

(i)    after giving effect to such merger or acquisition, no provision of this Agreement will have been violated; and
(ii)    the General Partner or the Borrower will be the surviving entity.
The Borrower will notify all of the Lenders of all material acquisitions, dispositions, mergers or asset purchases regardless of whether or not the Required Lenders must first give their written consent.
(b)    The General Partner and the Borrower will not, and will not permit any of their Subsidiaries to, sell, transfer or otherwise dispose of any Property unless after giving effect thereto no Default or Unmatured Default exists or would exist; provided that the Borrower shall deliver to the Administrative Agent and the Lenders written notice not less than five (5) Business Days prior to a sale, transfer or other disposition of any Unencumbered Assets, in a single transaction or series of related transactions, for consideration in excess of $500,000,000. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent a certificate of the General Partner’s and the Borrower’s chief financial officers or chief accounting officers certifying that the Borrower is in compliance in all material respects with this Agreement and the other Loan Documents and would be in compliance with the financial covenants set forth in Section 7.20 on a pro-forma basis using the most recent quarterly financial statements then available and after giving effect to the proposed transaction (or will be after making the required prepayments described in the next paragraph), along with a certification that the Borrower has no knowledge of any facts or circumstances that would make any such information inaccurate, incomplete or otherwise misleading in any material respect.
To the extent such proposed transaction would result in a failure to comply with the covenants set forth herein, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that Borrower will be in compliance with the covenants set forth herein upon the consummation of the contemplated transaction. Such prepayments shall be applied to either the Revolving Credit Facility or the Term Loan Facility as directed by the Borrower; provided, however, that if the Borrower fails to give such direction, such prepayments shall first be applied to the Revolving Credit Facility and then to the Term Loan Facility if such prepayment amounts are needed for the Borrower to remain in compliance with this Agreement. Amounts so prepaid shall be applied to the Obligations in accordance with Section 2.23.
7.13.    [Reserved].
7.14.    [Reserved].
7.15.    Liens. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the General Partner, the Borrower or any of their Subsidiaries (other than Liens, if any, securing Obligations hereunder), except:

(iii)    Liens for taxes, assessments or governmental charges or levies on their Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on their books;
(iv)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
(v)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(vi)    Utility easements, access easements, building restrictions, license agreements, park association covenants and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way impair the marketability of the same or interfere with the use thereof in the business of the General Partner, the Borrower or their Subsidiaries;
(vii)    Liens existing on the date hereof and described in Schedule 2 hereto;
(viii)    Liens arising in connection with any Indebtedness that does not result in a Default under Section 7.20 hereunder to the extent such Liens will not result in a violation of any of the provisions of this Agreement;
(ix)    Liens in favor of the Borrower, the General Partner or any Wholly-Owned Subsidiary granted by the Borrower, the General Partner or any Subsidiary in order to secure any intercompany obligations;
(x)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.10;
(xi)    Any pledge or deposit to secure performance of letters of credit, bank guarantees, bids, statutory obligations, surety and appeal bonds, trade contracts, government contracts, leases, performance bonds or other obligations of a like nature in the ordinary course of business or letters of credit, bank guarantees or similar instruments issued supporting such pledges, deposits or obligations; provided that the foregoing does not include Liens on real property;
(xii)    Liens solely on any cash earnest money deposits made by the Borrower, the General Partner or any Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(xiii)    Liens not otherwise permitted pursuant to the preceding clauses (i) through (x) on Property (other than with respect to a Project) so long as same do not secure obligations (including Indebtedness) in excess of $5,000,000 in the aggregate at any time outstanding for the Borrower, the General Partners and the Subsidiaries on a consolidated basis.
Liens permitted pursuant to this Section 7.15 shall be deemed to be “Permitted Liens”.
7.16.    Affiliates. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the General Partner’s, the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the General Partner, the Borrower or such Subsidiary than the General Partner, the Borrower or such Subsidiary would obtain in a comparable arms‑length transaction.
7.17.    Interest Rate Hedging. The General Partner and the Borrower will not enter into or remain liable upon, nor will they permit any Subsidiary to enter into or remain liable upon, any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options unless such agreement, device or arrangement was entered into by the General Partner, the Borrower or any such Subsidiary in the ordinary course of its business for the purpose of hedging interest rate risk to the General Partner or the Borrower or any Subsidiary.
7.18.    Subsidiary Guaranty. (a) The Borrower will cause any Subsidiary which (i) owns or ground leases an Unencumbered Asset and (ii) is liable for any Indebtedness (including any guarantees of debt of another person) to enter into a Subsidiary Guaranty, if the Borrower desires that the Project owned by such Subsidiary qualify as an Unencumbered Asset and be included in the calculation of the financial covenant in Section 7.20(iii), and will also deliver to the Administrative Agent for the benefit of the Lenders (concurrently with the inclusion of any Project as an Unencumbered Asset) the following items:
(i)    a Subsidiary Guaranty, or a joinder agreement in respect of any existing Subsidiary Guaranty;
(ii)    a certificate signed by the President, a Vice President, or a chief financial officer or chief accounting officer of the Borrower making representations and warranties to the effect of those contained in Section 6.1, Section 6.2 and Section 6.3, with respect to such Subsidiary Guarantor and the Subsidiary Guaranty and in Section 6.20 with respect to the Unencumbered Assets owned by such Subsidiary Guarantor, as applicable; and
(iii)    an opinion of counsel addressed to each Lender and reasonably satisfactory to the Administrative Agent, to the effect that the Subsidiary Guaranty has been duly authorized, executed and delivered by such Subsidiary Guarantor and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Subsidiary Guarantor enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally and be general equitable principles.
(b)    Other than during the continuance of a Default or an Unmatured Default, the Subsidiary Guaranty of any Subsidiary Guarantor shall be released without the further consent of the Lenders if and when (i) a Project is sold or transferred by a Subsidiary Guarantor and all of the Projects owned by such Subsidiary Guarantor shall thereby cease (not thereby creating a Default or an Unmatured Default) to be Unencumbered Assets or (ii) such Subsidiary becomes an Unencumbered Property Subsidiary and is therefore no longer required to be a Subsidiary Guarantor in order for the Projects owned by such Subsidiary to qualify as Unencumbered Assets, provided the foregoing shall never permit the release of the Guaranty of the General Partner. At the request and expense of the Borrower, the Administrative Agent shall execute and deliver an instrument confirming such release.
7.19.    [Reserved].
7.20.    Indebtedness and Cash Flow Covenants. The General Partner on a consolidated basis with the Borrower and their Subsidiaries shall not, as of the last day of any fiscal quarter, permit:
(vii)    the ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50 to 1.0 for the preceding 12 full calendar months throughout the remaining term of the Facility;
(viii)    Consolidated Total Indebtedness (net of, as of such date of determination, an amount equal to the lesser of (x) the amount of Unrestricted Cash and Cash Equivalents in excess of $30,000,000 and (y) the amount of Consolidated Total Indebtedness that matures within twenty-four (24) months of such date of determination) to exceed sixty percent (60%) of Total Asset Value, provided that such ratio may exceed sixty percent (60%) but may not exceed sixty-five percent (65%) as at the end of no more than two quarters during the term of this Agreement;
(ix)    The ratio obtained by dividing (a) the sum of (i) Property Operating Income from Unencumbered Assets that are wholly-owned by the Borrower, a Subsidiary Guarantor or an Unencumbered Property Subsidiary for such quarter minus the Capital Expenditure Reserve Amount for such wholly-owned Unencumbered Assets for such quarter plus (ii) Earnings from Service Operations and interest income of the General Partner, the Borrower and their Subsidiaries from mortgage notes receivable for such quarter (with the aggregate amount of such Earnings from Service Operations and interest income limited to 15% of the sum of Property Operating Income from wholly owned Unencumbered Assets, Earnings from Service Operations and interest income) by (b) the interest incurred on all Consolidated Unsecured Indebtedness for such quarter to be less than 1.75 to 1.0 for the quarter then ended; or

(x)    Consolidated Secured Indebtedness (net of, as of such date of determination, an amount equal to the lesser of (x) the amount of Unrestricted Cash and Cash Equivalents in excess of $30,000,000 and (y) the amount of Consolidated Secured Indebtedness that matures within twenty-four (24) months of such date of determination) to exceed thirty percent (30%) of Total Asset Value; provided, that such ratio may exceed thirty percent (30%) but may not exceed thirty-five percent (35%) at the end of not more than four (4) consecutive fiscal quarters following a Major Acquisition.
7.21.    Environmental Matters. The General Partner and the Borrower will and will cause each of their Subsidiaries to:
(v)    Subject to any remediation programs described on Schedule 6.19, comply with, and use its commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect;
(vi)    Subject to any remediation programs described on Schedule 6.19, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (a) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (b) the General Partner has determined in good faith that contesting the same is not in the best interests of the General Partner, the Borrower and their Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect; and
(vii)    defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the General Partner, the Borrower, their Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the party seeking indemnification therefor.
The indemnity contained in (iii) above shall continue in full force and effect regardless of the termination of this Agreement.

7.22.    [Reserved].
7.23.    Borrower’s Partnership Agreement. The General Partner shall not consent to any changes to the Borrower’s partnership agreement, other than changes in the ordinary course of business, without providing prior written notice to the Administrative Agent. The General Partner shall not consent to any change to the Borrower’s partnership agreement that would be materially adverse to the Lenders without obtaining the prior written consent of the Administrative Agent.
7.24.    Plan Assets. The Borrower shall not adopt, or permit any Subsidiary or any member of the Controlled Group to adopt, any Plan.
7.25.    Notice of Rating Change. The Borrower shall notify the Administrative Agent promptly if there is any change in the long term unsecured debt rating of the Borrower from Moody’s or S&P.
ARTICLE VIII

DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
8.1.Nonpayment of any principal payment on any Note, Loan or Reimbursement Obligation when due.
8.2.Nonpayment of interest upon any Note or Loan or of any Facility Fee or Facility Letter of Credit Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
8.3.The breach of any of the terms or provisions of Sections 7.2, 7.3, 7.10 through 7.20 and 7.23.
8.4.Any representation or warranty made or deemed made by or on behalf of the General Partner, the Borrower or any of their Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be untrue or inaccurate in any material respect on the date as of which made; provided, however, that as to any such untrue or inaccurate representation, warranty, acknowledgement or statement which was unintentionally submitted to the Administrative Agent or the Lenders and which can be made true and correct by action of the Borrower, the Borrower shall have a period of thirty (30) days following the date of such representation, warranty acknowledgement or statement to undertake and complete all action necessary to make such representation, warranty, acknowledgement or statement true and correct in all material respects.
8.5.The breach (other than a breach which constitutes a Default under Section 8.1, 8.2, 8.3 or 8.4) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after written notice from the Administrative Agent or any

Lender; provided, however, if such breach is susceptible of cure but cannot be cured within such thirty- (30-)day period and the Borrower is proceeding diligently and in good faith to cure such breach, such thirty (30) day period shall be extended for up to an additional thirty (30) days, not to exceed a total of sixty (60) days, as shall be necessary for the Borrower in the exercise of due diligence to cure such breach.
8.6.The Borrower, the General Partner or any of their Wholly-Owned Subsidiaries fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness hereunder), when and as the same shall become due and payable, after the applicable grace or cure period, if any, specified in any agreement or instrument relating to such Indebtedness; or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 8.6 shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) to secured Indebtedness for which a forbearance, extension or restructuring agreement is in effect that prevents the holder or holders of such Indebtedness or any trustee or agent on its or their behalf from declaring such Indebtedness to become due prior to its scheduled maturity.
8.7.The General Partner, the Borrower or any Subsidiary having more than $50,000,000 of Equity Value shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or have an involuntary proceeding seeking such relief filed against it and such proceeding shall continue undismissed for sixty (60) days, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.8 and maintain adequate reserves for such contest in accordance with GAAP or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.
8.8.A receiver, trustee, examiner, liquidator or similar official shall be appointed for the General Partner, the Borrower or any Subsidiary having more than $50,000,000 of Equity Value or any Substantial Portion of its Property, or a proceeding described in Section 8.7(iv) shall be instituted against the General Partner, the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

8.9.Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Projects of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion of their Property.
8.10.The General Partner, the Borrower or any of their Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the General Partner, the Borrower or any Subsidiary would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith, with adequate reserves therefor having been maintained in accordance with GAAP.
8.11.The General Partner, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the General Partner, the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $50,000,000.
8.12.The General Partner, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the General Partner, the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $50,000,000.
8.13.[Reserved].
8.14.[Reserved].
8.15.[Reserved].
8.16.This Agreement, a Note, the Guaranty or a Subsidiary Guaranty shall be revoked, rescinded, repudiated or otherwise cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or any of the General Partner, the Borrower or the Subsidiary Guarantors shall assert that any of this Agreement, a Note, the Guaranty or a Subsidiary Guaranty has been revoked, rescinded or terminated (other than in accordance with the terms hereof or thereof).
8.17.[Reserved].

8.18.(a) The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests of the General Partner representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the General Partner by Persons who were neither (i) nominated by the board of directors of the General Partner nor (ii) appointed by directors so nominated; (c) the acquisition by any Person or group, directly or indirectly, by contract or otherwise of the power to exercise control over Equity Interests of the General Partner representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner; (d) the General Partner ceases to be the sole general partner of the Borrower; or (e) the General Partner ceases to own at least fifty-five percent (55%) of the voting Equity Interest in the Borrower.
ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
9.1.    Acceleration. If any Default described in Section 8.7 or 8.8 occurs with respect to the Borrower, the Commitments and all other obligations of the Lenders to make Loans and of the Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. If any other Default occurs, the Administrative Agent may, and will if directed by the Required Lenders, terminate or suspend the Commitments and all other obligations of the Lenders to make Loans hereunder and to issue Facility Letters of Credit, whereupon (in the case of termination) the Commitments shall terminate, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent (which Administrative Agent agrees to make if requested to by the applicable Required Lenders) and automatically upon the occurrence of any Default described in Section 8.7 or 8.8 the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to 100% of the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The funds in the Letter of Credit Collateral Account shall be subject to the provisions of Section 3.14 hereof.
If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder or to issue Facility Letters of Credit as a result of any Default (other than any Default as described in Section 8.7 or 8.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
9.2.    Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders), the Borrower and the General Partner may enter into written agreements supplemental hereto for the purpose of amending or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or any provision hereunder (and, if the rights or duties of only a specific Facility are affected thereby or if such amendment or waiver adversely affects the rights of a specific Facility in a manner that is different than such amendment or waiver affects the other Facility, the Required Facility Lenders for such Facility); provided, however, that no such supplemental agreement shall:
(xxvii)    Extend a Termination Date (except as expressly provided herein) or forgive all or any portion of the principal amount of any Loan or Reimbursement Obligation or accrued interest thereon or the Facility Fee or Facility Letter of Credit Fee, reduce the Applicable Margins on the underlying interest rate options or otherwise modify or add to such Applicable Margins or interest rate options, or extend the time of payment of any of the Obligations, without the consent of all Lenders affected thereby.
(xxviii)    Release the General Partner from the Guaranty, or materially modify the Guaranty or waive a material provision of the Guaranty, without the consent of all Lenders.
(xxix)    Change the percentage specified in the definition of Required Lenders or Required Facility Lenders, without the consent of all Lenders.
(xxx)    (x) Increase the amount of the Aggregate Revolving Credit Commitment to an amount in excess of $1,600,000,000 or the aggregate Term Loans made under this Agreement to an amount in excess of $350,000,000, without the consent of all Lenders; or (y) increase the Commitment of any Lender without the consent of such Lender.
(xxxi)    Permit the Borrower to assign or allow another Person to assume its rights under this Agreement, without the consent of all Lenders.
(xxxii)    Amend this Section 9.2, without the consent of all Lenders.
(xxxiii)    Amend Section 2.23 such that the order of priority of payments is changed or payments that are now required to be applied in accordance with the Percentages or Funded Percentages of the Lenders shall be applied in any other manner, without the consent of all Lenders.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, no amendment of any provision relating to the Issuing Bank shall be effective without the consent of the Issuing Bank, and no amendment increasing the Commitment of any Lender shall be effective without the written consent of such Lender. No amendment of Section 2.24 shall be effective without the written consent of the Administrative Agent, the Swing Line Lender and the Issuing Bank.
Notwithstanding the foregoing: (1) no amendment, waiver, or consent shall, unless in writing and signed by the Designating Lender on behalf of its respective Designated Lender affected thereby, (a) subject such Designated Lender to any additional obligations, (b) reduce the principal of, interest on, or the amounts due with respect to, the Competitive Bid Loan Note made payable to such Designated Lender, (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Competitive Bid Note made payable to such Designated Lender, or (d) amend the definition of Required Lenders hereunder in a manner which adversely affects the rights of such Designated Lender.
9.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE X

GENERAL PROVISIONS
10.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
10.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the General Partner, the Administrative Agent, the Issuing Bank and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent, the Issuing Bank and the Lenders relating to the subject matter thereof, except for the agreement of the Borrower to pay certain fees to the Administrative Agent and the agreement of the Administrative Agent to pay certain fees to the Lenders.

10.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
10.6.    Expenses; Indemnification. The Borrower shall reimburse the Indemnified Parties on demand for any reasonable costs and reasonable out‑of‑pocket expenses (including, without limitation, all reasonable fees for consultants and reasonable fees and expenses for attorneys for the Indemnified Parties, which attorneys may be employees of the Indemnified Parties) paid or incurred by the Indemnified Parties (whether in their capacity as arrangers, or, in the case of JPMCB in its capacity as Administrative Agent) in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Indemnified Parties, the Issuing Bank and the Lenders for any reasonable costs and reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses for attorneys for the Indemnified Parties, the Issuing Bank and the Lenders, which attorneys may be employees of the Indemnified Parties, the Issuing Bank or the Lenders) paid or incurred by the Indemnified Parties (whether in their capacity as arrangers, or, in the case of JPMCB, in its capacity as Administrative Agent), the Issuing Bank or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Indemnified Parties, the Issuing Bank and each Lender and their directors, officers, employees, agents, attorneys and professional advisors (each such Person, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such entity is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the Loans and the other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, any actual or alleged presence or release of materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or an Affiliate of the Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, judgments, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof, except, in the case of the Borrower, to the extent otherwise subject to indemnification pursuant to the indemnification provisions set forth above. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages are the result of such Indemnitee’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The obligations of the Borrower under this Section 10.7 shall survive the termination of this Agreement.
10.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
10.8.    Accounting. All computations of financial ratios and covenants to be made in this Agreement (including in the definitions) shall be made without giving effect to required GAAP adjustments regarding treatment of non-cash interest on Indebtedness that is convertible to Equity Interests. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 6.4. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. If at any time any change in reporting on the consolidated financial statements of the General Partner, the Borrower and their Subsidiaries would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in reporting (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with the reporting prior to such change therein
10.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.10.    Nonliability of Lenders. The relationship between the General Partner and the Borrower, on the one hand, and the Lenders, the Issuing Bank, the Arrangers and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, the Issuing Bank nor any Lender shall have any fiduciary responsibilities to the General Partner and the Borrower. Neither the Administrative Agent, the Arrangers, the Issuing Bank, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.11.    Publicity. The Lenders shall have the right to do a tombstone publicizing the transaction contemplated hereby without the consent of the Borrower or the General Partner.
10.12.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
10.13.    CONSENT TO JURISDICTION. THE GENERAL PARTNER AND THE BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AND THE GENERAL PARTNER AND THE BORROWER EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE GENERAL PARTNER OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GENERAL PARTNER OR THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN SUCH COURTS.
10.14.    WAIVER OF JURY TRIAL. THE GENERAL PARTNER, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.
10.15.    Agent Responsibilities. Borrower, the Administrative Agent and each Lender acknowledges and agrees that the obligations of the Syndication Agent, the Documentation Agent, the Managing Agents, and the Co-Agents (collectively, the “Other Agents”) hereunder shall be limited to those obligations that are expressly set forth herein, if any, or in any other written agreement with such parties, and the Other Agents shall not be required to take any other action or assume any liability except as may be required in their capacity as a Lender hereunder. Borrower, the Administrative Agent and each Lender agrees that the indemnifications set forth herein for the benefit of the Administrative Agent shall also run to the benefit of each Other Agent to the extent such Other Agent incurs any loss, cost or damage arising from its agency capacity hereunder.
10.16.    USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower and the Guarantor pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower and the Guarantor: When the Borrower or the Guarantor opens an account, if the Borrower or the Guarantor is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s or the Guarantor’s, as applicable, name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower or the Guarantor, and, if the Borrower or the Guarantor is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s or the Guarantor’s, as applicable, name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower or the Guarantor. The Administrative Agent and the Lenders may also ask, if the Borrower or the Guarantor is an individual, to see the Borrower’s or the Guarantor’s driver’s license or other identifying documents, and, if the Borrower or the Guarantor is not an individual, to see the Borrower’s or the Guarantor’s legal organizational documents or other identifying documents.
10.17.    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
ARTICLE XI

THE ADMINISTRATIVE AGENT AND AGREEMENTS AMONG LENDERS
11.1.    Administrative Agent. JPMCB is hereby appointed by each of the Lenders as its agent (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to take such actions on its behalf and to exercise the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such agent upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the agent of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ agent, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a

“representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert with respect to the Loan Documents and administration of the Loan, no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
11.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (b) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
11.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action lawfully taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2).
11.4.    No Responsibility for Loans, Recitals, Etc. Except where the failure to do so constitutes gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, report or other document delivered hereunder or in connection herewith; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V, except to confirm receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security.

11.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or, where consent of all Lenders is required, all Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
11.6.    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and so long as it exercises reasonable care in the selection of such parties, the Administrative Agent shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such parties. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
11.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date stating in reasonable detail its objection thereto.
11.8.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (determined at the time such reimbursement or indemnity is sought) for any reasonable amounts not reimbursed by the Borrower or Guarantor for which the Administrative Agent (in its capacity as such) is entitled to reimbursement or indemnification by the Borrower or Guarantor under the Loan Documents including reasonable out-of-pocket expenses in connection with the preparation, execution, and delivery of the Loan Documents, (ii) for any other reasonable out-of-pocket expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for (i) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (ii) any costs or expenses of the Administrative Agent’s in-house legal staff and personnel. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement, and shall not be reduced by the designation of a Designated Lender to fund Competitive Bid Loans on behalf of a Revolving Credit Lender, provided that each Designated Lender shall be jointly and severally liable with the Designating Lender for the Designating Lender’s share (as hereinafter determined) of the amounts due from such Designating Lender. The Designated Lender’s share of amounts due shall be equal to such amount due multiplied by a fraction whose numerator is the amount funded by the Designated Lender (but in no event more than the amount of Designating Lender’s Revolving Credit Commitment) and whose denominator is the amount of the Designating Lender’s Revolving Credit Commitment.
11.9.    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers and the same duties and obligations hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
11.10.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arrangers hereunder, neither the Administrative Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arrangers (whether or not in their respective capacity as Administrative Agent or Arrangers) or any of their Affiliates.
11.11.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Administrative Agent shall be deemed to have automatically resigned if it is no longer a Lender, such resignation in either case to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign or ceases to be a Lender, as the case may be. The Administrative Agent may be removed at any time for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after a resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed within forty-five (45) days, the Lenders shall perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lenders and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank (or a subsidiary thereof) having capital and retained earnings of at least $500,000,000, except that if the successor Administrative Agent is a subsidiary of a bank, such capital and retained earnings requirement shall apply only to the parent bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent and the successor Administrative Agent shall pro rate any agency fees, and the resigning or removed Administrative Agent shall be discharged from its duties and obligations thereafter arising hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
11.12.    Notice of Defaults. The Administrative Agent shall not be deemed to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.
11.13.    Copies of Documents. Within fifteen (15) Business Days after a request by a Lender to the Administrative Agent for documents furnished to the Administrative Agent by the Borrower, the Administrative Agent shall provide copies of such documents to such Lender.

11.14.    No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

ARTICLE XII

SETOFF; RATABLE PAYMENTS
12.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
12.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender under the same Facility, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders under such Facility so that after such purchase each Lender will hold its ratable proportion of Loans under such Facility. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1. Benefit of Agreement.     The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.2. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central reserve bank having jurisdiction over such Lender or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
13.2.    Participations.
13.2.1    Permitted Participants; Effect. Any Lender may at any time, sell participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents to any Person (other than the General Partner, the Borrower or any of their Affiliates or a natural person). Any Person to whom such a participating interest is sold is a “Participant”. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
13.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly‑scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing such Loan, or changes the definition of Required Lenders.
13.2.3    Benefit of Setoff. The General Partner and the Borrower each agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.
13.2.4    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
13.3.    Assignments.
13.3.1    Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (other than the General Partner, the Borrower or any of their Affiliates or a natural person) (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit H or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
13.3.2    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit H hereto (a “Notice of Assignment”), together with any consents required by Section 13.3.3, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless the assignment is to an affiliate of the Lender in which case no fee shall be charged), such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the other Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.
13.3.3    Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing, and provided further that failure of the Borrower to explicitly approve or disapprove such assignment within such 10 Business Days of receipt of the Notice of Assignment shall be deemed to be approval of such assignment. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless (x) in the case of the Revolving Credit Facility, the Purchaser is a Lender (other than a Defaulting Lender) with a Revolving Credit Commitment immediately prior to giving effect to such assignment or (x) in the case of the Term Loan Facility, the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swing Line Lender shall also be required prior to any assignment under the Revolving Credit Facility becoming effective. Any consent required under this Section 13.3.3 shall not be unreasonably withheld or delayed.
13.3.4    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
13.4.    Designation of Lender to Make Competitive Bid Loans. Any Revolving Credit Lender (each a “Designating Lender”) may at any time designate one or more Designated Lenders to fund Competitive Bid Loans which the Designating Lender is required to fund subject to the terms of this Section 13.4 and the provisions in Section 13.3 shall not apply to such designation. No Revolving Credit Lender shall be entitled to make more than two such designations. The parties to each such designation shall execute and deliver to the Administrative Agent, for its acceptance, a Designation Agreement in the form of Exhibit I. Upon its receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a Designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon, from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Competitive Bid Loans on behalf of its Designating Lender pursuant to Section 2.15 after the Borrower has accepted a Competitive Bid (or a portion thereof) of the Designating Lender. Each Designating Lender shall serve as the agent for the Designated Lender and shall on behalf of the Designated Lender give and receive all communications and notices and take all actions hereunder, including without limitation votes, approvals, waivers, consents and amendments under or relating to this Agreement or the other Loan Documents. Any such notice, communications, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same, and without any specific designation that the Designating Lender is signing in an agency capacity. The parties hereto agree not to institute or join any other person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the Termination Date. This Section 13.4 shall survive the termination of this Agreement.
13.5.    Dissemination of Information. The General Partner and the Borrower authorize each Lender to disclose any and all information in such Lender’s possession concerning the creditworthiness of the General Partner, the Borrower and their Subsidiaries to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee and any swap counterparty as prospective swap counterparty with whom a Lender has entered or is considering entering into a transaction to hedge such Lender’s credit risk in connection with this Facility.
13.6.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, such Transferee shall, concurrently with the effectiveness of such transfer, comply with the provisions of Section 2.22.
13.7.    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to the affiliates of the Administrative Agent, the Issuing Banks and the Lenders and the respective directors, officers, employees, agents and attorneys of such Persons, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Persons described in clause (a) above, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the General Partner or any Subsidiary and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower, (i) to any rating agency when required by it in connection with rating the Borrower or the credit facility provided for herein, provided that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Administrative Agent or any Lender or (j) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. For the purposes of this Section, “Information” means all information received from the Borrower, the General Partner or any Subsidiary relating to the Borrower, the General Partner or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
ARTICLE XIV

NOTICES
14.1.    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)    if to the Borrower, or any other party to a Loan Document at its address or telecopier number set forth on the signature page hereof;
(ii)    if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;
(iii)    if to an Issuing Bank, at its address or telecopier number set forth on the signature page hereof;
(iv)    if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System. Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
14.2.    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
ARTICLE XV

COUNTERPARTS
15.1.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and the initial disbursement hereunder has been made, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
15.2.    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XVI
TRANSITIONAL ARRANGEMENTS.
16.1.    Existing Credit Agreements Superseded. This Agreement shall supersede each of the Existing Revolving Credit Agreement and the Existing Term Loan Agreement in their entirety, except as provided in this Article XVI. On the Closing Date, the rights and obligations of the parties under the Existing Revolving Credit Agreement and the Existing Term Loan Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided, however, that any of the “Loans” (as defined in the Existing Revolving Credit Agreement and the Existing Term Loan Agreement) outstanding under the Existing Revolving Credit Agreement and the Existing Term Loan Agreement shall, for purposes of this Agreement, be Loans hereunder. The Lenders’ interests in such Loans and participations in any Letters of Credit shall be reallocated on the Closing Date in accordance with each Lender’s applicable Commitment.
16.2.    Interest and Fees Under Existing Credit Agreements. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Revolving Credit Agreement and the Existing Term Loan Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the methods specified in the Existing Revolving Credit Agreement and the Existing Term Loan Agreement, as if the Existing Revolving Credit Agreement and the Existing Term Loan Agreement were still in effect.
16.3.    Existing Guaranties. The Administrative Agent and all Lenders hereby agree that any and all “Subsidiary Guaranties” executed and delivered under the Existing Revolving Credit Agreement and the Existing Term Loan Agreement (or any predecessor agreements) and in effect on the Closing Date are hereby terminated and of no further force or effect as of the Closing Date.
[INTENTIONAL END OF PAGE]

IN WITNESS WHEREOF, the Borrower, the Guarantor, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership
By:    DUKE REALTY CORPORATION, an Indiana corporation, its General Partner
By:/s/ Mark A. Denien
Name: Mark A. Denien
Title:Executive Vice President and Chief Financial Officer

c/o Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Mark A. Denien
Telephone: (317) 808-6667
Facsimile: (317) 808-6794
With a copy to:
Ann C. Dee
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Telephone:    317-808-6367
Facsimile:    317-808-6794

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

DUKE REALTY CORPORATION, an Indiana corporation
By:/s/ Mark A. Denien
Name: Mark A. Denien
Title: Executive Vice President and Chief Financial Officer

600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Mark A. Denien
Telephone: (317) 808-6667
Facsimile: (317) 808-6794
With a copy to:
Ann C. Dee
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Telephone:    317-808-6367
Facsimile:    317-808-6794

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent, Swing Line Lender and Issuing Bank
By:/s/ Brendan M. Poe
Name: Brendan M. Poe
Title: Executive Director

383 Madison Avenue
24th Floor
New York, NY 10179
Attention: Brendan Poe
Telephone: 212-622-8173
Facsimile: 212-270-2157

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:/s/ Winita Lau
Name: Winita Lau
Title: Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

MORGAN STANLEY BANK, NA

By:/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

REGIONS BANK

By:/s/ Kerri L. Raines
Name: Kerri L. Raines
Title: Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

THE BANK OF NOVA SCOTIA

By: /s/ George M. Sherman
Name: George M. Sherman
Title: Director

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

US BANK NATIONAL ASSOCIATION

By:/s/ Renee Lewis
Name: Renee Lewis
Title: Senior Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

BARCLAYS BANK PLC

By:/s/ Alicia Borys
Name: Alicia Borys
Title: Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

CITIBANK, N.A.

By:/s/ John Rowland
Name: John Rowland
Title: Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

PNC BANK, NATIONAL ASSOCIATION

By:/s/ Sarah E. Beeson
Name: Sarah E. Beeson
Title: Senior Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

ROYAL BANK OF CANADA

By:/s/ Joshua Freedman
Name: Joshua Freedman
Title: Authorized Signatory

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

SUNTRUST BANK

By:/s/ Nancy B. Richards
Name: Nancy B. Richards
Title: Senior Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

USB AG, STAMFORD BRANCH

By:/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director

By:/s/ Lana Gifas
Name: Lana Gifas
Title: Director

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

THE NORTHERN TRUST COMPANY

By:/s/ Michael Fornal
Name: Michael Fornal
Title: Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

BRANCH BANKING AND TRUST COMPANY

By:/s/ Eric Searls
Name: Eric Searls
Title: Senior Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

ASSOCIATED BANK, N.A.

By:/s/ Michael J. Sedivy
Name: Micheal J. Sedivy
Title: Senior Vice President

[Signature Page - Amended and Restated Revolving Credit and Term Loan Agreement (Duke)]

EXHIBIT A-1
REVOLVING LOAN PRICING SCHEDULE

S&P Rating	Moody’s Rating	LIBOR Applicable Margin	ABR Applicable Margin	Facility Fee Rate
A- or higher	A3 or higher	0.875%	0%	0.125%
BBB+	Baa1	0.925%	0%	0.15%
BBB	Baa2	1.05%	0.05%	0.20%
BBB-	Baa3	1.25%	0.25%	0.25%
Below BBB- or unrated	Below Baa3 or unrated	1.55%	0.55%	0.30%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

The Applicable Margin and Facility Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s rating as determined from its then-current Moody’s Rating and S&P Rating.

In the event that the Moody’s Rating and the S&P Rating do not match, then the higher of such two ratings shall determine pricing; provided, however, that (i) if such two ratings are two gradations apart, then the rating that is between the two differing ratings shall determine pricing and (ii) if the Moody’s Rating and the S&P Rating are more than two gradations apart, then the rating used to determine pricing shall be equal to one gradation below the higher of the ratings.

The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating and no S&P Rating, then the Applicable Margin and Facility Fee Rate will be based on an S&P Rating of below BBB- and a Moody’s Rating of below Baa3.

Ex. A-1-1
A/76275839.6

EXHIBIT A-2
TERM LOAN PRICING SCHEDULE

S&P Rating	Moody’s Rating	LIBOR Applicable Margin	ABR Applicable Margin
A- or higher	A3 or higher	0.95%	0%
BBB+	Baa1	1.00%	0%
BBB	Baa2	1.15%	0.15%
BBB-	Baa3	1.40%	0.40%
Below BBB- or unrated	Below Baa3 or unrated	1.80%	0.80%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s rating as determined from its then-current Moody’s Rating and S&P Rating.

In the event that the Moody’s Rating and the S&P Rating do not match, then the higher of such two ratings shall determine pricing; provided, however, that (i) if such two ratings are two gradations apart, then the rating that is between the two differing ratings shall determine pricing and (ii) if the Moody’s Rating and the S&P Rating are more than two gradations apart, then the rating used to determine pricing shall be equal to one gradation below the higher of the ratings.

The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating and no S&P Rating, then the Applicable Margin and Facility Fee Rate will be based on an S&P Rating of below BBB- and a Moody’s Rating of below Baa3.

Ex. A-2-1
A/76275839.2

EXHIBIT B-1
FORM OF REVOLVING CREDIT NOTE
_________ ___, ____
Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”) promises to pay to the order of                                    (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Amended and Restated Revolving Credit and Term Loan Agreement hereinafter referred to, in immediately available funds at the main office of JPMorgan Chase Bank, N.A. in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the remaining unpaid principal of and accrued and unpaid interest on the Revolving Loans in full on the Revolving Credit Termination Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.
This Revolving Credit Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Revolving Credit and Term Loan Agreement (as the same may be amended or modified, the “Agreement”), dated as of October 9, 2014, among the Borrower, Duke Realty Corporation, as Guarantor and General Partner, JPMorgan Chase Bank, N.A., individually and as the Administrative Agent, and the other lenders named therein, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Credit Note, including the terms and conditions under which this Revolving Credit Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
If there is a Default under the Agreement or any other Loan Document and the Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Revolving Credit Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Revolving Credit Lenders under such documents, the Administrative Agent and the Revolving Credit Lenders shall be entitled to receive reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Revolving Credit Lenders in connection with the exercise of such remedies.
The Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Revolving Credit Note, and any and all lack of diligence or delays in collection or enforcement of this Revolving Credit Note, and expressly agree that this Revolving Credit Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Revolving Credit Note, the release of any of the security for this Revolving Credit Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all

Ex. B-1-1

without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
This Revolving Credit Note shall be governed and construed under the internal laws of the State of New York.
THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS REVOLVING CREDIT NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS REVOLVING CREDIT NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

DUKE REALTY LIMITED PARTNERSHIP
By:	DUKE REALTY CORPORATION, its
General Partner
By:
Name:
Title:

Ex. B-1-2

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OF PRINCIPAL
TO
REVOLVING CREDIT NOTE OF DUKE REALTY LIMITED PARTNERSHIP
DATED               _____

Date	Principal Amount of Revolving Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

Ex. B-1-3

EXHIBIT B-2
FORM OF COMPETITIVE BID NOTE
____________, _____
On or before the last day of each “Interest Period” applicable to a “Competitive Bid Loan”, as defined in that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as the same may be amended or modified, the “Agreement”) between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Borrower”), DUKE REALTY CORPORATION, an Indiana corporation (“Guarantor”), JPMORGAN CHASE BANK, N.A., a national bank organized under the laws of the United States of America, individually and as Administrative Agent for the Lenders (as such terms are defined in the Agreement), and the other lenders identified therein, Borrower promises to pay to the order of _________________________ (the “Lender”), or its successors and assigns, the unpaid principal amount of such Competitive Bid Loan made by the Lender to the Borrower pursuant to Section 2.15 of the Agreement, in immediately available funds at the office of the Administrative Agent in New York, New York, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay any remaining unpaid principal amount of such Competitive Bid Loans under this Competitive Bid Note (“Note”) in full on or before the Revolving Credit Termination Date in accordance with the terms of the Agreement.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount and due date of each Competitive Bid Loan and the date and amount of each principal payment hereunder.
This Note is issued pursuant to, and is entitled to the security under and benefits of, the Agreement and the other Loan Documents, to which Agreement and Loan Documents, as they may be amended from time to time, reference is hereby made for, inter alia, a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
If there is a Default under the Agreement or any other Loan Document and the Administrative Agent exercises its remedies provided under the Agreement and/or any of the Loan Documents for the Revolving Credit Lenders, then in addition to all amounts recoverable by the Revolving Credit Lenders under such documents, the Administrative Agent and the Revolving Credit Lenders shall be entitled to receive reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Revolving Credit Lenders in connection with the exercise of such remedies.
The Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note (except as otherwise expressly provided for in the Agreement), and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security of this Note, the acceptance of any other

Ex. B-2-1

security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
This Note shall be governed and construed under the internal laws of the State of New York.
THE BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

DUKE REALTY LIMITED PARTNERSHIP
By:	DUKE REALTY CORPORATION, its
General Partner
By:
Name:
Title:

Ex. B-2-2

PAYMENTS OF PRINCIPAL

Unpaid
	Principal	Notation
Date	Balance	Made by

Ex. B-2-3

EXHIBIT B-3
FORM OF TERM LOAN NOTE
_________ ___, ____
Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”) promises to pay to the order of                                    (the “Lender”) the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Article II of the Amended and Restated Revolving Credit and Term Loan Agreement hereinafter referred to, in immediately available funds at the main office of JPMorgan Chase Bank, N.A. in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the remaining unpaid principal of and accrued and unpaid interest on the Term Loans in full on the Term Loan Termination Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Term Loan and the date and amount of each principal payment hereunder.
This Term Loan Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Revolving Credit and Term Loan Agreement (as the same may be amended or modified, the “Agreement”), dated as of October 9, 2014, among the Borrower, Duke Realty Corporation, as Guarantor and General Partner, JPMorgan Chase Bank, N.A., individually and as the Administrative Agent, and the other lenders named therein, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Loan Note, including the terms and conditions under which this Term Loan Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
If there is a Default under the Agreement or any other Loan Document and the Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Term Loan Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Term Loan Lenders under such documents, the Administrative Agent and the Term Loan Lenders shall be entitled to receive reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Term Loan Lenders in connection with the exercise of such remedies.
The Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Term Loan Note, and any and all lack of diligence or delays in collection or enforcement of this Term Loan Note, and expressly agree that this Term Loan Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Term Loan Note, the release of any of the security for this Term Loan Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

Ex. B-3-1

This Term Loan Note shall be governed and construed under the internal laws of the State of New York.
THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS TERM LOAN NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS TERM LOAN NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

DUKE REALTY LIMITED PARTNERSHIP
By:	DUKE REALTY CORPORATION, its
General Partner
By:
Name:
Title:

Ex. B-3-2

SCHEDULE OF TERM LOANS AND PAYMENTS OF PRINCIPAL
TO
TERM LOAN NOTE OF DUKE REALTY LIMITED PARTNERSHIP
DATED               _____

Date	Principal Amount of Term Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

Ex. B-3-3

EXHIBIT C‑1
FORM OF COMPETITIVE BID QUOTE REQUEST
(Section 2.15(b))

To:	JPMorgan Chase Bank, N.A.,
as administrative agent (the “Agent”)
From:    Duke Realty Limited Partnership (“Borrower”)

Re:
Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014, as amended among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”)

1.    Capitalized terms used herein have the meanings assigned to them in the Agreement.
2.    We hereby give notice pursuant to Section 2.15(b) of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Loan(s):
Borrowing Date: _______________, 20__
Principal Amount    Interest Period
3.    Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin][an Absolute Rate].
4.    Upon acceptance by the undersigned of any or all of the Competitive Bid Loans offered by the Revolving Credit Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in Article VI of the Agreement.

DUKE REALTY LIMITED PARTNERSHIP
By:	DUKE REALTY CORPORATION, its
General Partner
By:
Name:
Title:

Ex. C-1-1
A/76275839.6

EXHIBIT C‑2
INVITATION FOR COMPETITIVE BID QUOTES
(Section 2.15(c))
To:    Each of the Lenders party to
the Agreement referred to below
Re:    Invitation for Competitive Bid Quotes to
Duke Realty Limited Partnership (the “Borrower”)
Pursuant to Section 2.15(c) of the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 as amended from time to time, among the Borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent for the Lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):
Borrowing Date: _______________, 20__
Principal Amount    Interest Period
Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin][an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.15(c) of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.
Please respond to this invitation by no later than [9:00 a.m.] (Chicago time) on _______________, 20__.

JPMORGAN CHASE BANK, N.A., as
Administrative Agent
By:
Name:
Title:

Ex. C-2-1
A/76275839.6

EXHIBIT C‑3

COMPETITIVE BID QUOTE
(Section 2.15(d))
_______________, 20__

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent
Re:    Competitive Bid Quote to Duke Realty Limited Partnership
(the “Borrower”)
In response to your invitation on behalf of the Borrower dated _______________, 20__, we hereby make the following Competitive Bid Quote pursuant to Section 2.15(d) of the Agreement hereinafter referred to and on the following terms:
1.    Quoting Lender:
2.    Person to contact at Quoting Lender:
3.    Borrowing Date:
4.    We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount	Interest Period	[Competitive LIBOR Margin]	[Absolute Rate]	Minimum Amount
We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014, among the Borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours,
[NAME OF LENDER]
By:
Name:
Title:

Ex. C-3-1
A/76275839.6

EXHIBIT D
FORM OF OPINION

ALSTON&BIRD LLP

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424

404-881-7000
Fax: 404-253-8141
www.alston.com

October 9, 2014

To the Parties Listed on the
Attached Schedule A (the "Lenders")

Ladies and Gentlemen:

We are counsel for the Borrower and the General Partner and have represented the Borrower, the General Partner and certain of their respective subsidiaries identified on Schedule SG to the Agreement, as guarantors (the "Subsidiary Guarantors"; the Borrower, the General Partner and the Subsidiary Guarantors are collective referred to herein as the "Duke Entities") in connection with their execution and delivery of certain of the Loan Documents to which they are a party, including the Agreement, which provides for, among other things, (i) the Revolving Credit Facility in an aggregate principal amount of $1,200,000,000, with the ability to increase such amount up to $1,600,000,000, and (ii) the Term Loan Facility in an aggregate principal amount of $250,000,000, with the ability to increase such amount up to $350,000,000. This opinion letter is being furnished to you, at our clients' request, pursuant to subparagraph (vii) of Section 5.1 of the Agreement. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Duke Entities, including without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Duke Entities and organizational documents of the Duke Entities, certificates of officers and representatives of the Duke Entities (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based), certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

Ex. D-1

October 9, 2014
Page 2

Among other things, we have examined originals or copies of the following executed documents, all dated or dated as of October 9, 2014, unless otherwise indicated:

(i) The documents listed on Schedule B attached hereto (such documents, together with the Agreement, the "Loan Documents");

(ii) Certificates of officers of the Duke Entities;

(iii) Certificates evidencing, or attesting to, the corporate approvals of the Duke Entities in respect of the Loan Documents; and

(iv) The articles of incorporation, bylaws, certificates of limited partnership, limited partnership agreements and partnership agreements, as appropriate, dated as of their respective dates of filing, adoption, approval, amendment or restatement for each of the Duke Entities.

As to certain factual matters relevant to this opinion letter, we have relied, conclusively, upon the representations and warranties made in the Loan Documents by the parties thereto, certificates and statements of responsible officers of the Duke Entities, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification. Statements in this opinion letter regarding the valid existence and good standing of any of the Duke Entities in their respective States of incorporation or organization, as the case may be, are based solely upon the certificates provided by the Secretary of State (or other comparable officer or official) of such States or bring down good standing letters prepared by CT Corporation (or other comparable registered agent service provider), as applicable, copies of which have been delivered, or made available, to you on the date hereof in satisfaction of the conditions specified in Article 5 of the Agreement, and are limited to the meaning ascribed to such certificates or letters, as applicable. For purposes of such opinions, we also have assumed that those certificates have remained correct and accurate since the dates thereof. We note that, with respect to Duke Realty Ohio, an Indiana general partnership, no such certificate is obtainable under Indiana law and our opinion is accordingly limited.

In rendering the opinions expressed below, we have assumed (i) the due organization, valid existence and good standing of each of the parties to the Loan Documents, other than the Duke Entities, (ii) the genuineness of all signatures on all documents (other than the signature(s) of the Duke Entities), (iii) the legal capacity and competence of all natural persons, (iv) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (v) the accuracy, completeness and authenticity of certificates of public officials, (vi) the due authorization, execution and delivery of the Loan Documents by all parties thereto, other than the Duke Entities, and that the Loan Documents are the legal, valid and binding obligations of all parties thereto, other than the Duke Entities, enforceable against such parties in accordance with their terms, (vii) all parties to the Loan Documents, other than the Duke Entities, have the full power, capacity, authority and legal right to enter into such

LEGAL02/35091025v6

Ex. D-2

October 9, 2014
Page 3

agreements and to perform their respective obligations thereunder, (viii) the execution, delivery and performance by each party, other than the Duke Entities, of the Loan Documents to which it is a party, does not and will not violate or otherwise cause a default under the articles or certificate of incorporation, bylaws or other governing documents of such party, or any law or regulation of any Governmental Authority or determination of an arbitrator or a court or other Governmental Authority or the contracts and other agreements to which any such party is a party, (ix) that all representations and warranties made by the parties in the Loan Documents to which they are a party are true and correct, (x) that the Loan Documents have not been executed after the commission by any of the Duke Entities of an act of insolvency, or in contemplation thereof, or with the intent to hinder, delay or defraud its creditors, (xi) that the Loan Documents represent *bona fide* and arm's-length transactions undertaken by the Duke Entities in good faith for fair and adequate consideration, (xii) the absence of duress, fraud, or mutual mistake of material facts on the part of the parties to the Loan Documents, (xiii) all terms and conditions of, or relating to, the transactions contemplated by the Loan Documents are correctly and completely embodied in the Loan Documents, (xiv) the Lenders, including the Competitive Bid Lenders and Swing Line Lender, have the power and authority to make the Advances and provide the other financial accommodations specified in the Agreement, as applicable, (xv) the Administrative Agent and the Lenders, including the Competitive Bid Lenders and Swing Line Lender, will exercise their rights and remedies under the Loan Documents in a commercially reasonable manner.

Except as set forth herein, our opinions set forth below are limited to the laws of the State of New York and the applicable federal laws of the United States, and we do not express any opinion herein concerning any other laws, except with respect to the opinion paragraphs numbered (1), (2) (3), (4) and, with respect to authorization and execution, the paragraph numbered (5), our opinions are limited to (i) the Indiana Business Corporation Law, (ii) the Indiana Revised Uniform Limited Partnership Act, (iii) the Indiana Limited Liability Company Act, and (iv) the Delaware Limited Liability Company Act, in each case, as applicable, and, in each case, without regard to the decisional law of such jurisdiction (based, in each case, solely upon a review of the codification of such statutes appearing in Westlaw 2014).

Whenever any opinion or confirmation set forth in this opinion letter with respect to the existence or absence of facts or other matters is qualified by the words "to our knowledge," "known to us," "to our attention" or other words of similar meaning, the quoted words mean the current and actual awareness by lawyers in the "primary lawyer group" of factual matters that such lawyers recognize as being relevant to the opinion or confirmation so qualified. "Primary lawyer group" means Mark C. Kanaly, Rick D. Blumen, Lesley H. Solomon and David S. Park, the lawyers in our firm primarily responsible for representing the Duke Entities with respect to the transactions contemplated by the Loan Documents.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1) The General Partner is a corporation validly existing and in good standing under the laws of the State of Indiana.

LEGAL02/35091025v6

Ex. D-3

October 9, 2014
Page 4

(2) The Borrower is a limited partnership validly existing and in good standing under the laws of the State of Indiana.

(3) Each of the Subsidiary Guarantors, other than Duke Realty Ohio, with respect to which we express no opinion, is validly existing and in good standing under the laws of its respective state of incorporation or organization, as the case may be.

(4) The execution and delivery of the Loan Documents by the Duke Entities which are a party thereto do not, and if the Duke Entities were now to perform their respective obligations under the Loan Documents to which they are a party, their performance would not:

(a) require any consent of the shareholders or limited partners, as appropriate, of the Duke Entities, except for those consents previously obtained by the Duke Entities;

(b) result in any violation of an existing federal or state constitution, statute, regulation, rule, order, law, judgment or writ which, to our knowledge, the Duke Entities are subject (except for State or foreign securities laws, as to which we express no opinion);

(c) result in a violation of the articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, or limited liability company agreement, as appropriate, of the Duke Entities;

(d) result in a breach or default under any material written agreements filed as exhibits pursuant to Item 10 of Rule 601 of the Securities and Exchange Commission's Regulation S-K to the Borrower's and the General Partner's Annual Reports on Form 10-K for the year ended December 31, 2013 or to any of the Borrower's and the General Partner's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed since the date of such Annual Report, to which the Duke Entities are a party or by which the Duke Entities or their respective assets are bound and which our law firm has been advised are the only material agreements to which the Duke Entities are parties; or

(e) result in the creation or imposition of any Lien pursuant to the provisions of any of the material agreements specified in clause (d) above;

except, in the case of subparagraphs (a), (b), (d) and (e) above, such consents, violations, breaches, defaults and Liens as would not, individually or in the aggregate, have a Material Adverse Effect.

(5) The execution, delivery and performance by each of the Duke Entities of each of the Loan Documents to which it is a party are within such Duke Entity's corporate, partnership or limited liability company powers and have been duly authorized by all requisite corporate, partnership or limited liability company action, as applicable, on the part of such Duke Entity. Each of the Loan Documents was duly executed and delivered by the Duke Entities which are a

LEGAL02/35091025v6

Ex. D-4

October 9, 2014
Page 5

party thereto and constitutes valid and binding obligations of such Duke Entities enforceable in accordance with its terms.

(6) To our knowledge, there are no legal or governmental proceedings pending or threatened against any of the Duke Entities, which challenge the execution, delivery or performance of the Loan Documents by the Duke Entities.

(7) To our knowledge, no consent, approval, authorization, adjudication or order of any governmental authority in respect of the Duke Entities is required in connection with the execution and delivery of the Loan Documents, or, if required, such consent, approval, authorization, adjudication or order has either been obtained or the failure to obtain it will not have a Material Adverse Effect.

(8) Based upon a certificate of an officer of the General Partner, neither the Borrower nor the General Partner is required to register as an "investment company" as such term is defined in the Investment Company Act of 1940.

(9) Based upon a certificate of an officer of the General Partner, neither the Borrower nor the General Partner is engaged principally in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

The foregoing opinions are subject to and limited by (i) the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), the application of which may, among other things, deny parties thereto certain rights and remedies granted to them under the Loan Documents, including, without limitation, rights to specific performance, injunctive relief and the appointment of a receiver; (ii) the effect of bankruptcy, insolvency, fraudulent transfer, liquidation, reorganization, moratorium, conservatorship, receivership or other similar laws of general applicability affecting the rights and remedies of creditors generally; and (iii) certain other limitations that exist relating to the rights of set-off, reimbursement (including, without limitation for attorney's fees and other expenses), indemnification, exculpation or contribution by virtue of public policy. In addition, no opinion is expressed with respect to the validity, binding effect, or enforceability of any provision of the Loan Documents:

(a) providing for choice of governing law;

(b) requiring indemnification for, or providing exculpation, release, or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct on the part of the indemnified party, or to the extent otherwise contrary to public policy;

(c) that has the effect of waiving the right to jury trial, statutes of limitation, marshaling of assets or similar requirements, or consenting or waiving objections to the jurisdiction of certain courts, or the venue or forum for judicial actions;

(d) providing that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements, or that a

LEGAL02/35091025v6

Ex. D-5

October 9, 2014
Page 6

party's course of dealing, course of performance, or the like or failure or delay in taking action may not constitute a waiver of related rights or provisions, or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind;

(e) providing that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative;

(f) providing that modifications to such documents may only be made in writing or that the provisions of such documents are severable;

(g) purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform;

(h) purporting to require a waiver of defenses, setoffs, or counterclaims;

(i) providing that determinations by a party or a party's designee are conclusive or deemed conclusive;

(j) purporting to authorize a party to act in its sole discretion;

(k) purporting to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws;

(l) purporting to excuse a party for liability for its own acts;

(m) purporting to waive certain rights of guarantors;

(n) purporting to apply course of dealing, course of performance, or the like, to modify the terms of an agreement or the respective rights or obligations of the parties under an agreement;

(o) purporting to require the mitigation of damages; or

(p) purporting to establish rights of set off.

In addition to the other qualifications and exceptions stated elsewhere in this opinion letter, certain remedies provided under the terms of the Loan Documents may be further limited or rendered unenforceable by applicable law, but such law does not, in our opinion, make the remedies afforded by the Loan Documents inadequate for the practical realization of the benefits purported to be provided thereby. We express no opinion as to the effectiveness of any waiver by any of the parties to the Loan Documents of its rights under state law.

The Loan Documents contain provisions to the effect that the acceptance by the Lenders of a past-due installment or the waiver by the Lenders of other performance by any of the Duke Entities shall not be deemed a waiver of the Lenders' right thereafter to cause the Agreement to be in default and to accelerate the Loans and other obligations of the Borrower owing in connection therewith. We are unable to opine that the above-described provisions would be enforceable under all circumstances unless the Lenders shall: (i) first provide written notice to

LEGAL02/35091025v6

Ex. D-6

October 9, 2014
Page 7

the Borrower that subsequent defaults will not be accepted but will result in the Borrower being declared in default under the Loan Documents; and (ii) thereafter timely and diligently pursue their default remedies under the Loan Documents.

We express no opinion on the enforceability of any provisions contained in the Loan Documents that impose liquidated damages, penalties or forfeiture. We also express no opinion on the enforceability of any provisions of the Loan Documents providing for late charges or for interest at a "default rate," which may be limited or preempted by state law.

This opinion letter is provided to you for your use solely in connection with the transactions contemplated by the Loan Documents and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our express written consent or used in any other transaction or context, except that this opinion letter may be furnished to actual and potential assignees and participants of the Lenders. The only opinions rendered by us in this opinion letter consist of those matters set forth in numbered paragraphs (1) – (9) hereof, and no opinion may be implied or inferred beyond those opinions expressly stated herein. This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

Alston & Bird LLP

By:____________________________
Mark C. Kanaly
A Partner

LEGAL02/35091025v6

Ex. D-7

SCHEDULE A

Revolving Credit Facility

JPMorgan Chase Bank, N.A.
Wells Fargo Bank, National Association
Morgan Stanley Bank, NA
Regions Bank
The Bank of Nova Scotia
U.S. Bank National Association
Barclays Bank PLC
Citibank, N.A.
PNC Bank, National Association
Royal Bank of Canada
SunTrust Bank
UBS AG, Stamford Branch
The Northern Trust Company
Branch Banking and Trust Company
Associated Bank, N.A.

Term Loan Facility

JPMorgan Chase Bank, N.A.
Wells Fargo Bank, National Association
SunTrust Bank
U.S. Bank National Association
PNC Bank, National Association
Royal Bank of Canada
The Bank of Nova Scotia
The Northern Trust Company

Ex. D-8

SCHEDULE B

Loan Documents

(each dated October 9, 2014)

1. The Agreement
2. The Notes
3. Amended and Restated Guaranty given by General Partner
4. Subsidiary Guaranty given by Duke Realty Ohio
5. Subsidiary Guaranty given by Duke Construction Limited Partnership
6. Subsidiary Guaranty given by DRCS 936, LLC

Ex. D-9

EXHIBIT E
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION
To:    JPMorgan Chase Bank, N.A.,
as Administrative Agent (the “Agent”) under the Agreement
Described Below

Re:
Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 9, 2014 (as amended, modified, renewed or extended from time to time, the “Agreement”), among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation, JPMorgan Chase Bank, N.A., individually, and as Administrative Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 14.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.18 of the Agreement.
Facility Identification Number(s)

Facility Identification Number

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To
Authorized Officer (Customer Representative)    Date
________________________________    _________________________
(Please Print)    Signature
Bank Officer Name    Date
________________________________    _________________________
(Please Print)    Signature
(Deliver Completed Form to Credit Support Staff For Immediate Processing)

Ex. E-1
A/76275839.6

EXHIBIT F
COMPLIANCE CERTIFICATE
To:    The Administrative Agent and the Lenders
who are parties to the Credit Agreement described below
This Compliance Certificate is furnished pursuant to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 9, 2014 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation (“General Partner”), JPMorgan Chase Bank, N.A., individually, and as Administrative Agent, and the Lenders named therein. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected _______________ of the General Partner of the Borrower;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

Ex. F-1
A/76275839.6

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this       day of               , 20__ .
DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

By:
Name:
Title:

Ex. F-2
A/76275839.6

[SAMPLE]
SCHEDULE I TO COMPLIANCE CERTIFICATE
Schedule of Compliance as of                  with
Provisions       ,       ,        and        of the Agreement

Ex. F-3
A/76275839.6

EXHIBIT H
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    _________________________________
2.    Assignee:    _________________________________ [and is an Affiliate/Approved
Fund of [identify Lender]1
3.    Borrower(s):    Duke Realty Limited Partnership
4.    Administrative Agent:     JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement.
5.    Credit Agreement:    The Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 among Duke Realty Limited Partnership, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.
6.    Assigned Interest:

Ex. H-1

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders under such Facility*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans2
____________3	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%

7.    Trade Date:    _____________________________________4
Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Ex. H-2

[Consented to and]5 Accepted:
[NAME OF ADMINISTRATIVE AGENT],
as Administrative Agent

By:
Name:
Title:

[Consented to:]6
[NAME OF RELEVANT PARTY]

By:
Name:
Title:

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)
4 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Ex. H-3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in

Ex. H-4

accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex. H-5

ADMINISTRATIVE QUESTIONNAIRE
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)
(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)
(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)
US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)
(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)
(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

Ex. H-6

EXHIBIT I
DESIGNATION AGREEMENT
Dated               , 20__
Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation, the Banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.
________________________________________(the “Designor”),__________________ (the “Designee”), the Administrative Agent and the Borrower agree as follows:
1.    The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Loans pursuant to Section 2.15 of the Credit Agreement. Any assignment by Designor to Designee of its rights to make a Competitive Bid Loan pursuant to such Section 2.15 shall be effective at the time of the funding for such Competitive Bid Loan and not before such time.
2.    The Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or any Loan Party of the performance or observance by the Borrower or any Loan Party or any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto. (It is acknowledged that the Designor may make representations and warranties of the type described above in other agreements to which the Designor is a party.)
3.    The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own independent credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Revolving Credit Lender.

Ex. I-1
A/76275839.6

4.    The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and made approvals, waivers, consents or amendment to or under the Credit Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee. The Borrower, the Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.
5.    Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page thereto.
6.    Neither the Administrative Agent nor the Borrower shall institute, or join any other person in instituting, against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law at any time that the Designee has any outstanding debt or other securities which are rated by Fitch, Moody’s or any other rating agency or at any time within one year and one day after the date such debt or other securities have been repaid in full.
7.    The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damage, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
8.    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Loans as pursuant to Section 2.15 of the Credit Agreement and the rights and obligations of a Revolving Credit Lender related thereto.
9.    This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the provisions thereof regarding conflicts of law.
10.    This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile

Ex. I-2
A/76275839.6

transmission shall be effective as of delivery of a manually executed counterpart of this Designation Agreement.
IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.
Effective Date1_________________, 20__
_____________________________________as Designee

By:
Name:
Title:

_____________________________________as Designee

By:
Name:
Title:

Applicable Lending Office (and address for notices):

Attention:
Re: Account No.

Accepted this ____ day of _______________, 20__
JPMORGAN CHASE BANK, N.A.,    DUKE REALTY LIMITED
as Administrative Agent    PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

By:	By:
Name:	Name:
Title:	Title:

1 This date should be no earlier than five business days after the delivery if this Designation Agreement to the Administrative Agent.

Ex. I-3
A/76275839.6

EXHIBIT J
AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
This Amendment to the Amended and Restated Revolving Credit and Term Loan Agreement (the “Amendment”) is made as of _______________, _____, by and among Duke Realty Limited Partnership (“Borrower”), Duke Realty Corporation (“Guarantor”), JPMorgan Chase Bank, N.A., individually and as “Administrative Agent”, and one or more new or existing “Lenders” shown on the signature pages hereof.
R E C I T A L S
A.    Borrower, Guarantor, Administrative Agent and certain other Lenders have entered into an Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
B.    Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $1,200,000,000 and a term loan facility in an aggregate principal amount of up to $250,000,000. The Borrower, Guarantor, the Administrative Agent and the [New][Revolving Credit][Term Loan] Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the [Aggregate Revolving Credit Commitment by $__________ (the “Revolving Credit Accordion Amount”) to $____,000,000][Aggregate Term Loan Commitment by $__________ (the “Term Loan Accordion Amount”) to $__,000,000]; and (ii) admit [name of new banks] as “[Revolving Credit][Term Loan] Lenders” under the Credit Agreement.
NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
1.    The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.
2.    From and after _______________, _____ (the “Effective Date”) (i) [name of new banks] shall be considered as “[Revolving Credit][Term Loan]Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing lenders] shall each be deemed to have increased its [Revolving Credit][Term Loan] Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a [Revolving Credit][Term Loan] Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. The Borrower shall, on or before the Effective Date, execute and deliver to each of such new or existing [Revolving Credit][Term Loan] Lenders a new or amended and restated [Revolving Credit][Term Loan] Note in the amount of such [Revolving Credit][Term Loan] Commitment [(and in the case of a new Revolving Credit Lender, a Competitive Bid Note as well)]. [On the Effective Date, so long as the conditions set forth in Section 5.2 of the Credit Agreement

Ex. J-1
A/76275839.6

are satisfied, each of the Term Loan Lenders shall make a Term Loan to the Borrower in an amount equal to its Term Loan Accordion Amount (the “New Term Loans”). From and after the Effective Date, each reference to the Term Loans in the Credit Agreement shall be deemed to include the New Term Loans.]
3.    From and after the Effective Date, the [Aggregate Revolving Credit Commitment shall equal [             ] Million Dollars ($_____,000,000)][Aggregate Term Loan Commitment shall equal [             ] Million Dollars ($_____,000,000)].
4.    For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new Lenders] shall be as specified below their respective signature(s) on the signature pages of this Amendment.
5.    The Borrower and Guarantor hereby represent and warrant that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article VI of the Agreement are true and correct in all material respects (except to the extent any such representation and warranty is itself qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) as of such date and the Borrower and Guarantor have no offsets or claims against any of the Lenders.
6.    As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect, and Guarantor reaffirms all of its obligations under the Guaranty.
7.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

Ex. J-2
A/76275839.6

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

DUKE REALTY LIMITED PARTNERSHIP
By: DUKE REALTY CORPORATION, its General Partner
By:
Name:
Title:
c/o Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Mark A. Denien
Telephone: (317) 808-6667
Facsimile: (317) 808-6794

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent By: Name: Title: 383 Madison Avenue 24th Floor New York, NY 10179 Attention: Brendan Poe Telephone: 212-622-8173 Facsimile: 212-270-2157
DUKE REALTY CORPORATION
By:
Print Name:
Title:
c/o Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Mark A. Denien
Telephone: (317) 808-6667
Facsimile: (317) 808-6794

Ex. J-3
A/76275839.6

Amount of [Revolving Credit][Term Loan] Commitment: $ ____________
[NAME OF NEW [REVOLVING     CREDIT][TERM LOAN] LENDER]

By:
Name:
Title:

[Address of New [Revolving Credit][Term Loan] Lender]

Attention:
Telephone:
Facsimile:

Ex. J-4
A/76275839.6

EXHIBIT K
FORM OF SUBSIDIARY GUARANTY
This Guaranty is made as of ________________, _____ by _________________, a ________________ (“Guarantor”), to and for the benefit of JPMorgan Chase Bank, N.A., individually (“JPMCB”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
A.    Duke Realty Limited Partnership, an Indiana limited partnership (“Borrower”), Duke Realty Corporation, an Indiana corporation (the “General Partner”), JPMorgan Chase Bank, N.A., individually, and as Administrative Agent, and the Lenders have entered into an Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as amended, modified or restated from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to provide Borrower with a revolving credit facility with an initial Aggregate Revolving Credit Commitment of $1,200,000,000, which can be increased to an amount of up to $1,600,000,000 and a term loan facility with an initial Aggregate Term Loan Commitment of $250,000,000, which can be increased to an amount of up to $350,000,000. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
B.    Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
C.    Guarantor is a Subsidiary of [Borrower] [General Partner]. Guarantor acknowledges that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Guarantor by making funds available to Guarantor through Borrower and by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members.

Ex. K
A/76275839.6

AGREEMENTS
NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agrees as follows:
1.    Guarantor absolutely, unconditionally, and irrevocably guarantees to each of the Lenders:
(a)    the full and prompt payment of the principal of and interest on the Loans when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums and amounts which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents, including without limitation, the Facility Letter of Credit Obligations;
(b)    the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
(c)    the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.” The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the Guarantor’s “Maximum Liability”). This provision with respect to the Maximum Liability of the Guarantor is intended solely to preserve the rights of the Administrative Agent on behalf of each Lender hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this provision with respect to the Maximum Liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law. In the event Guarantor shall make any payment or payments under this Guaranty each other guarantor of the Facility Indebtedness shall contribute to Guarantor an amount equal to such non‑paying guarantor’s pro rata share (based on their respective maximum liabilities hereunder and under such other guaranty) of such payment or payments made by Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders. The obligations of the Guarantor hereunder shall be those of a primary

Ex. K-2
A/76275839.6

obligor and not merely as surety, provided that the foregoing shall not cause the Guarantor to be deemed a co-maker under the Notes.
2.    In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.
3.    Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of setoff or other claim which Guarantor may have against Borrower or which Guarantor or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor their assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Guarantor further agrees that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantor to enforce this Guaranty.
4.    Guarantor further agrees that Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan

Ex. K-3
A/76275839.6

Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor’s obligations hereunder.
5.    This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned

Ex. K-4
A/76275839.6

by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
6.    This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents.
7.    If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
8.    The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.
9.    Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantor made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantor in trust for the

Ex. K-5
A/76275839.6

Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.
10.    Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and setoff rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantor or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder. It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
11.    Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.
12.    The Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”) in accordance with Section 4.5 of the Credit Agreement.
13.    Guarantor represents and warrants that: (a) this Guaranty: (i) has been authorized by all necessary action; (ii) does not conflict with or violate any agreement, constitutive document, instrument, law, regulation or order applicable to Guarantor; and (iii) does not require the consent or approval of any person or entity, including but not limited to any governmental authority, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditor’s rights generally.
14.    Guarantor hereby submits to personal jurisdiction in the State of New York for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and any appellate court from any thereof, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any such courts and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not

Ex. K-6
A/76275839.6

be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
15.    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:
To Guarantor:
c/o Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention:    Mark A. Denien
Telephone:    (317) 808-6667
Facsimile:    (317) 808-6794
With a copy to:
Ann C. Dee
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

Telephone:    (317) 808-6367
Facsimile:    (317) 808-6794
To JPMorgan Chase Bank, N.A. as Administrative Agent and as a Lender:
JPMorgan Chase Bank, N.A.
383 Madison Avenue
24th Floor
New York, NY 10179
Attention:    Brendan Poe
Telephone:    (212) 622-8173
Facsimile:    (212) 270-2157
With a copy to:
Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attention:    Stephen M. Miklus, Esq.
Telephone:    (617) 951-8364
Facsimile:    (617) 951-8736
If to any other Lender, to its address set forth in the Credit Agreement.

Ex. K-7
A/76275839.6

16.    This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.
17.    This Guaranty shall be construed and enforced under the internal laws of the State of New York.
18.    GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
IN WITNESS WHEREOF, Guarantor has delivered this Guaranty in the State of New York as of the date first written above.
____________________________, a __________

By:
Name:
Title:

Ex. K-8
A/76275839.6

EXHIBIT L-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, as Guarantor and General Partner (the “Lenders”), JPMorgan Chase Bank, N.A., individually and as the Administrative Agent (the “Agent”) and the other lenders named therein.
Pursuant to the provisions of Section 4.5(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 201__

Ex. L-1-1
A/74589019.4

EXHIBIT L-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, as Guarantor and General Partner, JPMorgan Chase Bank, N.A., individually and as the Administrative Agent, and the other lenders named therein.
Pursuant to the provisions of Section 4.5(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 201__

Ex. L-2-1
A/74589019.4

EXHIBIT L-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, as Guarantor and General Partner, JPMorgan Chase Bank, N.A., individually and as the Administrative Agent, and the other lenders named therein.
Pursuant to the provisions of Section 4.5(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 201__

Ex. L-3-1
A/74589019.4

EXHIBIT L-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, as Guarantor and General Partner, JPMorgan Chase Bank, N.A., individually and as the Administrative Agent (the “Agent”), and the other lenders named therein.
Pursuant to the provisions of Section 4.5(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:_________________________
Name:
Title:
Date: ________ __, 201__ ]

Ex. L-4-1
A/74589019.4

SCHEDULE SG
Subsidiary Guarantors

Duke Realty Corporation Subsidiary Guarantors
Subsidiary Guarantors, as Defined
1 Duke Realty Ohio
2 Duke Construction Limited Partnership
3 DRCS 936, LLC

SCHEDULE EG

ELIGIBLE GROUND LEASES

Duke Realty
Eligible Ground Leases

Name	City	State	Legal Ownership
Middle Tenn Med Ctr - MOB	Murfreesboro	TN	BD MTMC Murfreesboro Development, LLC
St. Vincent Northeast (Exit 10)	Fishers	IN	BD Northeast Medical Center Development, LLC
Seton Hays MOB	Kyle	TX	BremnerDuke-Kyle Development I, LLC
New Hampton Place	Snellville	GA	BremnerDuke Eastside Development, LLC
WakeMed Brier Creek Healthplex	Raleigh	NC	Duke Realty Brier Creek Development, LLC
REX Holly Springs MOB	Holly Springs	NC	BremnerDuke Holly Springs Development, LLC
Edward Plainfield MOB I	Plainfield	IL	BD Plainfield Development, LLC
Cedar Park	Cedar Park	TX	Duke Realty Limited Partnership
Baylor Administration Building	Dallas	TX	DRLP
Baylor Plano MOB	Plano	TX	DRLP
Morehead Medical Plaza I	Charlotte	NC	Duke Realty Morehead
Baylor Cancer Center at Dallas (JV)	Dallas	TX	BCC Cancer Center Venture, L.P.
Baylor McKinney MOB I	McKinney	TX	BremnerDuke McKinney Development, LLC
Christus St. Catherine MOB II	Katy	TX	Duke Realty Limited Partnership
Christus St. Catherine MOB I	Katy	TX	Duke Realty Limited Partnership
Christus St. Catherine MOB III	Katy	TX	Duke Realty Limited Partnership
Mountainview Medical Plaza	Las Cruces	NM	Duke Realty Las Cruces MOB LLC
East Orlando Medical Surgical Plaza	Orlando	FL	Duke Rlty East Orlando MOB LLC
Celebration Health Medical Plaza	Celebration	FL	Duke Rlty Celebration MOB, LLC
Women's and Children's MOB (Hillcrest MOB 1)	Waco	TX	Duke Realty Limited Partnership
Community MOB (Hillcrest MOB 2)	Waco	TX	Duke Realty Limited Partnership
Kissimmee Medical Plaza	Kissimmee	FL	Duke Realty Kissimmee MOB, LLC
Longview Medical Plaza	Longview	TX	Duke Realty Longview MOB, LLC
Inova Fair Oaks Hospital	Fairfax	VA	Duke Realty Fairfax MOB, LLC
Sebring Medical Pavilion	Sebring	FL	Duke Realty Sebring MOB, LLC
Seton Professional Building Ozaukee	Mequon	WI	Duke Realty Limited Partnership
Water Tower Medical Commons	Milwaukee	WI	Duke Realty Limited Partnership

Page 1 of 2

Harbin Cancer Center	Rome	GA	Duke Realty Limited Partnership
WakeMed Raleigh Medical Park	Raleigh	NC	BremnerDuke WakeMed Development, LLC
North Fulton Medical Plaza	Roswell	GA	Duke Realty North Fulton Development, LLC
Good Samaritan Clifton MOB	Cincinnati	OH	DR Clifton MOB, LLC
NSH Cherokee Towne Lake MOB	Woodstock	GA	Duke Realty Towne Lake D, LLC
Wishard Faculty Building (JV)	Indianapolis	IN	HHC-Duke Realty Development, LLC
Lake of the Hills MOB (Marble Falls MOB)	Marble Falls	TX	Duke Realty Marble Falls Development, LLC
College Station MOB	College Station	TX	Duke Realty College Station Development, LLC
Bone & Joint Institute	Temple	TX	Duke Realty Temple Development, LLC
Hillcrest Cancer Ctr @ Waco	Waco	TX	Duke Realty Waco Development, LLC
Centerre Community Rehab Hospital	Indianapolis	IN	Duke Realty CHN Development, LLC
Centerre Mercy Springfield	Springfield	MO	Duke Realty Springfield Development, LLC
Wesley Chapel MOB	Wesley Chapel	FL	Duke Realty Limited Partnership
Kenwood Medical Office	Cincinnati	OH	Duke Realty Ohio
New Century Building One	St. Louis	MO	Duke Realty Limited Partnership
Riverport Tower	Maryland Heights	MO	Duke Realty Limited Partnership
311 Elm	Cincinnati	OH	Duke Realty Limited Partnership
Centerre Baptist Rehab	Germantown	TN	Duke Realty Limited Partnership
Palisades Medical Center	North Bergen	NJ	Duke Realty North Bergen Development, LLC
St. Vincent Women's Carmel	Carmel	IN	Duke Realty Women's Center Development, LLC

Page 2 of 2

SCHEDULE L
LENDER’S COMMITMENTS

REVOLVING CREDIT FACILITY

Lender	Commitment
JPMorgan Chase Bank, N.A.	$119,000,000
Wells Fargo Bank, National Association	$119,000,000
Morgan Stanley Bank, N.A.	$99,000,000
Regions Bank	$99,000,000
The Bank of Nova Scotia	$99,000,000
U.S. Bank National Association	$80,000,000
Barclays Bank PLC	$80,000,000
Citibank, N.A.	$80,000,000
PNC Bank, National Association	$80,000,000
Royal Bank of Canada	$80,000,000
SunTrust Bank	$80,000,000
UBS AG, Stamford Branch	$80,000,000
The Northern Trust Company	$35,000,000
Branch Banking and Trust Company	$35,000,000
Associated Bank, N.A.	$35,000,000
Total:	$1,200,000,000.00

TERM LOAN FACILITY

Lender	Commitment
JPMorgan Chase Bank, N.A.	$40,000,000
Wells Fargo Bank, National Association	$40,000,000
SunTrust Bank	$40,000,000
U.S. Bank National Association	$40,000,000
PNC Bank, National Association	$35,000,000
Royal Bank of Canada	$25,000,000
The Bank of Nova Scotia	$25,000,000
The Northern Trust Company	$5,000,000
Total:	$250,000,000.00

Schedule L

SCHEDULE 1

SUBSIDIARIES AND OTHER INVESTMENTS

Duke Realty Corporation and Subsidiaries
Listing of Subsidiaries and Investment Affiliates

Entity	State of Incorporation or Organization	Name under which Subsidiary Conducts Business
Subsidiaries		
Duke Realty Limited Partnership	Indiana	Duke Realty Limited Partnership Duke Realty of Indiana Limited Partnership Duke Indiana Realty Limited Partnership
Duke Acquisition, Inc.	Georgia	Duke Acquisition, Inc.
Duke Realty Ohio	Indiana	Duke Realty Ohio
Duke Construction Limited Partnership	Indiana	Duke Construction Limited Partnership Duke Indiana Construction Limited Partnership Duke Construction Limited Partnership of Michigan Duke Indiana Construction Indiana Construction
Duke Realty Construction, Inc.	Indiana	Duke Realty Construction, Inc.
Duke Realty Services, LLC	Indiana	Duke Realty Services, LLC Duke Realty Services of Indiana Duke Realty Services of VA, LLC Duke Texas Realty Services, LLC
Duke Realty Services Limited Partnership	Indiana	Duke Realty Services Limited Partnership Duke Realty Services of Indiana Limited Partnership
Duke Business Centers Corporation	Indiana	Duke Business Centers Corporation
Kenwood Office Associates	Ohio	Kenwood Office Associates
Mark Center TMP, LLC	Delaware	Mark Center TMP, LLC
Duke Realty - Butler County Surgical, LLC	Indiana	Duke Realty - Butler County Surgical, LLC
BremnerDuke McKinney Development I, LLC	Indiana	BremnerDuke McKinney Development I, LLC
Duke Realty Towne Lake Development, LLC	Indiana	Duke Realty Towne Lake Development, LLC
Investment Affiliates		
B/D Limited Partnership	Indiana	B/D Limited Partnership
Cincinnati Development Group, Limited Liability Company	Ohio	Cincinnati Development Group, Limited Liability Company
Dugan Texas LLC	Delaware	Dugan Texas, LLC
Hillside Partnership I	South Carolina	Hillside Partnership I LP
Lamida Group, L.L.C.	Indiana	Lamida Group, L.L.C.
Northwinds Land, L.P.	Georgia	Northwinds Land, L.P.
Cincinnati Development Group/Other Ventures LLC	Ohio	Cincinnati Development Group/Other Ventures LLC
Dugan Millenia LLC	Delaware	Dugan Millenia LLC
Park Creek Venture	Indiana	Park Creek Venture
BCC Cancer Center Venture, L.P.	Delaware	BCC Cancer Center Venture, LP
AD West End, LLC	Indiana	AD West End, LLC
Browning/Duke, LLC	Delaware	Browning/Duke, LLC
Browning/Duke II, LLC	Delaware	Browning/Duke II, LLC
DRCS, LLC	Delaware	DRCS, LLC
P&L Duke 3630 Peachtree, L.P.	Georgia	P&L Duke 3630 Peachtree, L.P.
Quantico Real Estate, LLC	Delaware	Quantico Real Estate, LLC
Lafayette Real Estate, LLC	Delaware	Lafayette Real Estate, LLC
Duke/Kane LLC	Delaware	Duke/Kane LLC
200 GR LLC	Ohio	200 GR LLC
Linden Development, LLC	New Jersey	Linden Development, LLC
Duke/Hulfish, LLC	Delaware	Duke/Hulfish, LLC
HHC-Duke Realty Development, LLC	Indiana	HHC-Duke Realty Development, LLC
Cole/Duke JV Duluth GA, LLC	Delaware	Cole/Duke JV Duluth GA, LLC

Note:
Single member LLCs were excluded from the above. Additionally, the list does not include owners' associations and any entities not primarily engaged in the real estate business.

Page 1 of 1

Schedule L

Schedule 2
Indebtedness and Liens
(See Section 7.15)

Duke Realty Corporation
Encumbered In Service Property Listing

ProjectName(ID)	City	State
Wholly Owned		
In-Service		
Allianz (Maturity: 3/10/19 - 7.625%)		
Northlake III-Grnd Whse (PBNLK03A)	Northlake	IL
Park 100 Building 96 (PBONE96E)	Indianapolis	IN
Crosstown North Bus. Ctr. 1 (PBCTN01E)	Brooklyn Park	MN
Fairfield Distribution Ctr I (PBFFD01E)	Tampa	FL
Fairfield Distribution Ctr II (PBFFD02E)	Tampa	FL
Crosstown North Bus. Ctr. 4 (PBCTN04E)	Brooklyn Park	MN
Fairfield Distribution Ctr III (PBFFD03E)	Tampa	FL
Fairfield Distribution Ctr IV (PBFFD04E)	Tampa	FL
Crosstown North Bus. Ctr. 5 (PBCTN05E)	Brooklyn Park	MN
Fairfield Distribution Ctr V (PBFFD05E)	Tampa	FL
Fairfield Distribution Ctr VI (PBFFD06E)	Tampa	FL
Fairfield Distribution Ctr VII (PBFFD07E)	Tampa	FL
Fairfield Distrib. Ctr. VIII (PBFFD08E)	Tampa	FL
Crosstown North Bus. Ctr. 10 (PBCTN10E)	Brooklyn Park	MN
Park 100 Building 141 (PBON141E)	Indianapolis	IN
Crosstown North Bus. Ctr. 12 (PBCTN12E)	Brooklyn Park	MN
Butterfield 550 (PBBTF01E)	Aurora	IL
Park 100 Building 131 (PBON131E)	Indianapolis	IN
Park 100 Building 129 (PBON129E)	Indianapolis	IN
Park 100 Building 128 (PBON128E)	Indianapolis	IN
Crossroads 2 (PBCRS02E)	Romeoville	IL
Park 55 Bldg. 1 (PBPRK01A)	Romeoville	IL
Genera Corporation (PBMBC14A)	Aurora	IL
Carol Stream IV (PBCST04A)	Carol Stream	IL
Northlake I (PBNLK01A)	Northlake	IL
555 St. James Gate (PBBLK01A)	Bolingbrook	IL
515 Crossroads Parkway (PBCRS16B)	Bolingbrook	IL
880 North Enterprise Street (PBMBC09A)	Aurora	IL
Freeport X (PBFPN10A)	Coppell	TX
Apollo Industrial Ctr III (PBAPO03A)	Eagan	MN
Apollo Industrial Ctr II (PBAPO02A)	Eagan	MN
Apollo Industrial Ctr I (PBAPO01A)	Eagan	MN
625 Braselton Pkwy (PBPBR01A)	Braselton	GA
Groveport Commerce Center #437 (PBGRO02A)	Groveport	OH
Groveport Commerce Center #168 (PBGRO04A)	Groveport	OH
Groveport Commerce Center #345 (PBGRO06A)	Groveport	OH
Groveport Commerce Center #667 (PBGRO07A)	Groveport	OH
Point West VII (PBPWT07A)	Coppell	TX
Point West VI (PBPWT06A)	Coppell	TX
Total Allianz	**# of Projects -**	**39**
Allstate-440 Business Center (Maturity: 10/1/16 - 7.38%)		
Four-Forty Business Center II (PBFFC002)	Nashville	TN
Total Wholly Owned Allstate-440 Business Center	**# of Projects -**	**1**

Schedule L

Duke Realty Corporation
Encumbered In Service Property Listing

ProjectName(ID)	City	State
Deutsche-Atlantic Bus. Center 4B (Maturity: 5/1/15 - 5.33%)		
Atlantic Business Center 4B (PBABC04B)	Pompano Beach	FL
Total Wholly Owned TIAA-Atlantic Bus. Center 4B	**# of Projects -**	**1**
Deutsche-Atlantic Bus. Center 8,9 (Maturity: 7/1/15 - 5.48%)		
Atlantic Business Center 9 (PBABC009)	Pompano Beach	FL
Atlantic Business Center 8 (PBABC008)	Pompano Beach	FL
Total Wholly Owned TIAA-Atlantic Bus. Center 8,9	**# of Projects -**	**2**
CMBS-6650 Sugarloaf (Maturity: 5/11/15 - 5.46%)		
6650 Sugarloaf Parkway (PBSGL13A)	Duluth	GA
Total Wholly Owned CMBS-6650 Sugarloaf	**# of Projects -**	**1**
AXA-Crossroads 1 (Maturity: 11/10/15 - 5.07%)		
Crossroads Business Park 1 (PBCBP001)	Plantation	FL
Total Wholly Owned AXA-Crossroads 1	**# of Projects -**	**1**
Bank of America-Crossroads Business Park 2&3 (Maturity: 8/1/17 - 6.13%)		
Crossroads Business Park 2 (PBCBP002)	Plantation	FL
Crossroads Business Park 3 (PBCBP003)	Plantation	FL
Total Wholly Owned Bank of America-Crossroads 2&3	**# of Projects -**	**2**
CMBS-Empire Distributors (Maturity: 6/1/17 - 5.72%)		
1757 T.W. Alexander Drive (PBCTP002)	Durham	NC
Total Wholly Owned CMBS-Empire Distributors	**# of Projects -**	**1**
Deutsche-Gateway Center 8,9 (Maturity: 5/1/15 - 5.33%)		
Gateway Center 8 (PBDRG008)	Boynton Beach	FL
Total Wholly Owned TIAA-Gateway Center 8,9	**# of Projects -**	**1**
CMBS - Wells Fargo (Maturity: 11/11/16 - 5.91%)		
2775 Premiere Parkway (PBSGL01A)	Duluth	GA
3079 Premiere Parkway (PBSGL02A)	Duluth	GA
2855 Premiere Parkway (PBSGL07A)	Duluth	GA
Camp Creek Bldg 1400 (PBCMP01A)	Atlanta	GA
Camp Creek Bldg 1800 (PBCMP02A)	Atlanta	GA
Camp Creek Bldg 2000 (PBCMP03A)	Atlanta	GA
Camp Creek Bldg 2400 (PBCMP04A)	Atlanta	GA
Camp Creek Bldg 2600 (PBCMP05A)	Atlanta	GA
250 Declaration Drive (PBLDC03A)	McDonough	GA
6655 Sugarloaf (PBSGL08B)	Duluth	GA
3201 Centre Parkway (PBCMP06A)	East Point	GA
Weyerhaeuser BTS (PBGPC01A)	Lawrenceville	GA
3900 North Commerce (PBCMP08A)	East Point	GA
4200 North Commerce Drive (PBCMP10A)	East Point	GA
Lebanon Building 4 (PBLEB04A)	Lebanon	IN
Lebanon Building 9 (PBLEB09A)	Lebanon	IN
Plainfield Building 1 (PBPFD01A)	Plainfield	IN
Plainfield Building 2 (PBPFD02A)	Plainfield	IN
Plainfield Building 3 (PBPFD03A)	Plainfield	IN

Schedule L

Duke Realty Corporation
Encumbered In Service Property Listing

ProjectName(ID)	City	State
Lebanon Building 6 (PBLEB06E)	Lebanon	IN
Lebanon Building 13 (PBLEB13A)	Lebanon	IN
Lebanon Building 12 (PBLEB12A)	Lebanon	IN
Plainfield Building 5 (PBPFD05A)	Plainfield	IN
Lebanon Building 14 (PBLEB14A)	Lebanon	IN
Plainfield Building 8 (PBPFD08A)	Plainfield	IN
198 Gulfstream (PBSAV01A)	Savannah	GA
163 Portside Court (PBSAV09A)	Savannah	GA
Total Wholly Owned Wachovia-Duke Secured Financing	**# of Projects -**	**27**
Genworth I (Maturity: 12/31/17 - 5.61%)		
250 Grange Road (PBSAV004)	Savannah	GA
248 Grange Road (PBSAV005)	Savannah	GA
Total Wholly Owned Genworth I	**# of Projects -**	**2**
Genworth IV (Maturity: 1/31/17 - 6.75%)		
318 Grange Road (PBSAV008)	Port Wentworth	GA
Total Wholly Owned Genworth IV	**# of Projects -**	**1**
Genworth V (Maturity: 5/31/18 - 5.55%)		
151 Portside Court (PBSAV010)	Savannah	GA
Total Wholly Owned Genworth V	**# of Projects -**	**1**
Genworth VI (Maturity: 7/31/25 - 6.22%)		
175 Portside Court (PBSAV011)	Savannah	GA
Total Wholly Owned Genworth VI	**# of Projects -**	**1**
Genworth VII (Maturity: 3/31/26 - 5.75%)		
246 Jimmy Deloach Parkway (PBSAV018)	Savannah	GA
Total Wholly Owned Genworth VII	**# of Projects -**	**1**
Genworth VIII (Maturity: 3/31/26 - 5.75%)		
246 Grange Road (PBSAV013)	Port Wentworth	GA
Total Wholly Owned Genworth VIII	**# of Projects -**	**1**
Genworth IX (Maturity: 8/31/26 - 5.75%)		
100 Ocean Link Way-Godley Rd (PBSAV017)	Port Wentworth	GA
Total Wholly Owned Genworth IX	**# of Projects -**	**1**
Genworth X (Maturity: 4/30/17 - 5.72%)		
2509 Dean Forest Rd - Westport (PBWPO001)	Savannah	GA
Total Wholly Owned Genworth X	**# of Projects -**	**1**
Genworth XI (Maturity: 3/31/27 - 6.42%)		
200 Ocean Link Way (PBNPI002)	Savannah	GA
Total Wholly Owned Genworth XI	**# of Projects -**	**1**
Genworth XII (Maturity: 3/31/27 - 6.42%)		
500 Expansion Blvd (PBNPI001)	Port Wentworth	GA
Total Wholly Owned Genworth XII	**# of Projects -**	**1**

Schedule L

Duke Realty Corporation
Encumbered In Service Property Listing

ProjectName(ID)	City	State
Genworth XIV (Maturity: 8/31/17 - 5.72%)		
400 Expansion Blvd (PBNPI004)	Port Wentworth	GA
Total Wholly Owned Genworth XIV	**# of Projects -**	**1**
Genworth XIII (Maturity: 8/31/17 - 5.73%)		
605 Expansion Blvd (PBNPI007)	Port Wentworth	GA
Total Wholly Owned Genworth XIII	**# of Projects -**	**1**
Great West I (Maturity: 6/1/19 - 6.50%)		
405 Expansion Blvd (PBCRX001)	Port Wentworth	GA
Total Wholly Owned Great West I	**# of Projects -**	**1**
Great West II (Maturity: 6/1/19 - 6.50%)		
600 Expansion Blvd (PBCRX002)	Port Wentworth	GA
Total Wholly Owned Great West II	**# of Projects -**	**1**
Great West USAA (Maturity: 7/1/15 - 5.04%)		
Redlands Commerce Center (PBRCC001)	Redlands	CA
1130 Commerce Boulevard (PBCMB001)	Logan Township	NJ
400 First Avenue (PBFRT001)	Gouldsboro	PA
New Century Building One (PBKCK001)	New Century	KS
Total Wholly Owned Great West USAA	**# of Projects -**	**4**
Kenwood Office Assoc Bonds (Maturity: 9/1/25 - Variable)		
8230 Kenwood Commons (PBKEN001)	Cincinnati	OH
8280 Kenwood Commons (PBKEN002)	Cincinnati	OH
Total Wholly Owned Kenwood Office Assoc Bonds	**# of Projects -**	**2**
CMBS Legacy-Powers (Maturity: 5/1/18 - 7.35%)		
1400 Sewells Point Road (PBNOR001)	Norfolk	VA
Total Wholly Owned Legacy Bank	**# of Projects -**	**1**
Metlife II (Maturity: 1/1/15 - 8.00%)		
190 Gulfstream (PBSAV003)	Savannah	GA
Total Wholly Owned Metlife II	**# of Projects -**	**1**
Metropolitan Life (Maturity: 1/1/17 - 8.24%)		
Cornerstone Business Center (PBCOR001)	Hopkins	MN
Total Wholly Owned Metropolitan Life	**# of Projects -**	**1**
CMBS-Powers (Maturity: 3/1/2016 - 5.84%)		
Cedar Crossing (PBCCS001)	Baytown	TX
Sumner Transit (PBSTR001)	Sumner	WA
Total Wholly Owned CMBS-Powers	**# of Projects -**	**2**
GE Capital Celebration Medical (Maturity: 12/1/16 - 6.31%)		
Celebration Medical Plaza (PBCELONC)	Celebration	FL
Total Wholly Owned Celebration Medical	**# of Projects -**	**1**

Schedule L

Duke Realty Corporation
Encumbered In Service Property Listing

ProjectName(ID)	City	State
GE Capital Kissimmee Medical (Maturity: 3/29/15 - 5.09%)		
Kissimmee Medical Plaza (PBKISMOB)	Kissimmee	FL
Total Wholly Owned Kissimmee Medical	**# of Projects -**	**1**
GE Capital Longview Medical (Maturity: 1/13/16 - 5.16%)		
Longview MOB (PBLONMOB)	Longview	TX
Total Wholly Owned Longview Medical	**# of Projects -**	**1**
Western Souther Life Mountainview Medical (Maturity: 10/5/15 - 6.05%)		
Mountain View Medical Plaza (PBMVMMOB)	Las Cruces	NM
Total Wholly Owned Mountainview Medical	**# of Projects -**	**1**
TIAA-North Broward (Maturity: 7/1/15 - 5.48%)		
Copans Business Park 3 (PBCPN003)	Pompano Beach	FL
Copans Business Park 4 (PBCPN004)	Pompano Beach	FL
Total Wholly Owned TIAA-North Broward	**# of Projects -**	**2**
Deutsche-Park Central 1-7 (Maturity: 5/1/15 - 5.33%)		
Park Central Business Park 7 (PBPCI007)	Pompano Beach	FL
Park Central Business Park 2 (PBPCI002)	Pompano Beach	FL
Park Central Business Park 3 (PBPCI003)	Pompano Beach	FL
Park Central Business Park 4 (PBPCI004)	Pompano Beach	FL
Park Central Business Park 5 (PBPCI005)	Pompano Beach	FL
Park Central Business Park 6 (PBPCI006)	Pompano Beach	FL
Park Central Business Park 1 (PBPCI001)	Pompano Beach	FL
Total Wholly Owned TIAA-Park Central 1-7	**# of Projects -**	**7**
AXA-Park Central 8,9,14,15,33 (Maturity: 11/10/15 - 5.07%)		
Park Central Business Park 14 (PBPCI014)	Pompano Beach	FL
Park Central Business Park 15 (PBPCI015)	Pompano Beach	FL
Park Central Business Park 33 (PBPCI033)	Pompano Beach	FL
Park Central Business Park 8-9 (PBPCI008)	Pompano Beach	FL
Total Wholly Owned AXA-Park Central 8,9,14,15,33	**# of Projects -**	**4**
Deutsche-Park Central 10&11 (Maturity: 5/1/15 - 5.33%)		
Park Central Business Park 10 (PBPCI010)	Pompano Beach	FL
Park Central Business Park 11 (PBPCI011)	Pompano Beach	FL
Total Wholly Owned TIAA-Park Central 10&11	**# of Projects -**	**2**
Prudential-Busse Road (Maturity: 1/5/21 - 5.61%)		
1717 Busse Road, Elk Grove IL (PBBUS001)	Elk Grove Village	IL
Total Wholly Owned Prudential-Busse Road	**# of Projects -**	**1**
CMBS-San Antonio Med Center (Maturity: 4/1/15 - 5.69%)		
Christus Santa Rosa Hospital (PBSROHOS)	San Antonio	TX
Total Wholly Owned CMBS-San Antonio Med Center	**# of Projects -**	**1**
Deutsche-Sample 95 (Maturity: 5/1/15 - 5.33%)		
Sample 95 Business Park 1 (PBSAM001)	Pompano Beach	FL

Schedule L

Duke Realty Corporation
Encumbered In Service Property Listing

ProjectName(ID)	City	State
Total Wholly Owned TIAA-Sample 95	**# of Projects -**	**1**
Prudential-Sample 95 2&3 and PCB 12 (Maturity: 7/5/17 - 5.98%)		
Sample 95 Business Park 2 (PBSAM002)	Pompano Beach	FL
Park Central Business Park 12 (PBPCI012)	Pompano Beach	FL
Sample 95 Business Park 3 (PBSAM003)	Pompano Beach	FL
Total Wholly Owned Prudential-Sample 95 2&3 and PCB 12	**# of Projects -**	**3**
TRIANGLE BONDS (Maturity: 9/1/14 - Variable)		
Triangle Office Park (PBTOP001)	Cincinnati	OH
Total Wholly Owned TRIANGLE BONDS	**# of Projects -**	**1**
Unum (Maturity: 4/1/19 - 8.00%)		
One West (PBPWD10A)	Indianapolis	IN
Duke Intermodal I (PBDIN01E)	Hutchins	TX
Trapp Road Commerce Center I (PBTPR01A)	Eagan	MN
Trapp Road Commerce Center II (PBTPR02A)	Eagan	MN
Crossroads 1 (PBCRS01E)	Bolingbrook	IL
Crossroads 3 (PBCRS03E)	Bolingbrook	IL
Airpark East-800 Commerce Dr. (PBAPE01A)	Nashville	TN
Brentwood South Bus Ctr VI (PBBSC06A)	Franklin	TN
Total Unum	**# of Projects -**	**8**
AXA-Westport (Maturity: 11/10/15 - 5.07%)		
Westport Business Park 1 (PBWSP001)	Davie	FL
Westport Business Park 2 (PBWSP002)	Davie	FL
Westport Business Park 3 (PBWSP003)	Davie	FL
Total AXA-Westport	**# of Projects -**	**3**
Total Wholly Owned Encumbered	**# of Projects -**	**139**

Schedule L

DUKE REALTY
DEBT SUMMARY
6/30/14

LENDER	MATURITY	PRINCIPAL BALANCE 6/30/2014
SECURED DEBT		
Triangle Bonds	9/1/14	635,000
Metlife	1/1/15	211,725
GE Capital	3/29/15	10,465,699
CMBS - San Antonio Med Center	4/1/15	9,430,990
Deutsche Bank	5/1/15	16,018,374
Deutsche Bank	5/1/15	9,135,479
Deutsche Bank	5/1/15	6,757,751
Deutsche Bank	5/1/15	4,254,880
Deutsche Bank	5/1/15	9,385,766
CMBS - 6650 Sugarloaf	5/11/15	5,122,318
Deutsche Bank	7/1/15	7,271,571
TIAA	7/1/15	8,037,000
TIAA	7/1/15	63,400,000
Western Southern Life	10/5/15	11,527,331
AXA Equitable	11/10/15	15,906,473
AXA Equitable	11/10/15	10,690,874
AXA Equitable	11/10/15	9,042,421
GE Capital	1/13/16	14,550,000
CMBS - Sumner Baytown	3/1/16	24,354,971
Allstate	10/1/16	2,219,117
CMBS - Wells Fargo	11/11/16	318,976,000
GE Capital	12/1/16	11,712,251
Metlife	1/1/17	1,659,106
Genworth Financial	1/31/17	969,114
Genworth Financial	4/30/17	9,194,776
CMBS - Empire	6/1/17	8,429,947
Prudential	7/5/17	27,000,000
CMBS - Bank of America	8/1/17	30,155,453
Genworth Financial	8/31/17	5,165,247
Genworth Financial	8/31/17	8,769,133
CMBS	11/11/17	5,700,000
CMBS	11/11/17	6,000,000
Genworth Financial	12/31/17	2,814,824
CMBS - Legacy	5/1/18	1,402,991
Genworth Financial	5/31/18	1,716,517
Allianz	3/10/19	113,000,000
Allianz	3/10/19	114,000,000
Unum	4/1/19	39,542,621
Great West	6/1/19	1,992,367
Great West	6/1/19	5,705,416
Prudential	1/5/21	12,685,051
Genworth Financial	7/31/25	10,300,797
Kenwood Office Associates	9/1/25	3,700,000
Genworth Financial	3/31/26	2,851,876
Genworth Financial	3/31/26	4,693,033
Genworth Financial	8/31/26	8,504,995
Genworth Financial	3/31/27	5,819,486
Genworth Financial	3/31/27	3,685,675
Total Secured Debt		1,004,564,419

Schedule L

LENDER	MATURITY	PRINCIPAL BALANCE 6/30/2014
UNSECURED DEBT		
Senior Unsecured Notes	2/15/15	250,000,000
Senior Unsecured Notes	3/1/16	150,000,000
Senior Unsecured Notes	2/15/17	450,000,000
Senior Unsecured Notes	1/15/18	300,000,000
Unsecured Term Loan	5/14/18	250,000,000
Senior Unsecured Notes	8/15/19	250,000,000
Senior Unsecured Notes	3/15/20	250,000,000
Allegiance	6/5/20	15,222,853
Senior Unsecured Notes	2/15/21	250,000,000
Senior Unsecured Notes	6/15/22	300,000,000
Senior Unsecured Notes	10/15/22	300,000,000
Senior Unsecured Notes	4/15/23	250,000,000
Medium Term Notes	6/15/28	50,000,000
Total Unsecured Debt		3,065,222,853
UNSECURED LINE OF CREDIT		
Unsecured LOC (includes facility fees) $850m	12/1/15	60,000,000
Total Unsecured LOC		60,000,000
Total Duke Realty		4,129,787,272

Schedule L

DUKE REALTY
Joint Venture Debt Summary
June 30, 2014

JOINT VENTURE	MATURITY DATE		JV BALANCE 6/30/14
AD West End LLC Land - Regions	9/14	$	14,400,000
AD West End LLC Construction - Regions	9/14		85,000,000
All Points Construction - B of A	12/14		64,281,336
All Points 55MM LOC - B of A	12/14		25,125,000
Park Creek J.V. - B of A	10/15		24,000,000
Dugan Millenia - BMO	7/16		35,000,000
Cole/Duke LLC (Primerica) - JP Morgan	12/16		40,232,500
Total		**$**	**288,038,836**
<u>Duke/Hulfish J.V.</u>			
Princeton - Woodmen	9/21	$	13,569,984
Princeton Sam Houston - Principal	9/21		10,485,295
Princeton - John Hancock	10/21		54,995,788
Total Duke/Hulfish J.V.		**$**	**79,051,068**
<u>Eaton Vance J.V. Fund</u>			
<u>Quantico Real Estate LLC</u>			
Statefarm 4805 LLC - State Farm	12/15	$	6,302,658
MONY Life 4803 LLC - Mony Life	3/16		11,821,804
Liberty III - Mony Life	6/16		27,618,489
Quantico Buildings LLC - Capmark	3/17		131,250,000
Liberty I - Capmark	11/23		6,667,374
Liberty II - Prudential	8/34		22,465,646
Total Quantico		**$**	**206,125,970**
<u>Lafayette Real Estate LLC</u>			
Lafayette Buildings LLC - Midland	3/17	$	203,250,000
Mark Center 1801/1901 - NWML	12/19		15,039,525
Mark Center 2001 - Guardian Life	1/20		33,701,345
Total Lafayette		**$**	**251,990,869**

Schedule L

SCHEDULE 3

UNENCUMBERED ASSETS
(See Section 6.20)

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
Wholly Owned			
In-Service			
Unencumbered			
Marketplace at Anson	Zionsville	IN	Duke Construction Limited Partnership
120 Declaration Drive	McDonough	GA	Duke Realty Limited Partnership
Braselton II	Braselton	GA	Duke Realty Limited Partnership
Camp Creek Building 1200	Atlanta	GA	Duke Realty Limited Partnership
3909 North Commerce	East Point	GA	Duke Realty Limited Partnership
Camp Creek Building 1000	Atlanta	GA	Duke Realty Limited Partnership
3000 Centre Parkway	East Point	GA	Duke Realty Limited Partnership
1350 Braselton Parkway	Braselton	GA	Duke Realty Limited Partnership
1500 Centre Parkway	East Point	GA	Duke Realty Limited Partnership
90 Horizon Drive	Suwanee	GA	Dugan Financing, LLC
225 Horizon Drive	Suwanee	GA	Dugan Financing, LLC
250 Horizon Drive	Suwanee	GA	Dugan Financing, LLC
70 Crestridge Drive	Suwanee	GA	Dugan Financing, LLC
2780 Horizon Ridge	Suwanee	GA	Dugan Financing, LLC
2800 Vista Ridge Drive	Suwanee	GA	Dugan Financing, LLC
25 Crestridge Drive	Suwanee	GA	Dugan Financing, LLC
2450 Meadowbrook Parkway	Duluth	GA	Dugan Financing, LLC
1000 Northbrook Parkway	Suwanee	GA	Dugan Financing, LLC
2625 Pinemeadow Court	Duluth	GA	Dugan Financing, LLC
2660 Pinemeadow Court	Duluth	GA	Dugan Financing, LLC
2450 Satellite Boulevard	Duluth	GA	Dugan Financing, LLC
1100 Centre Parkway	East Point	GA	Duke Realty Limited Partnership
Genera Corp. BTS	Suwanee	GA	Dugan Realty, LLC
4800 N. Commerce Dr. (Site Q)	East Point	GA	Duke Realty Limited Partnership
5901 Holabird Ave	Baltimore	MD	Duke Realty Limited Partnership
5003 Holabird Ave	Baltimore	MD	Duke Realty Limited Partnership
Parksouth Distribution Ctr. B	Orlando	FL	Duke Realty Limited Partnership
Parksouth Distribution Ctr. F	Orlando	FL	Duke Realty Limited Partnership
Parksouth Distribution Ctr. D	Orlando	FL	Duke Realty Limited Partnership
Parksouth Distribution Ctr. A	Orlando	FL	Duke Realty Limited Partnership
Parksouth Distribution Ctr. E	Orlando	FL	Duke Realty Limited Partnership
Parksouth Distribution Ctr. H	Orlando	FL	Duke Realty Limited Partnership
Parksouth Distribution Ctr. C	Orlando	FL	Duke Realty Limited Partnership
Southcenter I-Brede/Allied BTS	Orlando	FL	Duke Realty Limited Partnership
Park 27 Distribution Center I	Davenport	FL	Duke Realty Limited Partnership
Parksouth-Benjamin Moore BTS	Orlando	FL	Duke Realty Limited Partnership
Eagle Creek Business Ctr. II	Tampa	FL	Duke Realty Limited Partnership
Eagle Creek Business Ctr. III	Tampa	FL	Duke Realty Limited Partnership
Crossroads VII	Orlando	FL	Duke Realty Limited Partnership
Crossroads VIII	Orlando	FL	Duke Realty Limited Partnership
Eagle Creek Business Ctr. I	Tampa	FL	Duke Realty Limited Partnership
Park 27 Distribution Center II	Davenport	FL	Duke Realty Limited Partnership
525 North Enterprise Street	Aurora	IL	Duke Realty Limited Partnership
615 North Enterprise Street	Aurora	IL	Duke Realty Limited Partnership
3737 East Exchange	Aurora	IL	Duke Realty Limited Partnership
Meridian Office Service Center	Aurora	IL	Duke Realty Limited Partnership

Page 1 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
1835 Jefferson	Naperville	IL	Duke Realty Limited Partnership
Dawes Transportation	Bolingbrook	IL	Duke Realty Limited Partnership
O'Hare Distribution Ctr	Franklin Park	IL	Duke Realty Limited Partnership
Carol Stream III	Carol Stream	IL	Dugan Realty, LLC
Carol Stream I	Carol Stream	IL	Dugan Realty, LLC
Crossroads 5	Romeoville	IL	Dugan Realty, LLC
Melrose Business Center	Melrose Park	IL	Duke Realty Limited Partnership
175 Ambassador Drive	Naperville	IL	Duke Realty Limited Partnership
Southpark Building 4	Hebron	KY	Duke Realty Limited Partnership
CR Services	Hebron	KY	Duke Realty Limited Partnership
Union Centre Industrial Park 2	Fairfield	OH	Duke Realty Limited Partnership
Mosteller Distribution Ctr. II	Sharonville	OH	Duke Realty Limited Partnership
World Park at Union Centre 11	West Chester	OH	Duke Realty Limited Partnership
World Park at Union Centre 10	West Chester	OH	Duke Realty Limited Partnership
1250 Carolina Drive	West Chicago	IL	Duke Realty Limited Partnership
1283 Sherborn Street	Corona	CA	Duke Realty Limited Partnership
1800 Averill Road	Geneva	IL	Duke Realty Limited Partnership
200 Champion Way	Northlake	IL	Duke Realty Limited Partnership
370 Crossroads Parkway	Bolingbrook	IL	Duke Realty Limited Partnership
4160 Madison Street	Hillside	IL	Duke Realty Limited Partnership
605 Crossroads Parkway	Bolingbrook	IL	Duke Realty Limited Partnership
751 Expressway	Itasca	IL	Duke Realty Limited Partnership
Christus St. Catherine Plaza 3	Katy	TX	Duke Realty Limited Partnership
Christus St. Catherine Plaza 2	Katy	TX	Duke Realty Limited Partnership
Christus St. Catherine Plaza 1	Katy	TX	Duke Realty Limited Partnership
AllPoints Anson Building 14	Whitestown	IN	Duke Realty Limited Partnership
St. Vincent Max Simon MOB	Indianapolis	IN	Duke Realty Limited Partnership
I-35 Business Center 1	Roseville	MN	Duke Realty Limited Partnership
I-35 Business Center 2	Roseville	MN	Duke Realty Limited Partnership
MN Valley West	Shakopee	MN	Duke Realty Limited Partnership
WakeMed Brier Creek Healthplex	Raleigh	NC	Duke Realty Limited Partnership
Lakeside Ranch Bldg 20	Flower Mound	TX	Duke Realty Limited Partnership
Cedar Park MOB I	Cedar Park	TX	Duke Realty Limited Partnership
Pioneer 161 Building	Grand Prairie	TX	Duke Realty Limited Partnership
REX Holly Springs MOB	Holly Springs	NC	Duke Realty Limited Partnership
189-199 Easy Street	Carol Stream	IL	Duke Realty Limited Partnership
720 Center Avenue	Carol Stream	IL	Duke Realty Limited Partnership
Hebron Building 1	Hebron	KY	Duke Realty Limited Partnership
Hebron Building 2	Hebron	KY	Duke Realty Limited Partnership
Skyport Building 1	Hebron	KY	Dugan Financing, LLC
Skyport Building 2	Hebron	KY	Dugan Financing, LLC
Skyport Building 3	Hebron	KY	Dugan Financing, LLC
Southpark Building 1	Hebron	KY	Dugan Financing, LLC
Southpark Building 3	Hebron	KY	Dugan Financing, LLC
World Park Building 8	Cincinnati	OH	Dugan Financing, LLC
World Park Building 11	Cincinnati	OH	Dugan Financing, LLC
World Park Building 14	Cincinnati	OH	Dugan Financing, LLC
World Park Building 15	Cincinnati	OH	Dugan Financing, LLC
World Park Building 16	Cincinnati	OH	Dugan Financing, LLC
World Park Building 18	Cincinnati	OH	Dugan Financing, LLC
World Park Building 28	Cincinnati	OH	Dugan Financing, LLC
World Park Building 31	Cincinnati	OH	Dugan Financing, LLC
World Park at Union Centre 2	West Chester	OH	Dugan Financing, LLC
World Park at Union Centre 3	West Chester	OH	Dugan Financing, LLC
World Park at Union Centre 5	West Chester	OH	Dugan Financing, LLC
World Park at Union Centre 6	West Chester	OH	Dugan Financing, LLC

Page 2 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
World Park at Union Centre 8	West Chester	OH	Dugan Financing, LLC
Skyport Building 5	Hebron	KY	Dugan Realty, LLC
World Park at Union Centre 9	West Chester	OH	Dugan Realty, LLC
World Park at Union Centre 7	West Chester	OH	Dugan Realty, LLC
Governor's Pointe 4770	Deerfield Township	OH	Duke Realty Limited Partnership
Governor's Pointe 4705	Deerfield Township	OH	Duke Realty Limited Partnership
Governor's Pointe 4605	Deerfield Township	OH	Duke Realty Limited Partnership
8790 Governor's Hill	Cincinnati	OH	Duke Realty Limited Partnership
8600/8650 Governor's Hill Dr.	Cincinnati	OH	Duke Realty Limited Partnership
311 Elm	Cincinnati	OH	Duke Realty Limited Partnership
Lake Forest Place	Blue Ash	OH	Duke Realty Limited Partnership
Westlake Center	Blue Ash	OH	Duke Realty Limited Partnership
Remington Park Building A & B	Cincinnati	OH	Duke Realty Limited Partnership
Governor's Pointe 4660	Deerfield Township	OH	Duke Realty Limited Partnership
Blue Ash Office Center VI	Cincinnati	OH	Duke Realty Limited Partnership
Governor's Pointe 4680	Deerfield Township	OH	Duke Realty Limited Partnership
Pfeiffer Woods	Cincinnati	OH	Duke Realty Limited Partnership
Deerfield Crossing A	Deerfield Township	OH	Duke Realty Limited Partnership
Kenwood Medical Office Bldg.	Cincinnati	OH	Duke Realty Limited Partnership
Deerfield Crossing B	Deerfield Township	OH	Duke Realty Limited Partnership
Northmark Building 1	Blue Ash	OH	Duke Realty Limited Partnership
Rock Run Center	Seven Hills	OH	Duke Realty Limited Partnership
Rock Run North	Seven Hills	OH	Duke Realty Limited Partnership
Freedom Square I	Independence	OH	Duke Realty Limited Partnership
Freedom Square II	Independence	OH	Duke Realty Limited Partnership
Freedom Square III	Independence	OH	Duke Realty Limited Partnership
Oak Tree Place	Independence	OH	Duke Realty Limited Partnership
6600 Port Road	Groveport	OH	Duke Realty Limited Partnership
Restoration Hardware BTS	West Jefferson	OH	Duke Realty Limited Partnership
SouthPointe Building A	Grove City	OH	Dugan Realty, LLC
SouthPointe Building B	Grove City	OH	Dugan Realty, LLC
SouthPointe Building C	Grove City	OH	Dugan Realty, LLC
Grand Lakes II	Grand Prairie	TX	Duke Realty Limited Partnership
Grand Lakes I	Grand Prairie	TX	Duke Realty Limited Partnership
St. Vincent Fishers Hosp MOB	Fishers	IN	Duke Realty Limited Partnership
Edward Plainfield MOB I	Plainfield	IL	Duke Realty Limited Partnership
Western Ridge	Cincinnati	OH	Good Samaritan Western Ridge
Baylor Plano MOB	Plano	TX	Duke Realty Limited Partnership
Baylor Administration Building	Dallas	TX	Duke Realty Limited Partnership
Seton Hays MOB I	Kyle	TX	Duke Realty Limited Partnership
Middle Tenn Med Ctr - MOB	Murfreesboro	TN	Duke Realty Limited Partnership
Stafford Distribution Center	Stafford	TX	Duke Realty Limited Partnership
Point North One	Houston	TX	Duke Realty Limited Partnership
Westland I	Houston	TX	Duke Realty Limited Partnership
Barbours Cut I	Morgans Point	TX	Duke Realty Limited Partnership
Barbours Cut II	Morgans Point	TX	Duke Realty Limited Partnership
Bayport Logistics Center	Sea Brook	TX	Duke Realty Limited Partnership
Park 100 Building 122	Indianapolis	IN	Duke Realty Limited Partnership
Park 100 Building 98	Indianapolis	IN	Duke Realty Limited Partnership
Park 100 Building 100	Indianapolis	IN	Duke Realty Limited Partnership
Park 100 Building 127	Indianapolis	IN	Duke Realty Limited Partnership
Park Fletcher Building 33	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Park Fletcher Building 34	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Park Fletcher Building 36	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Park Fletcher Building 35	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Park Fletcher Building 37	Indianapolis	IN	Dugan-SSP Realty, L.L.C.

Page 3 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
Park Fletcher Building 39	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Exit 5 Building 1	Fishers	IN	Duke Realty Limited Partnership
Park Fletcher Building 38	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Park Fletcher Building 40	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Exit 5 Building 2	Fishers	IN	Duke Realty Limited Partnership
Park Fletcher Building 42	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Park Fletcher Building 41	Indianapolis	IN	Dugan-SSP Realty, L.L.C.
Georgetown Rd. Bldg 1	Indianapolis	IN	Dugan Financing, LLC
Georgetown Rd. Bldg 2	Indianapolis	IN	Dugan Financing, LLC
Georgetown Rd. Bldg 3	Indianapolis	IN	Dugan Financing, LLC
North Airport Park Bldg 2	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 39	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 63	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 64	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 83	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 84	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 87	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 97	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 116	Indianapolis	IN	Duke Realty Limited Partnership
Park 100 Building 118	Indianapolis	IN	Duke Realty Limited Partnership
Hamilton Crossing I	Carmel	IN	Duke Realty Limited Partnership
River Road Building II	Indianapolis	IN	Duke Realty Limited Partnership
One Parkwood Crossing	Indianapolis	IN	Duke Realty Limited Partnership
Three Parkwood Crossing	Indianapolis	IN	Duke Realty Limited Partnership
Hamilton Crossing II	Carmel	IN	Duke Realty Limited Partnership
River Road Building I	Indianapolis	IN	Duke Realty Limited Partnership
Woodland Corporate Park I	Indianapolis	IN	Duke Realty Limited Partnership
Four Parkwood Crossing	Indianapolis	IN	Duke Realty Limited Partnership
Hamilton Crossing IV	Carmel	IN	Duke Realty Limited Partnership
Woodland Corporate Park II	Indianapolis	IN	Duke Realty Limited Partnership
Five Parkwood Crossing	Indianapolis	IN	Duke Realty Limited Partnership
Woodland Corporate Park III	Indianapolis	IN	Duke Realty Limited Partnership
Six Parkwood Crossing	Indianapolis	IN	Duke Realty Limited Partnership
Hamilton Crossing III	Carmel	IN	Duke Realty Limited Partnership
Park 100 Building 124	Indianapolis	IN	Duke Realty Limited Partnership
Woodland Corporate Park V	Indianapolis	IN	Duke Realty Limited Partnership
Eight Parkwood Crossing	Indianapolis	IN	Duke Realty Limited Partnership
Hamilton Crossing VI	Carmel	IN	Duke Realty Limited Partnership
Park 100 Building 102	Indianapolis	IN	Duke Realty Limited Partnership
Nine Parkwood Crossing	Indianapolis	IN	Duke Realty Limited Partnership
Park 100 Building 110	Indianapolis	IN	Dugan Financing, LLC
Park 100 Building 111	Indianapolis	IN	Dugan Financing, LLC
Woodland Corporate Park VI	Indianapolis	IN	Duke Realty Limited Partnership
7300 Northland Drive	Brooklyn Park	MN	Duke Realty Limited Partnership
Silver Bell Commons	Eagan	MN	Duke Realty Limited Partnership
Gateway North 1	Otsego	MN	Duke Realty Limited Partnership
Brentwood South Bus Ctr V	Franklin	TN	Duke Realty Limited Partnership
Brentwood South Bus Ctr IV	Franklin	TN	Duke Realty Limited Partnership
Brentwood South Bus Ctr III	Brentwood	TN	Duke Realty Limited Partnership
Brentwood South Bus Ctr I	Brentwood	TN	Duke Realty Limited Partnership
Aspen Grove Flex Center II	Franklin	TN	Duke Realty Limited Partnership
Aspen Grove Flex Center I	Franklin	TN	Duke Realty Limited Partnership
Aspen Grove Business Ctr V	Franklin	TN	Duke Realty Limited Partnership
Aspen Grove Business Ctr III	Franklin	TN	Duke Realty Limited Partnership
Aspen Grove Business Ctr II	Franklin	TN	Duke Realty Limited Partnership
Brentwood South Bus Ctr II	Brentwood	TN	Duke Realty Limited Partnership

Page 4 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
Aspen Grove Business Ctr I	Franklin	TN	Duke Realty Limited Partnership
Four-Forty Business Center IV	Nashville	TN	Duke Realty Limited Partnership
Nashville Business Center I	Nashville	TN	Duke Realty Limited Partnership
Four-Forty Business Center V	Nashville	TN	Duke Realty Limited Partnership
Four-Forty Business Center III	Nashville	TN	Duke Realty Limited Partnership
Four-Forty Business Center I	Nashville	TN	Duke Realty Limited Partnership
Aspen Grove Flex Center III	Franklin	TN	Duke Realty Limited Partnership
Aspen Grove Flex Center IV	Franklin	TN	Duke Realty Limited Partnership
Aspen Grove Business Center IV	Franklin	TN	Duke Realty Limited Partnership
Nashville Business Center II	Nashville	TN	Duke Realty Limited Partnership
Pk 840 Logistics Cnt. Bldg 653	Lebanon	TN	Duke Realty Limited Partnership
Aspen Corporate Center 300	Franklin	TN	Duke Realty Limited Partnership
Creekside Crossing I	Brentwood	TN	Duke Realty Limited Partnership
Riverview Office Building	Nashville	TN	Duke Realty Limited Partnership
Aspen Grove Office Center I	Franklin	TN	Duke Realty Limited Partnership
Creekside Crossing II	Brentwood	TN	Duke Realty Limited Partnership
Aspen Corporate Center 100	Franklin	TN	Duke Realty Limited Partnership
Aspen Corporate Center 200	Franklin	TN	Duke Realty Limited Partnership
Aspen Grove Office Center II	Franklin	TN	Duke Realty Limited Partnership
Creekside Crossing III	Brentwood	TN	Duke Realty Limited Partnership
Aspen Corporate Center 400	Franklin	TN	Duke Realty Limited Partnership
Creekside Crossing IV	Brentwood	TN	Duke Realty Limited Partnership
103 Industrial Drive	Suffolk	VA	Duke Realty Limited Partnership
101 Industrial Drive, Bldg. A	Suffolk	VA	Duke Realty Limited Partnership
Goodyear One	Goodyear	AZ	Duke Realty Limited Partnership
200 Innovation	Morrisville	NC	Duke Realty Limited Partnership
2600 Perimeter Park Dr	Morrisville	NC	Duke Realty Limited Partnership
101 Innovation	Morrisville	NC	Duke Realty Limited Partnership
100 Innovation	Morrisville	NC	Duke Realty Limited Partnership
507 Airport Blvd	Morrisville	NC	Duke Realty Limited Partnership
501 Innovation	Morrisville	NC	Duke Realty Limited Partnership
Walnut Creek Business Park I	Raleigh	NC	Duke Realty Limited Partnership
2700 Perimeter Park	Morrisville	NC	Duke Realty Limited Partnership
Walnut Creek Business Park II	Raleigh	NC	Duke Realty Limited Partnership
Walnut Creek Business Park III	Raleigh	NC	Duke Realty Limited Partnership
1000 Innovation	Morrisville	NC	Duke Realty Limited Partnership
1200 Innovation	Morrisville	NC	Duke Realty Limited Partnership
400 Innovation	Morrisville	NC	Duke Realty Limited Partnership
Walnut Creek Business Park IV	Raleigh	NC	Duke Realty Limited Partnership
Walnut Creek Business Park V	Raleigh	NC	Duke Realty Limited Partnership
2250 Perimeter Park	Morrisville	NC	Duke Realty Limited Partnership
2000 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
1800 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
1700 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
1600 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
1500 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
2400 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
1100 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
100 Regency Forest Drive	Cary	NC	Duke Realty Limited Partnership
200 Regency Forest Drive	Cary	NC	Duke Realty Limited Partnership
5151 McCrimmon Pkwy	Morrisville	NC	Duke Realty Limited Partnership
5200 East Paramount Parkway	Morrisville	NC	Duke Construction Limited Partnership
Crabtree Overlook	Raleigh	NC	Duke Realty Limited Partnership
5200 West Paramount	Morrisville	NC	Duke Construction Limited Partnership
2450 Perimeter Park Drive	Morrisville	NC	Duke Realty Limited Partnership
Lenovo BTS II	Morrisville	NC	Duke Realty Limited Partnership

Page 5 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
Perimeter One	Morrisville	NC	Duke Realty Limited Partnership
5221 Paramount Parkway	Morrisville	NC	Duke Realty Limited Partnership
3800 Paramount Parkway	Morrisville	NC	Duke Realty Limited Partnership
The Market at Perimeter Park	Morrisville	NC	Duke Realty Limited Partnership
Lenovo BTS I	Morrisville	NC	Duke Realty Limited Partnership
602 Expansion Blvd	Port Wentworth	GA	Duke Realty Limited Partnership
Park of Commerce 1	West Palm Beach	FL	Duke Realty Limited Partnership
Park of Commerce 3	West Palm Beach	FL	Duke Realty Limited Partnership
Pompano Commerce Ctr I	Pompano Beach	FL	Duke Realty Limited Partnership
Pompano Commerce Ctr III	Pompano Beach	FL	Duke Realty Limited Partnership
Sample 95 Business Park 4	Pompano Beach	FL	Duke Realty Limited Partnership
Sawgrass - Building B	Sunrise	FL	Duke Realty Limited Partnership
Sawgrass - Building A	Sunrise	FL	Duke Realty Limited Partnership
Sawgrass Pointe I	Sunrise	FL	Duke Realty Limited Partnership
Sawgrass Pointe II	Sunrise	FL	Duke Realty Limited Partnership
Royal Palm I	Plantation	FL	Duke Realty Limited Partnership
Royal Palm II	Plantation	FL	Duke Realty Limited Partnership
14000 Riverport Drive	Maryland Heights	MO	Duke Realty Limited Partnership
Riverport Distribution	Maryland Heights	MO	Duke Realty Limited Partnership
Westport Center I	St. Louis	MO	Duke Realty Limited Partnership
Westport Center II	St. Louis	MO	Duke Realty Limited Partnership
Westport Center III	St. Louis	MO	Duke Realty Limited Partnership
Riverport 1	Maryland Heights	MO	Duke Realty Limited Partnership
Westport Center V	St. Louis	MO	Duke Realty Limited Partnership
Riverport 2	Maryland Heights	MO	Duke Realty Limited Partnership
Corporate Center, Earth City	Earth City	MO	Duke Realty Limited Partnership
Riverport III	Maryland Heights	MO	Duke Realty Limited Partnership
Lakeside Crossing Building III	St. Louis	MO	Duke Realty Limited Partnership
Lakeside Crossing Building One	St. Louis	MO	Duke Realty Limited Partnership
Lakeside Crossing Building II	St. Louis	MO	Duke Realty Limited Partnership
Riverport IV	Maryland Heights	MO	Duke Realty Limited Partnership
Corporate Trail Distribution	Earth City	MO	Duke Realty Limited Partnership
Lindbergh Distribution Center	Hazelwood	MO	Duke Realty Limited Partnership
DukePort V	Bridgeton	MO	Dugan Financing, LLC
DukePort VI	Bridgeton	MO	Dugan Financing, LLC
DukePort VII	Bridgeton	MO	Dugan Financing, LLC
DukePort IX	Bridgeton	MO	Dugan Realty, LLC
DukePort I	Bridgeton	MO	Dugan Realty, LLC
DukePort II	Bridgeton	MO	Dugan Realty, LLC
Rider Trail	Earth City	MO	Duke Realty Limited Partnership
3300 Pointe 70	Earth City	MO	Duke Realty Limited Partnership
Westview Place	St. Louis	MO	Duke Realty Limited Partnership
Westmark	St. Louis	MO	Duke Realty Limited Partnership
Riverport Tower	Maryland Heights	MO	Duke Realty Limited Partnership
540 Maryville Centre	St. Louis	MO	Duke Realty Limited Partnership
550 Maryville Centre	St. Louis	MO	Duke Realty Limited Partnership
635-645 Maryville Centre	St. Louis	MO	Duke Realty Limited Partnership
655 Maryville Centre	St. Louis	MO	Duke Realty Limited Partnership
520 Maryville Centre	St. Louis	MO	Duke Realty Limited Partnership
13900 Riverport Drive	Maryland Heights	MO	Duke Realty Limited Partnership
101 South Hanley	Clayton	MO	Duke Realty Limited Partnership
Woodsmill Commons II (400)	St. Louis	MO	Duke Realty Limited Partnership
Woodsmill Commons I (424)	St. Louis	MO	Duke Realty Limited Partnership
Western Ridge MOB II	Cincinnati	OH	Duke Realty Limited Partnership
250 Kehoe Blvd, Carol Stream	Carol Stream	IL	Duke Realty Limited Partnership
Riverpark Bldg 700	Fort Worth	TX	Duke Realty Limited Partnership

Page 6 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
600 Greenfield North	Garner	NC	Duke Realty Limited Partnership
700 Greenfield North	Garner	NC	Duke Realty Limited Partnership
800 Greenfield North	Garner	NC	Duke Realty Limited Partnership
900 Greenfield North	Garner	NC	Duke Realty Limited Partnership
15 Commerce Parkway	West Jefferson	OH	Duke Realty Limited Partnership
Seven Parkwood Crossing	Indianapolis	IN	Duke/Hawk, LLC
1805 T.W. Alexander Drive	Durham	NC	Duke Realty Limited Partnership
Riverside Business Center	Phoenix	AZ	Duke Realty Limited Partnership
New Hampton Place	Snellville	GA	Duke Realty Limited Partnership
150 Portside Court	Savannah	GA	Duke Savannah LLC
235 Jimmy Deloach Parkway	Savannah	GA	Duke Savannah LLC
239 Jimmy Deloach Parkway	Savannah	GA	Duke Savannah LLC
Westland II	Houston	TX	Duke Realty Limited Partnership
Century Distribution Center	Lynwood	CA	Duke Realty Limited Partnership
530 Maryville Centre	St. Louis	MO	Duke Realty Limited Partnership
World Park Building 30	Cincinnati	OH	Dugan Realty, LLC
World Park Building 29	Cincinnati	OH	Dugan Realty, LLC
World Park Building 17	Cincinnati	OH	Dugan Realty, LLC
Lebanon Building 2	Lebanon	IN	Dugan Realty, LLC
Lebanon Building 1(Amer Air)	Lebanon	IN	Dugan Realty, LLC
Park 100 Building 48	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 49	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 50	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 53	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 54	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 57	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 58	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 59	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 60	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 62	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 67	Indianapolis	IN	Dugan Realty, LLC
Park 100 Building 68	Indianapolis	IN	Dugan Realty, LLC
3000 Perimeter Park Dr (Met 1)	Morrisville	NC	Duke Realty Limited Partnership
2900 Perimeter Park Dr (Met 2)	Morrisville	NC	Duke Realty Limited Partnership
2800 Perimeter Park Dr (Met 3)	Morrisville	NC	Duke Realty Limited Partnership
Burr Ridge Medical Center	Burr Ridge	IL	Duke Realty Limited Partnership
Creekside XIV	Lockbourne	OH	Duke Realty Limited Partnership
Creekside XXII	Lockbourne	OH	Duke Realty Limited Partnership
Enterprise Industrial Center	Mendota Heights	MN	Duke Realty Limited Partnership
Hampshire Dist Center North	Bloomington	MN	Duke Realty Limited Partnership
Hampshire Dist Center South	Bloomington	MN	Duke Realty Limited Partnership
North Fulton Medical Plaza	Roswell	GA	Duke Realty Limited Partnership
VA Outpatient	Sunrise	FL	Duke Realty Limited Partnership
Water Tower Medical Commons	Milwaukee	WI	Duke Realty Limited Partnership
Seton Professional Building	Mequon	WI	Duke Realty Limited Partnership
Hillcrest MOB 2	Waco	TX	Duke Realty Limited Partnership
Hillcrest MOB 1	Waco	TX	Duke Realty Limited Partnership
Fair Oaks MOB	Fairfax	VA	Duke Realty Limited Partnership
Sebring Medical Complex	Sebring	FL	Duke Realty Limited Partnership
600 Spreckels Ave	Manteca	CA	Duke Realty Limited Partnership
801 Seaco Court	Deer Park	TX	Duke Realty Limited Partnership
560 Merrimac Ave.	Middletown	DE	Duke Realty Limited Partnership
335 Crossroads Parkway	Bolingbrook	IL	Duke Realty Limited Partnership
Harbin Specialty Center	Rome	GA	Duke Realty Limited Partnership
Harbin Clinic Summerville Dial	Summerville	GA	Duke Realty Limited Partnership
Harbin Clinic Rome Dialysis	Rome	GA	Duke Realty Limited Partnership

Page 7 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
Harbin Clinic Heart Center	Rome	GA	Duke Realty Limited Partnership
Harbin Clinic Cedartown MOB	Cedartown	GA	Duke Realty Limited Partnership
Harbin Clinic 1825 MarthaBerry	Rome	GA	Duke Realty Limited Partnership
Harbin Cancer Center	Rome	GA	Duke Realty Limited Partnership
Copans Business Park 1	Pompano Beach	FL	Duke Copans Bus Park 1-2, LLC
Copans Business Park 2	Pompano Beach	FL	Duke Copans Bus Park 1-2, LLC
Medicine Lake Indus. Center	Plymouth	MN	Duke Realty Limited Partnership
940 N. Enterprise	Aurora	IL	Duke Realty Limited Partnership
Kraemer Building 1	Anaheim	CA	Duke Realty Limited Partnership
Yusen BTS	Elk Grove Village	IL	Duke Realty Limited Partnership
Marble Falls Medical Center	Marble Falls	TX	Duke Realty Limited Partnership
Interport Bldg I	Pasadena	TX	Duke Realty Limited Partnership
Lakeview Commerce Building I	Edwardsville	IL	Duke Realty Limited Partnership
TriHealth Cardiology Anderson	Cincinnati	OH	Duke Realty Limited Partnership
Centerre/Community Rehab Hosp	Indianapolis	IN	Duke Realty Limited Partnership
4100 North Commerce Drive	East Point	GA	Duke Realty Limited Partnership
Sam Houston Crossing Two	Houston	TX	Duke Realty Limited Partnership
WakeMed Raleigh Medical Park	Raleigh	NC	Duke Realty Limited Partnership
Trojan Way	La Mirada	CA	Duke Realty Limited Partnership
Hartman Business Center V	Austell	GA	Duke Realty Limited Partnership
625 Maryville Centre	St. Louis	MO	Duke Realty Limited Partnership
Airport Center 2	West Palm Beach	FL	Duke PAC 2, LLC
Atlantic Business Center 7A	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Gateway Center 7	Boynton Beach	FL	Duke PGC at Quantum 1-9, LLC
Gateway Center 6	Boynton Beach	FL	Duke PGC at Quantum 1-9, LLC
Gateway Center 5	Boynton Beach	FL	Duke PGC at Quantum 1-9, LLC
Gateway Center 4	Boynton Beach	FL	Duke PGC at Quantum 1-9, LLC
Gateway Center 3	Boynton Beach	FL	Duke PGC at Quantum 1-9, LLC
Gateway Center 2	Boynton Beach	FL	Duke PGC at Quantum 1-9, LLC
Airport Center 1	West Palm Beach	FL	Duke Pac 1&3, LLC
Atlantic Business Center 7B	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Atlantic Business Center 6B	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Atlantic Business Center 6A	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Atlantic Business Center 5B	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Atlantic Business Center 5A	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Atlantic Business Center 4A	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Atlantic Business Center 3	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Atlantic Business Center 2	Pompano Beach	FL	Duke Atlantic Bus Ctr 2-9, LLC
Airport Center 3	West Palm Beach	FL	Duke Pac 1&3, LLC
Gateway Center 1	Boynton Beach	FL	Duke PGC at Quantum 1-9, LLC
22714 Glenn Drive	Sterling	VA	TransDulles Land, LLC
22800 Davis Drive	Sterling	VA	TransDulles Buildings, LLC
Center Pointe I & II	Sandy Springs	GA	Duke Realty Limited Partnership
Chino I	Chino	CA	Chino Real Estate 13799, LLC
AllPoints Midwest Bldg 4	Avon	IN	Duke Realty Limited Partnership
Wesley Chapel Wellness MOB	Wesley Chapel, Pas	FL	Duke Realty Limited Partnership
NSH Cherokee Towne Lake MOB	Woodstock	GA	Duke Realty Towne Lake Development, LLC
College Station Medical Center	College Station	TX	Duke Realty Limited Partnership
Park 840 East Log. Ctr Bld 300	Lebanon	TN	Duke Realty Limited Partnership
500 Independence Avenue	Mechanicsburg	PA	Duke Realty Limited Partnership
Amazon DuPont	DuPont	WA	Duke Realty Limited Partnership
Baylor McKinney MOB I	McKinney	TX	BremnerDuke McKinney Development I, LLC
Bone & Joint Institute	Temple	TX	Duke Realty Limited Partnership
Hillcrest Cancer Center @ Waco	Waco	TX	Duke Realty Limited Partnership
9601 NW 112 Ave - Dade Paper	Miami	FL	Duke Realty Limited Partnership
801 Midpoint Rd	Minooka	IL	Duke Realty Limited Partnership

Page 8 of 9

Schedule L

Duke Realty Corporation
Summary of Unencumbered Properties

ProjectName(ID)	City	State	Legal Entity
Point North Two	Houston	TX	Duke Realty Limited Partnership
Baylor Emergency @ Keller	Keller	TX	Duke Realty Limited Partnership
3700 Cover Street	Long Beach	CA	Duke Realty Limited Partnership
Atlantic Business Center 1	Pompano Beach	FL	Duke Atlantic Bus Ctr 1, LLC
Airport Distribution Ctr III	Atlanta	GA	Duke Realty Limited Partnership
Duke Bridges VII	Frisco	TX	Duke Realty Limited Partnership
VA Primary Care Annex at Tampa	Tampa	FL	Duke Realty Limited Partnership
Baylor Emergency @ Murphy	Murphy	TX	Duke Realty Limited Partnership
Baylor Emergency @ Rockwall	Rockwall	TX	Duke Realty Limited Partnership
311 Half Acre Road	Cranbury	NJ	Duke Realty Limited Partnership
315 Half Acre Road	Cranbury	NJ	Duke Realty Limited Partnership
Good Samaritan Clifton	Cincinnati	OH	Good Samaritan Clifton
194 Gulfstream	Savannah	GA	Duke Realty Limited Partnership
Morehead Medical Plaza	Charlotte	NC	Duke Realty Morehead LLC
15002 Northridge Dr.	Chantilly	VA	Westfields Land, LLC
15004 Northridge Dr.	Chantilly	VA	Westfields Land, LLC
E Orlando Med Surgery Plaza	Orlando	FL	E Orlando Med Surgery Plaza
1860 W. Jefferson	Naperville	IL	Duke Realty Limited Partnership
Crossroads Business Park 4	Plantation	FL	Duke Crossroads Bldg 4, LLC
Bethesda Sleep Center	Hamilton	OH	Duke Realty Limited Partnership
Bethesda Imaging/ER	Hamilton	OH	Duke Realty Limited Partnership
Bethesda Condo 1	Hamilton	OH	Duke Realty Limited Partnership
3090 McBride Road	Hamilton	OH	Duke Realty Limited Partnership
Bethesda Condo 2	Hamilton	OH	Duke Realty Limited Partnership
1400 Pescadero Ave	Tracy	CA	Duke Realty Limited Partnership
Estrella Buckeye	Phoenix	AZ	Duke Sec. Fin. 2010-2ALZ, LLC
2500 North Plaza Dr	Visalia	CA	Duke Realty Limited Partnership
1000 Oates Court	Modesto	CA	1000 Oates Court
15006 Northridge Dr.	Chantilly	VA	Westfields Land, LLC
West Hills Building Center A	Kutztown	PA	Duke Realty Limited Partnership
Centerre/Mercy Rehab Hospital	Springfield	MO	Duke Realty Limited Partnership
Perimeter Two	Morrisville	NC	Duke Realty Limited Partnership
Baylor Emergency @ Burleson	Burleson	TX	Duke Realty Limited Partnership
Shoppes at Montage	Moosic	PA	Shoppes at Montage, LLC
Rickenbacker 936	Groveport	OH	Duke Construction Limited Partnership
Total Wholly Owned Unencumbered	**# of Projects -**	**473**	

Page 9 of 9

Schedule L

Schedule 3.15 - Existing Letters of Credit

Alias	Current Amount	Actual Expiry
CPCS-299307	108,063.68	18-Jan-15
CPCS-348185	2,030,000.00	28-Feb-15
CPCS-747972	23,000.00	22-Jan-15
S-282823	96,719.00	17-Dec-14
S-350781	321,454.00	30-Jun-15
S-757871	501,758.91	1-Oct-15
S-781005	40,000.00	1-Nov-15
S-835526	200,000.00	28-Jun-15
S-835629	30,573.00	28-Jun-15
S-872010	390,625.00	1-Apr-15
S-892119	22,968.00	1-May-15
S-892120	25,020.00	1-May-15
S-900244	10,596.00	20-May-15
S-900248	22,032.00	20-May-15
S-902348	600,000.00	3-Mar-15
S-907030	93,933.00	1-Jun-15
S-923744	500,306.00	1-Apr-15

Schedule L

SCHEDULE 6.19

ENVIRONMENTAL MATTERS

Duke Realty Corporation
Schedule 6.19
Environmental Matters

The following properties are being remediated pursuant to a state or federal approved clean-up, remediation or similar plan.

Wholly Owned Properties

Chesapeake Commerce Center			
2010 Broening Highway	Industrial Building	Baltimore, MD	Unencumbered
5501 Holabird Ave	Industrial Building	Baltimore, MD	Unencumbered
	Land	Baltimore, MD	Unencumbered
Chino	Land	Chino, CA	Unencumbered

Joint Venture Properties

Linden	Industrial Buildings Under Development	Linden, NJ	Unencumbered
	Land	Linden, NJ	Unencumbered

Schedule L